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As filed with the Securities and Exchange Commission on May 13, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DASCO Medical Properties Trust
(Exact Name of Registrant as Specified in Governing Instruments)

3399 PGA Boulevard
Suite 240
Palm Beach Gardens, FL 33410
(561) 691-9900
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

Malcolm S. Sina
DASCO Medical Properties Trust
3399 PGA Boulevard
Suite 240
Palm Beach Gardens, FL 33410
(561) 691-9900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
J. Warren Gorrell, Jr., Esq. Stuart A. Barr, Esq. Mark L. Landis, Esq. HOGAN & HARTSON L.L.P. Columbia Square 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600	Gilbert G. Menna, P. C. GOODWIN PROCTER LLP Exchange Place 53 State Street Boston, MA 02109-2804 (617) 570-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Shares, par value $0.01 per share	$160,000,000	$20,272

(1)
Estimated solely for the purpose of calculating the registration fee.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

Subject to Completion, dated May 13, 2004

PROSPECTUS

                           Shares

DASCO Medical Properties Trust

Common Shares

We are DASCO Medical Properties Trust. We focus on acquiring, developing, re-developing, owning, managing and leasing medical office buildings. We intend to operate so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Our common shares are subject to transfer restrictions designed to preserve our status as a real estate investment trust, see "Description of Shares—Restrictions on Ownership and Transfer."

This is our initial public offering of our common shares. No public market currently exists for our common shares. We currently expect the public offering price to be between $            and $            per share. We intend to apply to have our common shares listed on the New York Stock Exchange under the symbol "DSC."

We expect to use approximately $         million of the proceeds of this offering to prepay debt of The DASCO Companies, L.L.C. to an affiliate of the lead underwriter of this offering, Lehman Brothers Inc., and to purchase a portion of the equity interests in The DASCO Companies and in certain related property-owning entities from an affiliate of Lehman Brothers Inc.

Investing in our common shares involves risks. See "Risk Factors" beginning on page 17 of this prospectus for some risks regarding an investment in our common shares, including:

  •
  If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution;

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  In connection with the formation transactions described in this prospectus, we will not obtain appraisals of the properties or other assets in which we will own an interest following this offering and the formation transactions, and the consideration given by us in exchange for them may exceed their fair market value;

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  Our portfolio consists exclusively of medical office buildings, making us more vulnerable to changes in economic and industry conditions than if our portfolio were more diversified across industry sectors;

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  Many of our ground leases and other agreements with hospitals effectively limit our control over various aspects of the operation of the applicable building, restrict our ability to transfer the building and allow the hospital to repurchase the building in specified circumstances;

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  We depend upon our relationships with healthcare systems for development and acquisition opportunities, and any adverse change in any of those relationships or in the financial condition or business strategy of any of those healthcare systems could harm our business and growth prospects; and

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  Our business would be harmed if we lose the services of key personnel with long-standing relationships with healthcare systems.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to            common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the common shares on or about            , 2004.

LEHMAN BROTHERS

                      , 2004

        No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

Overview	55
Our Competitive Strengths	56
Business and Growth Strategy	58
Financing Strategy	59
Industry Background	59
Our Properties	62
Major Healthcare Systems	68
Ratings	68
Our Leases	74
Asset Selection Process	74
Development Projects on or Adjacent to Hospital Campuses	75
In-House Asset and Property Management	76
In-House Marketing and Leasing	76
Excluded Properties	77
Debt Outstanding After the Offering	77
Environmental Matters	78
Restrictions and Limitations in Our Ground Leases and Other Agreements With Hospitals	79
Cash Flow and Capital Proceeds Participation Arrangements With Hospitals	80
Insurance	81
Competition	81
Legal Proceedings	82
Offices	82
Employees	82
MANAGEMENT	83
Trustees and Executive Officers	83
Corporate Governance Profile	85
Committees of the Board of Trustees	85
Compensation of Trustees	86
Compensation Committee Interlocks and Insider Participation	86
Executive Compensation	86
Employment Agreements	87
Equity and Benefit Plans	87
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	88
Formation Transactions	88
Other Benefits to Related Parties	89
STRUCTURE AND FORMATION OF OUR COMPANY	90
Our Operating Entities	90
Formation Transactions	90
Consequences of this Offering and the Formation Transactions	91
Benefits to Related Parties	92
Determination of Offering Price	94
STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP	95
Management	95
Management Liability and Indemnification	95
Fiduciary Responsibilities	95
Transfers	96
Distributions	97
Allocation of Net Income and Net Loss	97
Redemption	97
Issuance of Additional Partnership Interests	98

Preemptive Rights	99
Amendment of Partnership Agreement	99
Tax Matters	100
Term	100
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES	101
Investments in Real Estate or Interests in Real Estate	101
Investments in Mortgages	102
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers	102
Dispositions	103
Financing Policies	103
Lending Policies	103
Equity Capital Policies	103
Conflict of Interest Policy	104
Reporting Policies	104
PRINCIPAL SHAREHOLDERS	105
DESCRIPTION OF SHARES	106
General	106
Voting Rights of Common Shares	106
Dividends, Liquidation and Other Rights	106
Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares	107
Restrictions on Ownership and Transfer	107
Transfer Agent and Registrar	108
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws	108
SHARES ELIGIBLE FOR FUTURE SALE	114
Rule 144	114
Rule 701	114
Sales of Restricted Shares	114
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	115
Taxation of the Company as a REIT	116
Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies	125
Taxation of Holders of Our Common Shares	127
Taxation of U.S. Shareholders	127
Taxation of Non-U.S. Shareholders	129
Taxation of Tax-Exempt Shareholders	131
Backup Withholding Tax and Information Reporting	132
Sunset of Tax Provisions	133
State and Local Taxes	133
Tax Shelter Reporting	133
Proposed Legislation	134
UNDERWRITING	135
Commissions and Expenses	135
Over-Allotment Option	135
Lock-Up Agreements	136
Indemnification	136
Listing	136
Offering Price Determination	136
Stabilization, Short Positions and Penalty Bids	136
Discretionary Sales	137

Directed Share Program	137
Electronic Distribution	137
Notice to Canadian Residents	138
Stamp Taxes	140
Relationships	140
LEGAL MATTERS	141
EXPERTS	141
WHERE YOU CAN FIND MORE INFORMATION	142
INDEX TO FINANCIAL STATEMENTS	F-1

        Until            , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

v

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in "Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business and Properties" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. As such, readers are cautioned not to place undue reliance on any of these forward-looking statements. The factors that could cause actual results to differ significantly from expected results include, among others:

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  National, regional and local economic conditions;

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  The ability of tenants to pay rent;

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  The highly competitive environment in which we operate;

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  Financing risks;

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  Availability of suitable acquisition, development and/or re-development opportunities on favorable terms;

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  Acquisition, development, re-development and joint venture risks;

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  Potential environmental and other liabilities;

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  Changes in the reimbursement available to our tenants by government or private payors;

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  Other factors affecting the real estate and healthcare industries generally; and

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  Legislative/regulatory changes.

        For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see "Risk Factors" beginning on page 17. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

SUMMARY

        This is only a summary and does not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus, including "Risk Factors" and the financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common shares. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional             common shares, that the common shares to be sold in this offering are sold at $            per share, which is the midpoint of the range indicated on the front cover of this prospectus, and that the initial value of an operating partnership unit is equal to the public offering price of the common shares as set forth on the front cover of this prospectus.

        In this prospectus, unless the context suggests otherwise, references to "DASCO" mean The DASCO Companies, L.L.C., together with its predecessors and its predecessors' affiliates. References to the "DASCO group" mean DASCO, together with its principals and the property-owning entities in which DASCO or its principals currently own direct or indirect interests. References to "our company," "we," "us" and "our" mean DASCO Medical Properties Trust, DASCO Medical Properties L.P. and their subsidiaries, including their predecessor companies. References to the "Sponsors" mean an affiliate of the lead underwriter of this offering, Lehman Brothers Inc. and certain affiliates of James Heistand, as well as Malcolm Sina, James Galgano, Wayne Yetman and certain other members of our senior management team, each of whom owns interests in the property-owning entities and/or DASCO. References to the "completed buildings" mean those medical office buildings in which we will own an interest and developed by DASCO for which a certificate of occupancy for the shell of the building has been obtained and either more than one year has passed since it was obtained or a master lease is in place for 100% of the rentable square feet of the project. References to "sponsoring hospitals" mean the hospitals on whose campuses, or adjacent to whose campuses, many of our medical office buildings are located, and the hospitals that have entered into master leases with us.

Overview

        We are a fully integrated, self-administered and self-managed real estate company focused primarily on the development, acquisition, re-development, ownership, management and leasing of medical office buildings throughout the United States. Upon the completion of this offering and the formation transactions described below, we will own interests in 28 medical office buildings in nine states that contain a total of approximately 1.4 million rentable square feet. Twenty-four of these medical office buildings, which represent the completed buildings and the acquired buildings, were 92.7% leased as of December 31, 2003. The remaining four medical office buildings, which are recently developed or currently under construction, were 73.0% leased as of December 31, 2003. The DASCO group has entered into agreements to develop five additional medical office buildings in which we will own an interest, and to acquire one additional medical office building. We expect these six additional medical office buildings, which will be located in six states, to contain a total of approximately 325,000 rentable square feet, although we cannot assure you that any of these transactions will be completed.

        Our strategy is to generate stable and increasing cash flow and asset value by continuing and expanding the business of the DASCO group, which has been engaged in developing, acquiring, re-developing, owning, managing and leasing medical office buildings for more than ten years. We plan to focus our investments in the medical office building sector and will selectively pursue development and acquisition opportunities where we believe we can leverage our existing infrastructure and relationships to generate attractive risk-adjusted returns. We believe that our senior management team's existing relationships with healthcare systems, hospitals, lenders, general contractors, architects, real estate brokers, advisors and consultants will continue to be an important source of attractive development and acquisition opportunities in the future.

        We are organized as a Maryland real estate investment trust and intend to elect to be taxed as a REIT for federal income tax purposes following completion of this offering. We will conduct substantially all of our business through DASCO Medical Properties L.P., our operating partnership, which we will control as general partner. This structure is commonly referred to as an UPREIT. Upon completion of this offering and the formation transactions described below, we will own an approximate    % interest in our operating partnership. The other initial limited partners in our operating partnership will be members of the DASCO group, whom we refer to as the DASCO principals, who will contribute their direct and indirect interests in the property-owning entities and their interests in DASCO to our operating partnership in the formation transactions.

Our Competitive Strengths

        We believe we distinguish ourselves from other medical real estate owners, operators and developers in a number of ways, and enjoy significant competitive strengths, because of our:

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  Medical Office Buildings Focus.    Our entire portfolio consists of medical office buildings and our focus will continue to be on developing, acquiring, re-developing, owning, managing and leasing medical office buildings throughout the United States. Twenty-three of 28 buildings in our portfolio, and all six of the additional buildings under contract to be developed or acquired, are located on or adjacent to hospital campuses. Nineteen of the 28 buildings in our portfolio, as well as four of the five other buildings in our portfolio that are not located on or adjacent to hospital campuses, contain hospital ancillary and outpatient services to attract physicians and their patients. We believe that our management team's extensive experience with this specific asset class provides us with a significant competitive advantage. In addition, we believe that our portfolio of medical office buildings will enable us to generate stable cash flows over time, primarily because our buildings generally are recently developed or refurbished, typically are occupied by tenants with long-term leases and historically have experienced a high percentage of tenants renewing their leases.

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  Existing Relationships with Major Healthcare Systems.    Our senior management team has existing relationships with a number of major not-for-profit and for-profit healthcare systems, including Catholic Health Initiatives (the fourth largest healthcare system in the U.S. based on total number of acute-care hospitals in 2002 according to a Modern Healthcare report), Community Health Systems, Inc. (the fifth largest healthcare system in the U.S. based on total number of acute-care hospitals in 2002 according to that report), Ascension Health (the sixth largest healthcare system in the U.S. based on total number of acute-care hospitals in 2002 according to that report) and Health Management Associates, Inc. (the ninth largest healthcare system in the U.S. based on total number of acute-care hospitals in 2002 according to that report). We believe that our senior management team's existing relationships with major healthcare systems and some of their associated hospitals will continue to be an important source of attractive development and acquisition opportunities in the future.

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  Creative, Flexible Approach to Meeting Clients' Needs.    Our management team uses a creative and flexible approach to meeting our clients' specific medical real estate needs, including the areas of medical office building design, financing, ownership structure, lease terms and lease incentives, as well as ongoing client influence on various aspects of the operations of the building. We believe that a creative, flexible approach is important for establishing and strengthening relationships with hospitals and healthcare systems, as each has its own unique needs and objectives.

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  Experienced Management Team.    Our senior management team has an average of approximately 11 years in the business of developing, acquiring, re-developing, owning, managing and leasing medical office buildings and other healthcare real estate properties, as well as an average of more than seven years with DASCO. Since 1994, DASCO has developed or acquired interests in 61 medical office buildings and other medical real estate properties, including 28 buildings in which we will own an interest following this offering and the formation transactions, which are described in more detail below. Those 61 buildings contained a total of approximately 3.4 million rentable square feet. Our senior management team's in-depth industry knowledge enables us to develop existing relationships with major healthcare systems that prefer to work with a fully integrated real estate company with extensive experience in developing, acquiring, re-developing, owning, managing and leasing medical office buildings.

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  Fully Integrated, Full-Service Operations.    We engage in a broad range of in-house development, acquisition, budgeting, facility design oversight, construction management, financial structuring, accounting, property management, marketing and leasing activities for medical office buildings in our portfolio. We currently have 56 employees across the country, including 14 property management personnel, nine leasing professionals and four corporate management personnel. We believe that hospitals and healthcare systems often prefer to sell medical office buildings to, or develop medical office buildings with, real estate companies that offer a broad range of fully integrated operations. This provides hospitals and healthcare systems with greater certainty about the nature and quality of services being provided to tenants, who typically consist of the hospital itself and its staff physicians. This also allows the hospital or healthcare system to work with only one real estate provider for its medical office building needs.

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  Geographic Diversification.    Our 24 completed and acquired properties are located in 15 markets in nine states. In addition to our headquarters in Palm Beach Gardens, Florida, we have six regional offices located in: Dallas, Texas; Scottsdale, Arizona; Orlando, Florida; Jackson, Mississippi; Los Angeles, California; and Chicago, Illinois. Many of our healthcare system clients have geographically diversified portfolios of hospitals. We believe that our ability to consistently provide high quality services to major healthcare systems at their hospitals throughout the country is important for building and strengthening our relationships with them and for maximizing attractive development and acquisition opportunities across the country. In addition, we believe that our geographic diversification will lessen the impact on our overall portfolio if a specific market or region experiences adverse market conditions.

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  Diverse and Stable Tenant Base.    No single tenant represents more than 7.7% of our annualized base rental revenue, based on leases in place at the completed and acquired medical office buildings as of December 31, 2003. In addition, as of December 31, 2003, the weighted average lease term for the completed and acquired buildings was approximately 10 years, with no more than 9.4% of our total base rent expiring in any single year through 2012. Moreover, we had only three tenant defaults in each of 2002 and 2003, which represented 0.6% and 0.4% of our annualized base rental revenues as of December 31, 2002 and 2003, respectively. In addition, we have experienced a high percentage of tenants renewing leases in our portfolio of medical office buildings, with average renewal rates in 2002 and 2003 of 83% (excluding tenants whose original leases had a term of two years or less, which tenants generally were pre-existing in acquired properties), although we cannot assure you that we will achieve a favorable lease renewal rate in the future. We believe that our diversity of tenants, staggered lease expiration schedule, long-term leases, low historical lease default rates and high average renewal rates will enable us to generate stable cash flows over time.

Our Business and Growth Strategy

        Our business strategy is to generate stable and increasing cash flow and asset value by developing, acquiring, re-developing, owning, managing and leasing a portfolio of well-positioned medical office buildings. Our business strategy consists of the following elements:

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  Pursuing Development Projects that We Believe Will Generate Attractive Returns.    We will target development projects that offer attractive anticipated risk-adjusted yields as compared to comparable acquisitions. We expect that these development projects will often result from our existing relationships with healthcare systems. We generally require a minimum pre-leasing threshold of 50%-60% before commencing construction to reduce our lease-up risk. In some cases, a hospital will expedite the commencement of construction of a development project by entering into a master lease agreement with us to satisfy our minimum pre-leasing threshold. Under the master lease agreement, the hospital pays rent to us on specified amounts of space in the proposed medical office building until replacement tenants can be found.

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  Pursuing Acquisitions on Attractive Terms.    We will pursue acquisitions of multi-tenant medical office buildings located on or near hospital campuses or outpatient services in expanding markets with competitive tenant lease terms. In addition, we will pursue acquisitions of high-quality medical office buildings in other attractive locations where demand for medical office space is expected to grow for the foreseeable future. Our senior management team's existing relationships with healthcare systems has been an important source of attractive acquisition opportunities in the past, and we expect this will continue in the future. We believe that our status as a publicly-traded UPREIT will enhance our ability to acquire medical office buildings through the use of units of beneficial ownership in our operating partnership, or OP units, as consideration, thereby providing sellers with liquidity and diversification while providing substantial deferral of income taxes that otherwise would be due as a result of a cash sale.

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  Building and Leveraging Our Relationships for Development and Acquisition Opportunities.    A top priority in managing our business is developing and maintaining strong relationships with healthcare systems, general contractors, architects, real estate brokers, advisors and consultants. We believe that our senior management team's existing relationships will be an important source of attractive development and acquisition opportunities in the future. Our senior management team actively networks through existing clients, general contractors, architects, real estate brokers, advisors and others for introductions to hospitals and healthcare systems with well-positioned facilities across the country.

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  Maximizing Cash Flow by Continuing to Enhance the Operating Performance of Each Property.    We manage our medical office buildings through centralized accounting and regional property management, which enables us to control and minimize operating expenses. We also aggressively lease available space, and space becoming available in the future, to our existing tenants and new tenants. In addition, the leases in place at the completed and acquired buildings and the recently-developed buildings generally provide for annual contractual rent increases.

Market Opportunity

        According to a survey conducted by the Energy Information Administration, as of 1999, there were an estimated 98,000 clinic/outpatient buildings and doctor/dentist office buildings in the U.S., comprising a total of 921 million square feet of space. In addition, Modern Healthcare's annual Construction & Design Survey indicates that an estimated $0.9 billion was spent in the U.S. on the construction of new medical office buildings that were completed in 2003 and an estimated $1.4 billion was spent in the U.S. on the construction of freestanding outpatient facilities that were completed in 2003. According to a 2003 report by Real Capital Analytics on the medical office industry, approximately $1.4 billion of medical office buildings, each with a value of $5 million or more, were sold in 2003. This represents a growth of 47% over the $0.9 billion sold in 2002, as stated in that report.

        We believe that the demand for outpatient medical services in the United States is increasing as a result of the growth and aging of the population. Similarly, we believe that the demand for outpatient medical facilities and medical office buildings is increasing as a result of the growing demand for outpatient medical services as well as pressures being faced by healthcare providers to operate more efficiently and to control overhead costs. In addition, we believe that the demand for medical office buildings is increasing in those markets that are benefiting from shifts in the geographic concentration of the U.S. population.

        Our experience indicates that the key factors to success in the medical office building industry include attractive locations on or adjacent to campuses of hospitals with strong market positions, proper positioning of the buildings relative to their tenant bases, existing relationships between the owners or developers of the buildings and the sponsoring hospitals and a diverse tenant mix throughout the portfolio.

Structure and Formation of Our Company and Benefits to Related Parties

  Our Operating Partnership

        Following the completion of this offering and the formation transactions, all of our assets will be held indirectly by, and substantially all of our operations will be conducted through, our operating partnership. We will contribute the net proceeds of this offering to our operating partnership in exchange for a number of OP units equal to the number of common shares issued in this offering. The DASCO principals will own the remaining OP units and be limited partners of our operating partnership. We will control the operating partnership as general partner and will own an approximate    % interest in our operating partnership. Beginning on or after the first anniversary of the closing of this offering, limited partners of our operating partnership may redeem their OP units in exchange for cash in an amount equal to the market value of our common shares or, at our option, a number of our common shares equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement of our operating partnership to take into account prior share dividends or any subdivisions or combinations of our common shares.

        The Sponsors who hold interests in DASCO will contribute those interests to the operating partnership. As a result of these contributions, DASCO will become a wholly owned subsidiary of our operating partnership.

  Our Service Company

        A subsidiary of our operating partnership, DASCO Services LLC, which we refer to as our taxable REIT subsidiary or TRS, will perform certain activities and hold certain assets that might jeopardize our status as a REIT if we performed the activities or held the assets directly.

  Formation Transactions

        Each property in which we will own an indirect interest at the completion of this offering and the formation transactions is currently owned by a partnership or limited liability company, which we refer to as a property-owning entity. The current direct or indirect investors in these property-owning entities include the Sponsors, hospitals, physicians and physician practice groups that are tenants in our buildings (and physicians that are principals in physician practice groups that are tenants in our buildings) and three private investors who are not affiliated with DASCO.

        As part of our formation transactions:

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  Under a contribution and sale agreement, which we refer to as the contribution agreement, an affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will contribute its direct and indirect interests in DASCO and the property-owning entities to our operating partnership in exchange for            common shares, representing approximately 8.0% of our initial outstanding common shares (with an initial aggregate value of approximately $       million), and approximately $       million in cash, representing in part its accrued and unpaid preferred return in DASCO and in some of the property-owning entities.

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  Under the contribution agreement, the DASCO principals will contribute their direct or indirect interests in DASCO and the property-owning entities to our operating partnership in exchange for             OP units (with an initial aggregate value of approximately $             million) and approximately $             million in cash.

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  We will sell            common shares in this offering and an additional            common shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for a like number of OP units.

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  Our operating partnership intends to enter into a revolving credit facility, which we refer to as our new revolving credit facility, at or shortly after the completion of this offering to be used primarily to finance future property development, acquisition and re-development activities.

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  We expect that our operating partnership will use a portion of the net proceeds of this offering to prepay approximately $101.9 million of existing debt and to pay approximately $0.2 million in related prepayment penalties.

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  The current employees of DASCO will become employees of our TRS and/or our company.

        The following diagram depicts our expected ownership structure and the expected ownership structure of our operating partnership upon completion of this offering and the formation transactions:

OUR EXPECTED OWNERSHIP STRUCTURE

(1)
   Described in more detail in "—Our Properties" below.

        Based on the issuance of            common shares in this offering, upon the completion of this offering and the formation transactions, we expect to own an approximate             % interest in our operating partnership, and the DASCO principals will own an approximate            % interest in our operating partnership. If the underwriters' over-allotment option is exercised in full, we expect to own an approximate            % interest in our operating partnership and the DASCO principals will own an approximate             % interest in our operating partnership.

  Benefits to Related Parties

        The Sponsors are parties to a contribution agreement with our operating partnership under which they will contribute their direct or indirect interests in the property-owning entities and DASCO to our operating partnership in exchange for common shares, OP units or cash. See "Structure and Formation of Our Company—Formation Transactions," beginning on page 90. The value of the OP units that we will issue in exchange for these contributed interests will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares will be determined in consultation with the underwriters.

        Under the contribution agreement:

  •
  An affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will receive         common shares, representing 8.0% of our initial outstanding common shares (with an initial aggregate value of approximately $     million), approximately $     million in cash, representing in part its accrued and unpaid preferred return in DASCO and in some of the property-owning entities, and the right to nominate one trustee to our board of trustees so long as this affiliate owns at least 5% of our outstanding common shares;

  •
  Affiliates of Mr. James Heistand will receive            OP units (with an initial value of approximately $            , representing an approximate     % beneficial interest in our company on a fully diluted basis) and $            million in cash;

  •
  Mr. Malcolm Sina and related entities will receive            OP units (with an initial value of approximately $            , representing an approximate             % beneficial interest in our company on a fully diluted basis);

  •
  Mr. James Galgano and related entities will receive            OP units (with an initial value of approximately $            , representing an approximate             % beneficial interest in our company on a fully diluted basis);

  •
  Mr. Wayne Yetman will receive            OP units (with an initial value of approximately $            , representing an approximate            % beneficial interest in our company on a fully diluted basis); and

  •
  Other members of our senior management team will receive an aggregate of            OP units (with an initial value of approximately $            , representing an approximate            % beneficial interest in our company on a fully diluted basis).

        An affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will receive $2.9 million in cash in prepayment of its revolving credit loan and term loan to DASCO. In addition, James Heistand and some of his affiliates will receive approximately $0.4 million in cash in prepayment of its term loan to DASCO.

        We expect to cause any personal guarantees previously made by the DASCO principals with respect to the properties in which we will own an interest following this offering and the formation transactions to be released concurrently with the completion of this offering. These personal guarantees relate to mortgage debt on our properties that will be repaid or remain in place following the formation transactions, as well as the revolving credit loan due to an affiliate of Lehman Brothers Inc.

These personal guarantees, which often are joint and several obligations of various of the DASCO principals, relate to a total principal amount of $37.8 million of debt at December 31, 2003. If we are unsuccessful in obtaining any such release, we will indemnify the DASCO principals with respect to any loss incurred under any of these personal guarantees.

        We intend to enter into employment agreements with our chairman of the board of trustees and some of our other executive officers, which will provide for salary, bonus and other benefits, including severance upon termination of employment under specified circumstances.

Summary Risk Factors

        You should carefully consider the matters discussed in the section "Risk Factors" beginning on page 17 prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution;

  •
  In connection with the formation transactions, we will not obtain appraisals of the properties or other assets in which we will own an interest following this offering and the formation transactions, and the consideration given by us in exchange for them may exceed their fair market value;

  •
  Our portfolio consists exclusively of medical office buildings, making us more vulnerable to changes in economic and industry conditions than if our portfolio were more diversified across industry sectors;

  •
  Many of our ground leases and other agreements with hospitals effectively limit our control over various aspects of the operation of the applicable building, restrict our ability to transfer the building and allow the hospital to repurchase the building in specified circumstances;

  •
  We depend upon our relationships with healthcare systems for development and acquisition opportunities, and any adverse change in any of those relationships or in the financial condition or business strategy of any of those healthcare systems could harm our business and growth prospects;

  •
  Our business would be harmed if we lost the services of key personnel with existing relationships with healthcare systems;

  •
  After this offering and the formation transactions, we expect to have approximately $75.0 million of debt, which may impede our operating performance and reduce our ability to incur additional debt to fund our growth;

  •
  Our organizational documents contain provisions that may discourage third parties from conducting a tender offer or pursuing other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders;

  •
  Our management has no experience operating a REIT and limited experience operating a public company;

  •
  If you invest in this offering, you will experience immediate and substantial dilution in net tangible book value per common share;

  •
  We depend on external capital, which may not be available on favorable terms or at all;

  •
  All of our ground leases provide for the building to revert to the hospital for no consideration upon the expiration or earlier termination of the ground lease;

  •
  Properties with limited operating history may not achieve forecasted results, which could hinder our ability to make distributions to our shareholders;

  •
  We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without disruption or expense;

  •
  Adverse trends in healthcare provider operations may negatively affect our lease revenues and our ability to make distributions to our shareholders; and

  •
  Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.

Our Properties

        The following table contains information about our portfolio of medical office buildings as of December 31, 2003, which consists of 24 completed and acquired properties with an aggregate of approximately 1.1 million rentable square feet and four recently developed or under construction properties with an aggregate of approximately 0.3 million rentable square feet:

Property (1)	Year Developed (D)/ Acquired (A)(2)	Year Built/ Renov.	% Owned by Our Company		Rentable Sq. Ft.	% Leased	Associated Healthcare System (3)
Completed and Acquired Properties
Texarkana Professional Building Texarkana, TX	2000 (A)	1966 / 1978	47%		77,700	100%	Christus Health Systems
Physician's East and Physician's West Lancaster, TX (Dallas MSA)	2000 (A)	1982 / 1992	70		54,900	94	American MedTrust
The Birth Place at Southwest General San Antonio, TX	2000 (A) / 2002 (D)	1994 / 2002	100		34,100	100	IASIS
McDowell Mountain Medical Scottsdale, AZ (Phoenix MSA)	2001 (A)	1999	100		85,900	88	N/A
Lake Granbury Medical Center Granbury, TX	2001 (D)	2001	100	(4)	33,800	93	Community Health Systems
630 N. Alvernon Tucson, AZ	2001 (A)	1986 / 1993	100		112,700	84	Ascension Health
The Medical Offices at Central Mississippi Medical Center Jackson, MS	2002 (D)	2002	100	(4)	44,500	100	Health Management Associates
Burns Professional Building Blue Ridge, GA	2002 (D)	2002	100	(4)	14,700	100	Community Health Associates
Baytown Plaza I and Plaza II Baytown, TX (Houston MSA)	2002 (A)	1979 / 1987	100		38,800	83	N/A
Oviedo Medical Center Oviedo, FL (Orlando MSA)	2002 (A)	1997	100		68,100	97	Orlando Regional Healthcare
South Seminole Medical Office Building II Longwood, FL (Orlando MSA)	2002 (A)	1987	100		35,300	96	Orlando Regional Healthcare
MedPlex B at Sandlake Commons Orlando, FL	2002 (A)	1988	100		32,100	100	Orlando Regional Healthcare
Orlando Professional Center II Orlando, FL	2002 (A)	1963	100		28,000	94	Orlando Regional Healthcare
South Seminole Medical Office Building III Longwood, FL (Orlando MSA)	2002 (A)	1993	100		23,100	100	Orlando Regional Healthcare

Orlando Professional Center I Orlando, FL	2002 (A)	1969	100%		17,100	100%	Orlando Regional Healthcare
Sand Lake Physicians Office Building Orlando, FL	2002 (A)	1985	100		14,000	100	Orlando Regional Healthcare
St. Joseph's Medical Plaza Tucson, AZ	2002 (A)	1986	100		87,900	73	Ascension Health
Heartland Regional Medical Office Building Marion, IL	2002 (D)	2002	70		72,200	92	Community Health Systems
Santa Rosa Medical Office Building Milton, FL (Pensacola MSA)	2003 (D)	2003	100	(4)	36,700	100	Health Management Associates
River Oaks Professional Center Jackson, MS	2003 (D)	2003	100	(4)	45,700	100	Health Management Associates
Eagle Creek Medical Plaza Lexington, KY	2003 (A)	1982 / 1987	100		42,400	96	Catholic Health Initiatives
Elgin Medical Office Building II Elgin, IL (Chicago MSA)	2003 (A)	2001	100		45,900	91	Provena Health
Elgin Medical Office Building I Elgin, IL (Chicago MSA)	2003 (A)	1997	100		44,400	98	Provena Health
Provena Mercy Professional Office Building Aurora, IL (Chicago MSA)	2003 (A)	1985	100		26,800	96	Provena Health
Recently Developed/Under Construction Properties (5)
NASA Parkway Medical Office Building Nassau Bay, TX (Houston MSA)	Jun. 2003 (D)	2003	88	%(6)	48,200	69%	Christus Health Systems
St. Joseph East Office Park Lexington, KY	Sept. 2003 (D)	2003	95	(6)	73,600	68	Catholic Health Initiatives
Parker Adventist Professional Building Parker, CO (Denver MSA)	Jan. 2004 (D)	2004	100	(6)	83,600	66	Centura Health
Brentwood Medical Center Walnut Creek, CA (San Francisco MSA)	Nov. 2004 (D)(7)	2004	100	(4)(6)	104,500	85	John Muir/Mt. Diablo Hospital System

(1)
"MSA" means Metropolitan Statistical Area (source: U.S. Census Bureau, Population Division).

(2)
The properties are set forth on this table in chronological order. For properties we acquired, this is the year in which the acquisition closed. For properties we developed, this is the year in which a certificate of occupancy for the shell of the building was received or is expected to be received.

(3)
"Associated Healthcare System" refers to the healthcare system with which the sponsoring hospital is associated.

(4)
This property is subject to cash flow and/or capital proceeds participation arrangements with the hospital and/or our physician tenants. For a discussion of these arrangements, see "Our Business and Properties—Our Properties," beginning on page 62.

(5)
These buildings are currently under construction and have not received a certificate of occupancy or have had a certificate of occupancy for less than 12 months as of December 31, 2003.

(6)
Our current ownership interest in this property may be reduced as a result of the offering and sale of ownership interests in the property-owning entity to prospective physician tenants as an inducement to enter into long-term leases at the property or otherwise. For a more detailed discussion of this aspect of our leasing program, see "Our Business and Properties—Our Leases," beginning on page 74.

(7)
We cannot assure you that this project will be completed by November 2004.

Properties Under Agreement

        DASCO has entered into agreements to develop five additional medical office buildings in which we will own an interest, and to acquire one additional medical office building, although we cannot assure you that any of these transactions will be completed. The following table contains information about these medical office buildings as of May 12, 2004.

Property Under Agreement (1)	Expected Year of Development (D)/ Acquisition (A)(2)	Year Built/ Renov.	On/Off Hospital Campus (3)	Estimated Rentable Sq. Ft.	Expected to be Subject to Ground Lease (4)	Associated Healthcare System (5)
Randall Road Carpentersville, IL (Chicago MSA)	2004 (A)	2000	Off	9,700	N	Provena Health
Lakeside Health Park (6) Omaha, NE	2005 (D)	N/A	On	97,000	Y	Alegent Health
Central Mississippi Medical Center II (7) Jackson, MS	2005 (D)	N/A	On	42,100	Y	Health Management Associates
Jefferson Regional Medical Center Pine Bluff, AR	2005 (D)	N/A	On	42,000	Y	Jefferson Regional Medical Center
St. Joseph Hospital (6) Towson, MD (Baltimore MSA)	2005 (D)	N/A	On	57,400	Y	Catholic Health Initiatives
Gateway Medical Center (6) Newburgh, IN	2006 (D)	N/A	On	76,800	Y	Deaconess Health

(1)
We cannot assure you that any of these transactions will be completed. "MSA" means Metropolitan Statistical Area (source: U.S. Census Bureau, Population Division).

(2)
The properties are set forth on this table in chronological order. For properties we acquired, this is the year the acquisition closed. For properties we developed, this is the year in which a certificate of occupancy for the shell of the building was received or is expected to be received.

(3)
"On hospital campus" includes buildings adjacent to a hospital campus.

(4)
For a description of various restrictions and limitations applicable to us that are contained in our ground leases with hospitals or healthcare systems, see "Our Business and Properties—Restrictions and Limitations in Our Ground Leases and Other Agreements with Hospitals," beginning on page 79.

(5)
"Associated Healthcare System" refers to the healthcare system with which the sponsoring hospital is associated.

(6)
In pre-leasing phase of development.

(7)
This property is 100% master leased by the sponsoring hospital for a 15-year term.

Restrictions on Ownership of Our Common Shares

        Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, which we refer to as the Internal Revenue Code, our declaration of trust generally prohibits any shareholder from actually or constructively owning more than 9.8% of our outstanding common shares. Our declaration of trust also prohibits other transfers and ownership of our shares if such transfer or ownership would otherwise jeopardize our status as a REIT under the Internal Revenue Code. Any purported acquisition of our common shares that, if effective, would result in a violation of this ownership limit or other ownership restrictions contained in our declaration of trust will be null and void and will result in automatic transfers of the affected common shares to a charitable trust and the prohibited transferee will not acquire any right or interest in the common shares transferred. Our board may, in its sole discretion, waive the ownership limits and restrictions with respect to a particular shareholder if, among other things, our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT or subject us to tax.

Our Distribution Policy

        To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including capital gains) to holders of our common shares. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. See "Distribution Policy." Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including our occupancy levels, the rental rates under our leases, the ability of our tenants to meet their rent payment obligations, our operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could have a materially adverse affect on our actual results of operations, see "Risk Factors," beginning on page 17.

Our Company History, Tax Status and Principal Office

        We were formed as a Maryland real estate investment trust on March 8, 2004 to continue and expand the business of the DASCO group, which has been engaged in developing, acquiring, re-developing, owning, managing and leasing medical office buildings throughout the United States for more than ten years. Our principal executive office is located at 3399 PGA Boulevard, Suite 240, Palm Beach Gardens, FL 33410. Our telephone number is (561) 691-9900. Our web site address is www.dascomed.com. The information on our web site does not constitute a part of this prospectus.

        We intend to elect to be taxed as a REIT under the Internal Revenue Code in connection with the completion of this offering. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases, quarterly) operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the nature and sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable our company to meet the requirements for taxation as a REIT for federal income tax purposes. In connection with our election to be taxed as a REIT, we anticipate we will have a fiscal year ending on December 31.

        As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property, and our taxable REIT subsidiaries will be subject to federal, state and local income tax.

The Offering

Common shares offered
Common shares outstanding after this offering	(1)
Common shares and operating partnership units outstanding after this offering	(1)(2)
Use of proceeds
We estimate that our net cash proceeds from this offering will be approximately $ million based on an assumed initial public offering price of $ per share. We intend to use these net proceeds primarily:
•
To purchase a portion of the interests of an affiliate of the lead underwriter of this offering, Lehman Brothers Inc., in DASCO and the property-owning entities, including the affiliate's accrued and unpaid preferred return on its investments in the properties;
	•	To prepay outstanding debt, including debt held by an affiliate of Lehman Brothers Inc. and an affiliate of James Heistand, and to pay related prepayment fees;
	•	To purchase a portion of the interests of affiliates of James Heistand in DASCO and the property-owning entities;
	•	To purchase one property that is under contract; and
	•	For general working capital purposes, including the development, acquisition and re-development of medical office buildings.
Risk Factors	See "Risk Factors" beginning on page 17 and other information included in this prospectus for a discussion of factors that you should consider before investing in our common shares.
Proposed New York Stock Exchange symbol	"DSC"

(1)
Excludes            common shares issuable upon exercise of the underwriters' over-allotment option.

(2)
Includes            OP units expected to be issued in connection with our formation transactions that may, subject to specified limitations, be exchanged for cash or, at our option, our common shares on a one-for-one basis.

SUMMARY SELECTED FINANCIAL DATA

        The following table sets forth certain financial data on a pro forma basis and on a historical combined basis for our predecessor. Pro forma operating data are presented for the year ended December 31, 2003 as if this offering and formation transactions had occurred on January 1, 2003, and pro forma balance sheet data are presented as if this offering and formation transactions had occurred on December 31, 2003. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the period indicated, nor do they purport to represent any future financial position or results of operations for any future period.

        Historical operating results, including net loss, may not be comparable to future operating results because of the historically greater leverage of our predecessor.

        The following selected historical financial data as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 were derived from our audited financial statements contained elsewhere in this prospectus which have been audited by Ernst & Young LLP.

        You should read the information below together with all of the financial statements and related notes and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus.

	Year Ended December 31,
	Pro forma 2003	2003	2002	2001
Operating Information:
Revenue:
Rental revenues	$16,249,129	$14,628,947	$8,741,830	$2,932,705
Tenant reimbursements	3,329,292	3,329,292	1,910,019	564,251
Other	180,905	160,905	428,511	1,880,437

Total revenue	19,759,326	18,119,144	11,080,360	5,377,393
Expenses:
Property operating expenses	5,349,589	4,819,643	2,828,260	820,407

Operating income	14,409,737	13,299,501	8,252,100	4,556,986
General and administrative	8,301,743	6,584,743	4,677,660	2,702,407
Depreciation and amortization	5,285,010	4,015,354	2,236,786	828,022
Interest expense	2,687,281	4,748,720	3,403,544	1,943,873
Gain on sale of real estate properties	90,915	90,915	218,887	—
Deficit distributions to minority partners	(156,216)	(156,216)	—	—
Minority interests	426,441	(70,614)	(106,323)	(157,913)

Loss from continuing operations	$(1,503,157)	(2,185,231)	(1,953,326)	(1,075,229)

Discontinued operations		1,957,159	(78,733)	(35,111)

Net loss		$(228,072)	$(2,032,059)	$(1,110,340)

Basic loss per share	$(0.22)

Diluted loss per share	$(0.22)

	As of or for the Year Ended December 31,
	Pro forma 2003	2003	2002	2001
Balance Sheet Information:
Real estate properties, net	$120,215,646	$117,515,646	$78,680,904	$36,817,817
Cash and cash equivalents(1)	51,226,221	9,802,450	6,505,335	7,630,989
Total assets	189,898,227	147,697,188	105,698,242	56,499,977
Mortgage notes payable	71,543,594	118,291,108	74,268,395	35,978,471
Total liabilities	83,085,121	141,350,268	95,032,451	52,704,348
Minority interests	25,829,797	1,496,733	1,562,209	18,593
Shareholders' equity/owners' equity	80,983,309	4,850,187	9,103,582	3,777,036
Total liabilities and shareholders' equity/owners' equity	$189,898,227	$147,697,188	$105,698,242	$56,499,977
Other Information:
Cash flow:
Provided by (used in) operating activities		$755,148	$(4,064,060)	$5,789,245
Used in investing activities		(37,233,568)	(41,986,916)	(28,857,318)
Provided by financing activities		36,758,170	49,190,666	24,999,183
Funds From Operations(2)	$2,043,567	1,089,040	(508,351)	(668,179)
Operating properties at end of year:
Number of properties	27	26	20	7
Rentable square feet	1,248,000	1,238,600	951,900	411,500
Properties under development at end of year:
Number of properties	2	2	4	3
Rentable square feet	188,100	188,100	204,200	131,400

(1)
Includes restricted cash.

(2)
Funds from Operations, which we refer to as FFO, is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, which we refer to as NAREIT. This National Policy Bulletin, which we refer to as the White Paper, defines FFO as net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Given the nature of our business as a real estate owner, developer and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions to shareholders. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. The following table presents a reconciliation of our net loss to our FFO for the periods presented:

	Year Ended December 31,
	Pro forma 2003	2003	2002	2001
Reconciliation of FFO
Net loss	$(1,503,157)	$(228,072)	$(2,032,059)	$(1,110,340)
Plus depreciation	2,749,283	2,422,763	1,286,264	411,091
Plus amortization of intangible tenant origination costs	888,356	732,568	414,469	—
Plus depreciation of unconsolidated subsidiaries	—	52,134	8,715	—
Less gains from sales of real estate properties	(90,915)	(1,958,904)	(218,887)	—
Plus depreciation included in discontinued operations	—	68,551	33,147	31,070

FFO	$2,043,567	$1,089,040	$(508,351)	$(668,179)

RISK FACTORS

        Before you invest in our securities, you should carefully consider the following risks, together with the other information included in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Property/Business

Our portfolio consists exclusively of medical office buildings, making us more vulnerable to changes in economic and industry conditions than if our portfolio were more diversified across industry sectors.

        Following this offering and the formation transactions, our portfolio will consist exclusively of medical office buildings. After this offering, we will continue to focus on developing, acquiring, re-developing, owning, managing and leasing medical office buildings. Our focus on medical office buildings subjects us to the risk of a downturn in the medical office industry, in the commercial real estate industry generally or in the healthcare industry generally. A downturn in the medical office industry or the commercial real estate industry generally could significantly and adversely affect the value of our buildings. In addition, a downturn in the healthcare industry could affect our tenants' ability to make lease payments to us or cause the failure of one or more hospitals or the medical practice of some of their staff physicians who lease space in our medical office buildings, which might result in increased vacancies in our buildings. These events, in turn, might adversely affect our ability to make distributions to our shareholders.

As leases expire, we may be unable to renew them or re-let the space without significant capital improvements or at all, which could harm our business and operating results.

        Most of our income will be derived from rent payments from our tenants which will provide us the cash to make distributions to our shareholders. We cannot predict whether existing leases in our medical office buildings will be renewed at the end of their lease terms. If these leases are not renewed, we will need to find other tenants for that space.

        In addition, failure on the part of a tenant to comply with its lease obligations, including the failure to make rent payments, generally would give us the right to terminate the lease, repossess the applicable space and enforce the payment obligations under the lease. However, we would then be required to find other tenants for that space.

        We cannot assure you that we will be able to renew leases or re-let space on terms favorable to us or at all. Failure to renew leases or re-let space on favorable terms could harm our business and operating results. In many cases, we are not permitted under our agreements with a sponsoring hospital, except in very limited circumstances, to lease space in a medical office building to tenants other than physicians who are members in good standing of the hospital's staff, who must use the space for their medical practices. Because many of our medical office buildings are located on or adjacent to hospital campuses, even if we are permitted to re-let space to other types of tenants, we cannot assure you that general office tenants or other tenants would be interested in leasing the space on terms favorable to us or at all. Further, we may be required to make significant capital expenditures to renovate or re-configure space to attract new tenants. Undertaking significant capital expenditures could harm our operating results.

Many of our ground leases and other agreements with hospitals effectively limit our control over various aspects of the operation of the applicable building, restrict our ability to transfer the building and allow the hospital to repurchase the building in specified circumstances.

        We often develop or acquire medical office buildings subject to restrictions or limitations contained in ground leases or other agreements with hospitals, and we intend to continue to do so in the future.

In many cases, we are not permitted under these agreements, except in very limited circumstances, to lease space in the medical office building to tenants other than physicians and in many cases, to tenants other than physicians who are members in good standing of that hospital's staff, for their medical practices. In many of these agreements, the types of permitted medical practices are restricted to those that do not compete with the hospital, and in some cases, further restricted to those that do not violate specified religious standards. In addition, in most cases, we cannot, except in very limited circumstances, transfer our interests in the medical office building without the consent of the hospital. Moreover, in some cases, the hospital has the right to acquire our interests in the medical office building or our existing ground leases in specified circumstances, such as if we elect to seek the hospital's consent to a transfer of our interests in the building to a third party. Further, in some cases, the hospital has a right to repurchase the medical office building on or after specified dates, or in specified circumstances, at its then current fair market value. In the case of our Brentwood property, when the hospital first has the right to repurchase the building, the purchase price is a fixed price that may be below fair market value at that time. These provisions limit our ability to control and transfer our interests in the building.

We face significant competition for the development and acquisition of medical office buildings, which may impede our ability to develop or acquire medical office buildings in the future or may increase the cost of these transactions.

        We encounter significant competition for developments and acquisitions of medical office buildings from private investors, healthcare providers (including physicians and physician practice groups), healthcare-related REITs, real estate partnerships, and numerous local, regional and national developers, owners and financial institutions. Many of our competitors may have substantially greater financial and other resources than we have, and some may have stronger relationships than we have with healthcare systems, hospitals, lenders, general contractors, architects, real estate brokers, advisors and consultants. We intend to adhere to our development and acquisition strategies and criteria. However, increased competition, including from other publicly-traded REITs, may adversely affect our ability to develop or acquire medical office buildings and may increase the price we are required to pay for acquisitions or the concessions we are required to grant to secure development opportunities, which may in turn have an adverse affect on our revenues and earnings.

Our medical office buildings, their sponsoring hospitals and our tenants may be unable to compete successfully.

        Our medical office buildings and their sponsoring hospitals often face competition from nearby hospitals and other medical facilities that provide comparable services. Some of those competing facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. Those types of support are not available to our buildings and some of their sponsoring hospitals. In addition, competing facilities may provide health services that are not available at our medical office buildings, which may make our buildings less competitive and could adversely affect our rental revenues.

        Similarly, our tenants face competition from other medical practices in nearby hospitals and other medical facilities. Our tenants' failure to compete successfully with these other practices could adversely affect their ability to make rental payments, which could adversely affect our rental revenues. Further, from time to time, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients. This could adversely affect our tenants' ability to make rental payments, which could adversely affect our rental revenues.

Under our ground leases, the building will revert to the hospital for no consideration upon expiration or earlier termination of the ground lease.

        Our ground leases with hospitals provide that we will forfeit our interests in the building to the hospital ground lessor for no consideration upon the expiration of the ground lease (which is scheduled to occur for our existing properties between 2045 and 2086, excluding any extension options we may have) or the earlier termination of the ground lease. The ground leases terminate in specified circumstances, including for our failure to pay rent under the ground lease or our failure to enforce the building use restrictions on our tenants.

Our medical office buildings are concentrated in specific markets, making us vulnerable to changes in economic or industry conditions in those markets.

        The 28 medical office buildings in our portfolio are located in 15 markets in nine states, with eight properties in Florida and six properties in Texas. As a result, local adverse events or conditions, such as a reduction in demand for medical office space in those markets or an overbuilding of medical office space in those markets, could have a significant adverse effect on the operations of our buildings, our rental revenues and ultimately on the cash available for distribution to our shareholders.

We depend upon our relationships with healthcare systems for development and acquisition opportunities, and any adverse change in any of those relationships or in the financial condition or business strategy of any of those healthcare systems could harm our business and growth prospects.

        We rely on our relationships with healthcare systems for development and acquisition opportunities. These healthcare systems may be even more important to us in the future as sources of development and acquisition opportunities. Any change in the financial condition or business strategies of any of the healthcare systems that we have a relationship with could have an adverse effect on our business and growth prospects. Further, any negative change in the relationships of our key personnel with any of these healthcare systems, or in the willingness of any of these healthcare systems to work with a public REIT generally or our company in particular, could have an adverse effect on our business and financial results.

Our business would be harmed if we lost the services of key personnel with existing relationships with healthcare systems.

        We depend on the services of our senior management team to carry out our business and growth strategies. In particular, we depend on our senior management team for their relationships with healthcare systems, general contractors, architects, real estate brokers, advisors and consultants. If we were to lose any one or more of our senior executive officers, particularly Messrs. Sina or Galgano, our Chief Executive Officer and President, respectively, it may be more difficult for us to secure attractive development and acquisition opportunities. In addition, if we grow, we will need to attract and retain additional qualified senior management. The loss of the services of any of our senior management personnel, or our inability to recruit and retain qualified senior management personnel in the future, could have an adverse effect on our business and financial results.

There are risks inherent in developing, re-developing and renovating medical office buildings, including cost overruns, unanticipated delays and lease-up risk.

        Developing new medical office buildings, or re-developing or renovating existing or newly acquired medical office buildings, is an expensive, time-consuming and uncertain process. Construction involving medical office buildings involves numerous risks, such as cost overruns and delays because of unavailable materials or labor, adverse weather conditions, environmental conditions and other factors that may be outside our control. If any of these overruns or delays should actually occur, capital expenditures on one or more of our projects may exceed our estimates and the additional costs could have an adverse effect on cash available for distribution to shareholders. In addition, if construction is delayed, our tenants may not be able to move in as scheduled. Moreover, we may be unable to secure tenants to occupy vacant space in newly developed, re-developed or renovated medical office buildings on terms favorable to us, or at all, because of factors such as a deterioration in expected market demand after commencement of construction. The occurrence of any of these events could harm our business and operating results.

Rising operating expenses could reduce our cash flow and funds available for distribution.

        Our medical office buildings incur operating expenses, including insurance, utilities, maintenance, property taxes and other taxes. For those buildings subject to a master lease, the master lessee, typically the sponsoring hospital, is responsible for payment of these costs. For those buildings subject to a triple net form of multi-tenant lease, the lessee is responsible for payment of their proportionate share of many of these costs, but we may be responsible for payment of some of these costs, such as capital repairs and replacements. For those buildings subject to an expense-stop form of multi-tenant lease, lessees are responsible for payment of their proportionate share of all operating expenses in excess of a specified limit. If operating expenses at those buildings were to rise, we would be responsible for payment of the increased amounts of many of these costs, which might negatively affect our funds available for distribution to shareholders. In addition, as the owner of the medical office buildings, we are ultimately responsible for payment of the taxes to the government, and would therefore be obligated to pay any taxes that any tenant is unable to pay. Further, if any lease expires or is terminated, we will be responsible for all of the operating expenses for that vacant space until it is re-let. If we experience significant vacant space, we may be responsible for a significant increase in our operating expenses. Any significant increase in our operating costs might negatively affect our funds available for distribution to shareholders.

Properties with limited operating history may not achieve forecasted results, which could hinder our ability to make distributions to our shareholders.

        Newly-built medical office buildings do not have the operating history that would allow our management to make forecasts of rental income based on historical performance. The decision to build medical office buildings or to acquire newly-built medical office buildings is based upon projections by management as to the expected operating results of such buildings, subjecting us to risks that such properties may not achieve anticipated operating results or may not achieve these results within anticipated time frames.

We may be unable to collect balances due from any tenants in bankruptcy, which would harm our financial condition.

        We cannot assure you that any tenant that files for bankruptcy protection will continue to pay us rent. A bankruptcy filing by, or relating to, one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant or the lease guarantor, or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we will have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available after payment of secured claims and certain other claims and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold, which may harm our financial condition.

        In addition, if any tenant files for bankruptcy and subsequently ceases business operations we will need to find other tenants for that space. We cannot assure you that we would be able to re-let the space on favorable terms or at all. If the former tenant was a hospital on whose campus the medical office building is located we might be unable to re-let the property unless another healthcare system assumed control of that hospital. We may be required to make significant unforecasted capital expenditures to renovate or re-configure the space to attract new tenants.

Upon completion of this offering and the formation transactions, we expect to have approximately $75.0 million of debt, a portion of which will be variable rate debt, which may impede our operating performance and reduce our ability to incur additional debt to fund our growth.

        Required repayments of debt and related interest can adversely affect our operating performance. Upon completion of this offering and the formation transactions, we expect to have approximately $75.0 million of outstanding debt. Approximately $22.2 million of this debt will bear interest at a variable rate. Upon completion of this offering and the formation transactions, we expect to have the ability to borrow a significant amount of additional variable rate debt under our new revolving credit facility. Management expects that we may incur significant additional debt in the future.

        Excluding the hedging impact of our four interest rate swap agreements, which are discussed in more detail in "Our Business and Properties—Debt Outstanding After the Offering" on page 77, increases in interest rates on our existing variable rate debt would increase our interest expense, which could harm our operating results and our ability to make distributions to our shareholders. For example, if market rates of interest on our variable rate debt outstanding as of December 31, 2003 increase by approximately 100 basis points, the increase in interest expense on our existing variable rate debt would decrease future earnings and cash flows by approximately $0.2 million annually.

        Since we anticipate that our internally generated cash will be adequate to repay only a portion of our debt prior to maturity, we expect that we will be required to repay debt through refinancings or securities offerings. If we are unable to refinance our debt on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on disadvantageous terms, which might result in losses to us and which might adversely affect cash available for distributions. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, our interest expense would increase, which would adversely affect our operating results.

        We also intend to incur additional debt in connection with future development or acquisitions of medical office buildings. We may, in some instances, borrow under our existing line of credit or borrow new funds to acquire properties. We may also obtain construction loans to finance development projects. In addition, we may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the medical office buildings we develop or acquire. We may also borrow funds if necessary to satisfy the requirement that we distribute to shareholders as distributions at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes or otherwise avoid paying taxes that can be eliminated through distributions to our shareholders.

        Our substantial debt may harm our business and operating results by, among other things:

  •
  requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions;

  •
  placing us at a competitive disadvantage compared to our competitors with less debt;

  •
  making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

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  limiting our ability to borrow more money for operations, capital or to finance acquisitions in the future.

We will not obtain new owner's title insurance policies in connection with the properties in which we will own an interest following this offering and the formation transactions.

        As part of the formation transactions, we will acquire our interests in our portfolio of properties from the Sponsors. Each of these properties is insured by a title insurance policy. We will not, however, obtain new owner's title insurance policies in connection with the acquisition of these properties. Although we will acquire all of these properties indirectly by acquiring ownership interests in the property-owning entities, each of which will remain in existence as our subsidiary, these title insurance policies may not continue to benefit us. In addition, many of these title insurance policies may be for amounts less than the current values of the applicable properties. If there was a title defect related to any of these properties that is no longer covered or is not adequately covered by a title insurance policy, we could lose both our capital invested in and our anticipated profits from such property.

We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without disruption or expense.

        We are currently experiencing, and expect to continue to experience, a period of rapid growth. If we continue to experience rapid growth, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate any future developments or acquisitions of additional properties without operating disruptions or unanticipated costs. Developments or acquisitions may cause disruptions in our operations and divert our management's attention away from day-to-day operations, which could impair our relationships with healthcare systems, sponsoring hospitals and our current tenants and employees. Our failure to successfully integrate any future properties into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders.

We may engage in hedging transactions, which can limit gains and increase exposure to losses.

        We have currently entered into four interest rate swap agreements in an effort to manage interest rate risk on approximately $21.2 million in floating rate notes payable. An interest rate swap is considered to be a hedging transaction designed to protect us from the effect of interest rate fluctuations on our floating rate debt and also to protect our portfolio of assets from interest rate and prepayment rate fluctuations. We intend to use hedging transactions, primarily interest rate swaps and caps, in the future for hedging purposes, not for speculation or trading purposes. Although we generally require minimum credit ratings for counterparties, this does not eliminate the risk that a counterparty may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. In addition, hedging agreements may involve costs, such as transaction fees or breakage costs, if we terminate them. Any failure by us to effectively manage our exposure to interest rate risk through hedging agreements or otherwise, and any costs associated with hedging arrangements, could adversely affect our results of operations or financial condition. For more information regarding our swap agreements, see "Our Business and Properties—Debt Outstanding After the Offering," on page 77.

The income and asset tests applicable to REITs may limit the hedging transactions that we undertake.

        Hedging assets are not qualifying assets for purposes of the REIT assets tests. Income from hedging instruments is not qualifying income for purposes of the 75% income test and is only qualifying income for purposes of the 95% income test in certain circumstances. Therefore, in order to maintain our qualification as a REIT we may choose to refrain from engaging in particular types of hedging transactions or may limit the level of our hedging activities even though such foregone hedging transactions might otherwise have been beneficial to us.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

        We maintain or, in limited cases, require our tenants to maintain comprehensive insurance on our medical office buildings. Insurance coverages on a property include liability and fire insurance and extended coverage insurance in amounts sufficient to permit the replacement of the medical office building in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of war or terrorism, that may be uninsurable or not insurable at a price we can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected property. If any of these or similar events occur, it may reduce our return from the property and the value of our investment. Further, several of our ground leases contain obligations to rebuild a damaged or destroyed medical office building regardless of the cost and the size of insurance payments we receive. Therefore, we must engage in a risk-benefit analysis on such properties in determining the level of insurance to carry and the risks to insure against, balancing the size of our insurance payments with the potential unforecasted capital expenditures we would be forced to undertake should such a medical office building suffer damage or destruction. Our failure to properly insure such properties could result in significant unforecasted capital expenditures which could harm our operating results. Similarly, over-insuring any such properties could result in increase costs and a corresponding loss in revenue on that property.

As the lessor of real estate, we are subject to risks under environmental laws, compliance with which and any violation of which could materially adversely affect us.

        Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental regulations. Various environmental laws may impose liability on a current or previous owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could have a materially adverse affect on amounts available for distribution to our shareholders and could exceed the value of all of our properties.

        In addition, the presence of hazardous or toxic substances, or the failure of our tenants to properly dispose of or remediate such substances, including medical waste generated by physicians and our other healthcare tenants, may adversely affect our tenants or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. This is of particular concern to us because the tenants of our medical office buildings, as medical practitioners, generate more hazardous or toxic substances than most other types of tenants. We have obtained Phase I environmental assessments on all of our properties to date and intend to do so with respect to any future properties we acquire. However, even if the Phase I environmental assessment reports do not reveal any material environmental contamination, it is nonetheless possible that material environmental liabilities may exist of which we are unaware.

        In 2000, we acquired our Texarkana property with the knowledge that it contained asbestos. As a condition to closing, an escrow was established to cover the cost of removing the asbestos in the event that any renovations are required to be made of the affected space. As of December 31, 2003, this escrow contained approximately $340,000. Although we believe that this escrow is adequate to cover the costs of removing the asbestos, if the removal costs exceed the amount in escrow, we may be required to pay the excess amounts. Such excess amounts could have a materially adverse affect on amounts available for distribution to our shareholders.

        Although the leases generally require our tenants to comply with laws and regulations governing their operations, including the disposal of medical waste, and to indemnify us for certain environmental liabilities, the scope of their obligations may be limited. We cannot assure you that our tenants would be able to fulfill their indemnification obligations. In addition, environmental laws are constantly evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exist today.

Costs associated with complying with the Americans with Disabilities Act may adversely affect our financial condition and operating results.

        Under the Americans with Disabilities Act of 1993, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Some of our medical office buildings and medical office buildings that we acquire in the future may not meet the current Americans with Disabilities Act standards. If and when we perform alterations on any such building, we may be required to bring that building or the portion that is altered into compliance with such standards. In the future, there may be additional changes to the Americans with Disabilities Act standards resulting in an increased number of our medical office buildings that no longer meet such standards. If we are required to make substantial modifications to our medical office buildings in the course of alterations in order to comply with the Americans with Disabilities Act or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected. Additionally, a determination that we are not in compliance with the Americans with Disabilities Act could result in the imposition of fines or an award of damages to private litigants, which could adversely affect expected distributions to our shareholders.

Risks Related to Our Organization and Structure

Our organizational documents contain anti-takeover provisions that may discourage third parties from conducting a tender offer or pursuing other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders.

        Upon completion of this offering and the formation transactions, our organizational documents will contain provisions that may have an anti-takeover effect and inhibit a change in our management.

  (1)
  There are ownership limits and restrictions on transferability in our declaration of trust.    In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year and we must satisfy other requirements that may be affected by the ownership of our shares. To assist us with satisfying these requirements, subject to some exceptions, our declaration of trust prohibits any shareholder from owning actually or constructively more than 9.8% of the value or number of our outstanding shares and otherwise prohibits the ownership and transfer of our shares in circumstances that would jeopardize our status as a REIT. Our board of trustees may exempt a person from the 9.8% ownership limit if the board determines, in its sole discretion, that exceeding the 9.8% ownership limit as to any proposed transferee would not jeopardize our qualification as a REIT. These restrictions may:

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  discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or

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  compel a shareholder who had acquired more than 9.8% of our shares to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares.

      Any acquisition of our common shares in violation of this ownership limit or other ownership restrictions contained in our declaration of trust will be null and void and will result in automatic transfers of the affected common shares to a charitable trust and the prohibited transferee will not acquire any right or interest in the common shares transferred.

  (2)
  Our declaration of trust permits our board of trustees to issue preferred shares with terms that may discourage a third party from acquiring us.    Upon completion of this offering and the formation transactions, our declaration of trust will permit our board of trustees to issue up to 20 million preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

  (3)
  Our declaration of trust and bylaws contain other possible anti-takeover provisions.    Upon completion of this offering and the formation transactions, our declaration of trust and bylaws will contain other provisions that may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market prices. These provisions include advance notice requirements for shareholder proposals, our board of trustees' power to reclassify shares and issue additional common shares or preferred shares and the absence of cumulative voting rights.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of the Maryland General Corporation Law, or MGCL, will apply to us and may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

  (1)
  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations;

  (2)
  "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two thirds of all the votes entitled to be cast on the matter, excluding all interested shares; and

  (3)
  "classified board" provisions that provide that our board of trustees may elect to create staggered terms for its members, which could have the effect of making the replacement of incumbent trustees more time consuming and difficult, thus increasing the likelihood that incumbent trustees will retain their positions.

        We will opt out of the "business combination" and "control share" provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us or classify the board at any time without shareholder approval. See "Description of Shares—Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws," beginning on page 108.

Our management has no experience operating a REIT and limited experience operating a public company.

        Our executive officers have no experience operating a REIT and limited experience operating a public company. Our board of trustees and executive officers will have overall responsibility for our management. Although certain of our officers and trustees have extensive experience in real estate development, acquisition, re-development, ownership, management and leasing, none of our executive officers or trustees have prior experience in operating a business in accordance with the complicated Internal Revenue Code requirements for maintaining qualification as a REIT and only one of our executive officers has experience in operating a public company, including under recently adopted laws, regulations and NYSE requirements regarding corporate governance and securities compliance and disclosure matters. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to shareholders.

Certain officers and trustees may have interests that conflict with the interests of shareholders.

        Certain of our officers and members of our board of trustees own a total of            OP units in our operating partnership. These individuals may have personal interests that conflict with the interests of our shareholders with respect to business decisions affecting us and our operating partnership, such as interests in the timing and pricing of property sales or refinancings in order to obtain favorable tax treatment. As a result, the effect of certain transactions on these unitholders may influence our decisions affecting these properties.

        Our chairman and some of our other executive officers will retain their direct or indirect interests in two medical office buildings that we will not acquire in the formation transactions or have an option to acquire in the future. These buildings are Mid-Coast Hospital medical office building, located on the campus of Mid-Coast Hospital in Brunswick, Maine, and Doctor's Hospital of Laredo medical office building, located on the campus of Doctor's Hospital of Laredo in Laredo, Texas. We expect that the DASCO group will dispose of these interests before the completion of this offering and the formation transactions. However, if these interests are not disposed of by that time, our chairman and some of our other executive officers will have certain management and fiduciary obligations that may conflict with their responsibilities as officers or trustees of our company and may adversely affect our operations. In addition, if these interests in the Laredo property are not disposed of by that time, our TRS will provide management and leasing services for that property under the existing management and leasing agreements.

Our chairman has outside business interests that require time and attention.

        Our chairman is an executive officer of our company, but also has significant outside business interests that require his time and attention, including his position as chairman of Capital Partners, Inc., a privately held real estate investment group.

We depend on external capital, which may or may not be available on favorable terms or at all.

        To qualify as a REIT, we will be required to distribute to our shareholders each year at least 90% of our net taxable income excluding net capital gains. To eliminate federal income tax, we will be required to distribute 100% of our net taxable income, including capital gains. Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for property developments and acquisitions, with income from operations. We therefore will have to rely on third-party sources of capital, which may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of this offering and the formation transactions, our declaration of trust and bylaws will require us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our trustees or officers impede the performance of our company, your ability to recover damages from such trustee or officer will be limited.

You have limited control as a shareholder to prevent us from making any changes to our policies that you believe could harm our business, prospects, operating results or share price.

        Our board of trustees has adopted policies with respect to certain activities, such as investments, dispositions, financing, lending, our equity capital, conflicts of interest and reporting. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. This means that our shareholders will have limited control over changes in our policies. Such changes in our policies intended to improve, expand or diversify our business may not have the anticipated effects and consequently may adversely affect our business and prospects, results of operations and share price.

We are the general partner of our operating partnership and may become liable for the debts and other obligations of this partnership beyond the amount of our investment.

        We are the general partner of our operating partnership and following the completion of this offering and the formation transactions, we will own an approximate      % interest in our operating partnership. As general partner, we are liable for the partnership's debts and other obligations. If the partnership is unable to pay its debts and other obligations, as general partner we will be liable for such debts and other obligations beyond the amount of our investment in our remaining partnership. These obligations could include unforeseen contingent liabilities.

        Further, in our capacity as general partner of our operating partnership, we have a fiduciary duty to the limited partners of our operating partnership. Conflicts may arise when interests of our shareholders and the limited partners of our operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of debt. The partnership agreement of our operating partnership contains a provision requiring the general partner to resolve, to the extent possible, in favor of our shareholders, any matters in which there is a conflict between the rights of the limited partners of the operating partnership and the rights of our shareholders. It may not always be possible, however, for a resolution to be reached which favors our shareholders.

Risks Related to this Offering

There is no prior public market for our common shares, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

        Prior to this offering, there has not been a public market for any class of our common shares. An active trading market for our common shares may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. In addition, the initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering.

        The stock markets, including the New York Stock Exchange, on which we intend to apply for listing of our common shares, have experienced significant price and volume fluctuations. As a result, the market price of our common shares is likely to be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus and others such as:

  •
  our operating performance and the performance of other similar companies;

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  actual or anticipated differences in our quarterly operating results;

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  changes in our revenues or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports about us or our industry by securities analysts;

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  additions and departures of key personnel;

  •
  strategic decisions by us or our competitors, such as developments, acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  the passage of legislation or other regulatory developments that adversely affect us or our industry;

  •
  speculation in the press or investment community;

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  actions by institutional shareholders;

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  changes in accounting principles;

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  terrorist acts or geopolitical events;

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  increases in market interest rates, which may lead investors to demand a higher annual yield from our distributions in relation to the price paid for our shares;

  •
  the attractiveness of securities of REITs in comparison to other companies taking into account, among other things, the higher tax rates imposed on dividends and distributions paid by REITs; and

  •
  general market conditions, including factors unrelated to our performance.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common shares. This type of litigation could result in substantial costs and divert our management's attention and resources.

A substantial number of our common shares will be eligible for sale in the near future, which could cause our common share price to decline significantly.

        If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market following this offering, the market price of our common shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding            common shares, including            held by an affiliate of the lead underwriter of this offering, Lehman Brothers Inc. All of the common shares sold in this offering will be freely tradeable, except for any shares held by our "affiliates," as this term is defined by Rule 144 under the Securities Act;            additional common shares will be available for sale in the public market 180 days after the date of this prospectus following the expiration of a lock-up agreement between LB DASCO LLC, and the underwriter of this offering, Lehman Brothers Inc.;            additional common shares will be available for sale in the public market one year after the date of this prospectus following the expiration of lock-up agreements between the DASCO principals, on the one hand, and the underwriter of this offering, Lehman Brothers Inc., on the other hand. Lehman Brothers Inc., as representative of the underwriters, may release the DASCO principals from their lock-up agreements at any time and without notice, which would allow for earlier sales of shares in the public market. As restrictions on resale end, the market price of our common shares could drop significantly if the holders of formerly restricted shares sell them or are perceived by the market as intending to sell them.

If you invest in this offering, you will experience immediate and substantial dilution in net tangible book value per common share.

        We expect the initial public offering price of our common shares to be higher than the net tangible book value per share of our outstanding common shares. Accordingly, if you purchase common shares in this offering, you will experience immediate dilution of approximately $            in the net tangible book value per common share. This means that investors who purchase shares will pay a price per share that exceeds the net tangible book value of our assets after subtracting our liabilities.

        Moreover, to the extent that outstanding options or warrants to purchase our common shares are exercised, or options reserved for issuance are issued and exercised, each person purchasing common shares in this offering will experience further dilution in the net tangible book value per share.

In connection with the formation transactions, we will not obtain appraisals of the properties or other assets in which we will own an interest following this offering and the formation transactions, and the consideration given by us in exchange for them may exceed their fair market value.

        We will not obtain third-party appraisals of the properties or other assets in which we will own an interest following this offering and the formation transactions, or any independent third-party valuations or fairness opinions in connection with the formation transactions. The value of the OP units that we will issue in exchange for contributed property interests and other assets will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares was determined in consultation with the underwriters. Among the factors that were considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. As a result, the consideration to be given by us in exchange for the contribution of properties and other assets in the formation transactions may exceed the fair market value of these properties and other assets.

Estimated initial cash available for distribution may not be sufficient to make distributions at expected levels.

        Our estimated initial annual distributions represent    % of our estimated initial cash available for distribution for the twelve months ending            , 2005 as calculated in "Distribution Policy." We expect    % of these distributions will represent a return of capital during the tax period ending December 31, 2004. We expect that the percentage of our distributions representing a return of capital will decrease substantially thereafter. Accordingly, we may be unable to pay our estimated initial annual distribution to shareholders out of cash available for distribution as calculated in "Distribution Policy." If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital or to borrow to provide funds for such distribution, or to reduce the amount of such distribution. In the event the underwriters' over-allotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distribution out of cash from our operations may be further adversely affected.

Risks Related to the Industry

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, changes in the interpretation of existing laws or regulations, loss of licensure, loss of accreditation or failure to obtain licensure or accreditation could result in the inability of our tenants to make lease payments to us.

        The healthcare industry is heavily regulated by federal, state and local governmental bodies. Our tenants and sponsoring hospitals are subject to laws and regulations covering, among other things, licensure, accreditation, certification for participation in government programs, and relationships with physicians and other referral sources. Changes in these laws and regulations, or changes in the interpretation of these laws or regulations, could have a significant adverse effect on our tenants' and sponsoring hospitals' permissible or impermissible activities, the costs of doing business and the amount of reimbursement furnished by both government and other third-party payors. These changes, in some cases, could apply retroactively. The enactment, timing or effect of legislative or regulatory changes cannot be predicted. If these changes negatively affect the operations of our tenants or sponsoring hospitals, the ability of our tenants to make lease payments to us and our ability to make distributions to our shareholders could be harmed.

        Many of our tenants and sponsoring hospitals may be required to obtain a license, accreditation or certificate of need to operate. Failure to obtain a license, accreditation or certificate of need, or loss of a required license or accreditation, would prevent these tenants and the sponsoring hospitals from operating in the manner they intended. These events could materially and adversely affect our tenants' ability to make rent payments to us and the success of the sponsoring hospitals, which could adversely affect our medical office buildings' level of occupancy.

Adverse trends in healthcare provider operations may negatively affect our lease revenues and our ability to make distributions to our shareholders.

        The healthcare industry is currently experiencing:

  •
  changes in the demand for, and methods of delivering, healthcare services;

  •
  changes in third party reimbursement policies;

  •
  significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas; and

  •
  increased scrutiny of billing, referral and other physician and provider practices by federal and state authorities.

        These factors may adversely affect the economic performance of some or all of our tenants or sponsoring hospitals and, in turn, our lease revenues and our ability to make distributions to our shareholders.

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.

        Sources of revenue for our tenants and their associated hospitals may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations. Efforts by these payors to reduce healthcare costs likely will continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants and sponsoring hospitals. Pressure on the federal government and on state governments to reduce reimbursement rates is likely to grow stronger in the next few years as a result of increasingly large budgetary deficits. In addition, in the event that any of our tenants or sponsoring hospitals fails to comply with various applicable laws and regulations, their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs could be jeopardized.

        The healthcare industry continues to face various challenges, including increasing pressure on healthcare providers to control or reduce costs. We believe that sponsoring hospitals and our tenants will continue to experience an increase in the number of patients for whom healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations, and a corresponding shift away from fee-for-service reimbursement and towards managed care arrangements. These changes could have a material adverse effect on the financial condition of some or all of our tenants or sponsoring hospitals, which could negatively affect our ability to make distributions to our shareholders.

Our tenants are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant's ability to make rent payments to us.

        There are various federal and state laws prohibiting fraud and abusive business practices by health care providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored health care programs, including the Medicare and Medicaid programs. These laws include:

  •
  The Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of Medicare and Medicaid patients.

  •
  The Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians who have financial relationships with health care providers from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship.

  •
  The False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including under the Medicare and Medicaid programs.

  •
  The Civil Monetary Penalties Law, which is imposed by the Department of Health and Human Services for fraudulent acts.

        Each of these laws include criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Additionally, certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations of fraud and abuse laws. Imposition of any of these penalties upon one of our tenants or sponsoring hospitals could jeopardize the tenant's ability to operate or to make rent payments or affect the level of occupancy in our medical office buildings, which could negatively affect our ability to make distributions to our shareholders. Our lease arrangements with certain tenants may also be subject to these fraud and abuse laws.

Our financial performance and the price of our common shares will be affected by risks associated with the real estate industry.

        Factors that may adversely affect the economic performance and value of our operations include:

  •
  changes in national, regional and local economies;

  •
  local conditions such as an oversupply of, or a reduction in demand for, medical office space;

  •
  the prestige and continued success of the hospitals on whose campuses our medical office buildings are located;

  •
  the attractiveness of our medical office buildings to tenants and prospective tenants; and

  •
  competition from other medical office buildings.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

        Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our medical office buildings in response to changes in economic and other conditions will be limited. We cannot assure you that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

Tax Risks

        Your investment is subject to various federal income tax risks. Although the provisions of the Internal Revenue Code relevant to your investment are generally described in "Material United States Federal Income Tax Considerations" beginning on page 115, we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common shares and on your individual tax situation.

If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

        If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our shareholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, such as rent, that are itemized in the REIT tax laws. In addition, to qualify as a REIT, we cannot own certain types of securities of other issuers. We also are required to distribute to our shareholders at least 90% of our REIT taxable income (excluding capital gains) for each taxable year. The fact that we hold all of our assets through the operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. Even a technical or inadvertent mistake could jeopardize our REIT status and, given the highly complex nature of the rules governing REITs and the ongoing importance of factual determinations, we cannot provide any assurance that we will qualify as a REIT. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings interpreting those laws and regulations, that make it more difficult, or impossible, for us to remain qualified as a REIT.

        If we failed to qualify as a REIT for federal income tax purposes, our earnings would be subject to federal income tax at regular corporate rates. Also, unless the IRS were to grant us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes. This likely would have a significant adverse affect on our earnings and the value of our securities. In addition, we would no longer be required to pay distributions to shareholders in order to meet the REIT qualification tests, and payment of any future distributions would be at the discretion of our board of trustees.

Even if we qualify as a REIT we may be required to pay some taxes.

        Even if we qualify as a REIT for federal income tax purposes, we are required to pay certain federal, state and local taxes on our income and property. For example, we will be subject to income tax to the extent we distribute less than 100% of our REIT taxable income. In addition, if we have net income from "prohibited transactions," that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While we undertake sales of assets that become inconsistent with our long-term strategic or return objectives, we do not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise. To the extent that we are required to pay federal, state and local taxes, we will have less cash available for distributions to our shareholders. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income.

Even if we qualify as a REIT, the income earned by our taxable REIT subsidiary will be subject to federal income tax and transactions between us and our taxable REIT subsidiary could subject us to additional taxes.

        We expect to own one or more taxable REIT subsidiaries. We expect that these entities will earn income and hold assets that might otherwise jeopardize our status as a REIT. A taxable REIT subsidiary is taxed as a regular C corporation, and the income earned by our taxable REIT subsidiaries will therefore be subject to a corporate level tax, notwithstanding that we qualify as a REIT. In addition, several provisions of the laws applicable to REITs and their taxable REIT subsidiaries ensure that these subsidiaries will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by a taxable REIT subsidiary if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

The lower tax rate on dividends from non-REIT C corporations may cause investors to prefer to hold stock in non-REIT C corporations.

        While corporate dividends have traditionally been taxed at ordinary income rates, dividends received by individuals through December 31, 2008 from domestic and certain foreign corporations generally will be taxed at the maximum capital gains tax rate of 15% as opposed to the maximum ordinary income tax rate of 35%. This reduces substantially the so-called "double taxation" (that is, taxation at both the corporate and stockholder levels) that generally applies to non-REIT corporations but does not apply to REITs because REITs that distribute all of their taxable income generally do not pay any corporate income tax. REIT dividends are not eligible for the lower capital gains rates, except in certain circumstances where the dividends are attributable to income that has been subject to corporate-level tax. The application of capital gains rates to dividends from non-REIT C corporations could cause individual investors to view stock in non-REIT C corporations as more attractive than stock in REITs, which may negatively affect the value of our shares. We cannot predict what effect, if any, the application of the capital gains tax rate to dividends paid by non-REIT C corporations may have on the value of our shares, either in terms of price or relative to other potential investments.

The income tests applicable to REITs may limit our ability to sell or refinance four properties where we have provided participations interests to our tenants.

        In general, a certain portion of a REIT's income must be derived from specified sources, including "rents from real property." Rental payments from a tenant generally will not qualify as "rents from real property" if they are based in whole or in part on the net income of any person. At four of our properties, we have given participation interests to some of our tenants to induce them to enter into lease agreements. These participation interests generally allow a tenant to receive a payment if the proceeds from a sale or a refinancing of the property exceed specified levels. While we believe that there are substantial arguments that the receipt of payments by tenants from these participation interests should not cause the rent received from these tenants to be excluded from "rents from real property" for purposes of the REIT income tests, the matter is not free from doubt. Therefore, in order to maintain our qualification as a REIT we may choose to delay, or to refrain from engaging in, a sale or a refinancing at these properties even though such a sale or a refinancing might otherwise be in the best interests of our company and our shareholders.

USE OF PROCEEDS

        The net cash proceeds to us from this offering, after payment of all expenses of this offering, are estimated to be approximately $            million. We will contribute the proceeds of this offering to our operating partnership in exchange for units of limited partnership interest.

  •
  We will use a total of approximately $95.2 million of the net proceeds to prepay outstanding debt secured by 21 of our properties.

Property	Maturity Date	Interest Rate
Physician's East and Physician's West	6/30/2004	LIBOR plus 245 basis points
The Birth Place at Southwest General	12/22/2006	LIBOR plus 450 basis points
Lake Granbury Medical Center	9/2/2004	LIBOR plus 225 basis points
St. Joseph's Medical Plaza	9/12/2006	LIBOR plus 330 basis points
Heartland Regional Medical Office Building	5/30/2005	LIBOR plus 235 basis points
Burns Professional Building	5/31/2004	LIBOR plus 225 basis points
Eagle Creek Medical Plaza	9/1/2008	LIBOR plus 225 basis points
Orlando Regional Hospital System Portfolio (1)	7/31/2006	LIBOR plus 250 basis points
Provena Health System Portfolio (2)	10/2/2008	LIBOR plus 365 basis points
St. Joseph East Office Park	9/11/2004	LIBOR plus 200 basis points
NASA Parkway Medical Office Building	7/31/2004	LIBOR plus 250 basis points
Brentwood Medical Center	1/5/2006	LIBOR plus 250 basis points
Parker Adventist Professional Building	10/1/2006	LIBOR plus 225 basis points

    (1)
    This outstanding debt is secured by the following portfolio of properties:

      Oviedo Medical Center
      South Seminole Medical Office Building II
      MedPlex B at Sand Lake Commons
      Orlando Professional Center II
      South Seminole Medical Office Building III
      Orlando Professional Center I
      Sand Lake Physicians Office Building

    (2)
    This outstanding debt is secured by the following portfolio of properties:

      Elgin Medical Office Building II
      Elgin Medical Office Building I
      Provena Mercy Professional Office Building

  •
  We will use approximately $3.4 million of the net proceeds to prepay a mezzanine note secured by the equity interest in the property-owning entity that owns the seven properties that comprise the Orlando Regional Hospital System portfolio.

  •
  We will use approximately $     million of the net proceeds to purchase a portion of the interests of an affiliate of the lead underwriter of this offering, Lehman Brothers Inc., in DASCO and the property-owning entities, including all of its accrued and unpaid preferred return in DASCO and in some of the property-owning entities, and approximately $2.9 million to prepay debt of the DASCO group to an affiliate of Lehman Brothers Inc.

  •
  We will use approximately $            million of the net proceeds to purchase a portion of the interests of affiliates of James Heistand in the property-owning entities and DASCO and approximately $0.4 million to prepay outstanding debt held by an affiliate of James Heistand.

  •
  We will use approximately $2.7 million of the net proceeds to purchase one property that is under contract.

  •
  We will use approximately $13.5 million of the net proceeds in payment of the costs of this transaction, including advisory/structuring fees, the underwriting fee and other transaction fees.

  •
  We intend to use $    million of the net proceeds for general working capital purposes, such as the development and acquisition of medical office buildings, including the development of five properties currently under agreement.

        If the underwriters' over-allotment option to purchase            common shares is exercised in full, we will receive additional net proceeds of approximately $    million. We will contribute the proceeds from the exercise of the over-allotment option to our operating partnership in exchange for units of limited partnership interest and the operating partnership will use these additional proceeds for general working capital purposes, including the development, acquisition and re-development of medical office buildings.

DISTRIBUTION POLICY

        We intend to make regular quarterly distributions to holders of our common shares. We intend to pay a pro rata initial distribution on our common shares with respect to the period commencing on the completion of this offering and ending            , 2004 based on a distribution of $            per share for a full quarter. On an annualized basis, this would be $            per share, or an annual distribution rate of approximately    % based on the initial public offering price of $            per share, which is the midpoint of the range indicated on the cover page of this prospectus. We estimate that this initial annual rate of distribution will represent approximately            % of our estimated cash available for distribution to our common shareholders for the 12 months ending            , 2005. This estimate is based upon our pro forma operating results and does not take into account our growth initiatives, which we believe will increase our cash available for distribution, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. If sufficient cash is not generated from operations to pay our estimated initial annual distribution, we expect to borrow funds to fund such shortfall. In estimating our cash available for distribution to common shareholders, we have made certain assumptions as reflected in the table and footnotes below, including no net increases in rent for existing leases in our portfolio after             , 2005, as well as assumptions as to the amount of our recurring capital expenditures. You should read this discussion and the information set forth in the table and footnotes below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," beginning on page 50, and the financial statements and related notes beginning on page F-1 of this prospectus.

        We do not intend our estimate of cash available for distribution to our common shareholders for the 12 months ending            , 2005 to be a projection or forecast of our actual results of operations or our liquidity, and we have calculated this estimate for the sole purpose of presenting our estimated initial annual distribution amount. Our estimate of cash available for distribution to our common shareholders should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity. We cannot assure you that our estimate of cash available for distribution to our common shareholders will prove accurate, and actual distributions may be different from the estimated distributions.

        We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We do not intend to reduce the estimated initial distribution per share if the underwriters' over-allotment option with respect to this offering is exercised; however, this could require us to pay a larger portion of this distribution from the net proceeds of this offering. We have estimated our initial annual distribution rate only for the twelve-month period following completion of this offering, and we have not estimated the distribution to be paid beyond this period. If we use working capital or borrowings under our new revolving credit facility to fund these distributions, this will reduce our cash available for distribution and the availability of our new revolving credit facility for other purposes, which could negatively affect our financial condition, our results of operations and our ability to expand our business and fund our growth initiatives.

        We cannot assure you that our estimated distributions will be made at all, or at the rate estimated below, or, if made, that any such distributions will be sustained. Any distributions made by us will be authorized and determined by our board of trustees out of funds legally available for this purpose and will be dependent upon a number of factors, including restrictions under applicable law, our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see "Risk Factors." If our properties do not generate sufficient cash flow to allow cash to be distributed to us, we will be required either to fund distributions from working capital or borrowings under our new revolving credit facility, or to reduce such distributions.

        The Internal Revenue Code requires that a REIT distribute annually at least 90% of its REIT taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, see "Material United States Federal Income Tax Considerations," beginning on page 115. To the extent that we distribute less than 100% of our REIT taxable income, including capital gains, we will be subject to corporate tax on the undistributed amount. We anticipate that our estimated cash available for distribution to our common shareholders will exceed the annual distribution requirements applicable to REITs and the amounts necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution to our common shareholders to meet these distribution requirements and we may need to borrow funds to make some distributions.

        The following table describes our pro forma net income available for distribution to our shareholders for the 12 months ending            , 2004, and the adjustments we have made thereto to estimate our initial cash available for distribution to our common shareholders for the 12 months ending                        , 2005.

Pro forma income available to our common shareholders for the 12 months ended , 2004
Add:	Limited partners' interest	$
Pro forma income before minority interest for the 12 months ended , 2004
Add:	Pro forma depreciation and amortization
Add:	Pro forma depreciation related to unconsolidated entities
Add:	Net increases in contractual rent income (1)
Less:	Net decreases in contractual rent income due to lease expirations, assuming no renewals (2)
Add:	Net increases from general and administrative expenses associated with recapitalization activities
Less:	Net effect of straightlining rents (3)
Add:	Amortization of deferred debt financing costs
Add:	Seller lease payment guarantees
Estimated cash flow from operating activities for the 12 months ended , 2004
Estimated cash flows used in investing activities:
Less:	Estimated annual recurring tenant improvements and leasing commissions
Less:	Estimated annual recurring capital expenditures

Estimated cash flows used in financing activities:
Less:	Estimated cash flows in investing activities—scheduled principal payments	$
Estimated cash available for distribution for the 12 months ending , 2005
Minority interest's share of estimated cash available for distributions
Our share of estimated cash available for distributions
Estimated initial annual distribution
	Payout ratio based on estimated cash available for distribution to shareholders		%

(1)
Represents the net increases in contractual rental income net of expenses from new leases and renewals that were not in effect for the entire 12-month period ended             , 2004 or that will go into effect during the 12-month period ending            , 2005 based upon leases entered into between            , 2004 and            , 2004.

(2)
Assumes no lease renewals or new leases (other than month-to-month leases) for leases expiring after            , 2004 unless a new or renewal lease had been entered into by            , 2004.

(3)
Represents the conversion of estimated rental revenue for the 12-month period ending            , 2005 from straight line accrual basis, which includes amortization of acquired lease obligations, to a cash basis of recognition.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2003, on a historical and pro forma basis to reflect our formation transactions, this offering and the use of the net proceeds from this offering as described in "Use of Proceeds" on page 34. You should read this table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical and pro forma combined financial statements, and the related notes to our financial statements appearing elsewhere in this prospectus.

	December 31, 2003
	Historical	Pro Forma
Debt	$124,988,743	$

Limited partners' interest	—
Owner's equity/shareholders' equity
Preferred shares, $.01 par value per share, 20,000,000 shares authorized, no shares issued and outstanding	—
Common shares, $.01 par value per share, 100,000,000 shares authorized, shares issued and outstanding	—
Additional paid-in capital	—
Accumulated earnings	—
Owners' equity	4,850,187

Total owner's equity/shareholders' equity	4,850,187

Total capitalization	$129,838,930	$

DILUTION

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common shares in this offering and the net tangible book value per common share immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding common shares and units. After giving effect to our sale of the common shares offered in this offering, the use of the net proceeds of this offering as described in "Use of Proceeds" on page 34, and the completion of our formation transactions, our pro forma net tangible book value as of December 31, 2003 would have been approximately $             million, or $            per common share. This amount represents an immediate increase in net tangible book value of $    per share to existing shareholders prior to this offering and an immediate dilution in pro forma net tangible book value of $    per common share to new investors. The following table illustrates this dilution.

Initial public offering price(1)	$
Net tangible book value per share prior to the offering(2)
Increase in net tangible book value per share to existing shareholders attributable to new investors
Pro forma net tangible book value per share after this offering(3)	$
Dilution per share to new investors(4)	$

    (1)
    Before deduction of the estimated underwriting discounts and expenses of the offering.

    (2)
    Net tangible book value before the offering is determined by subtracting net intangible assets of $            from owners' equity as of December 31, 2003 divided by pro forma common shares and OP units held by the Sponsors.

    (3)
    Based on total net tangible pro forma equity including limited partners' interest in our operating partnership of $            , which excludes net intangible assets of $            , divided by pro forma common shares and OP units outstanding.

    (4)
    The dilution per share to new investors, assuming that the OP units are not exchanged for common shares, is the same as the amount disclosed above.

SELECTED FINANCIAL DATA

        The following table sets forth certain financial data on a pro forma basis and on a historical combined basis for our predecessor. Pro forma operating data are presented for the year ended December 31, 2003 as if this offering and formation transactions had occurred on January 1, 2003, and pro forma balance sheet data are presented as if this offering and formation transactions had occurred on December 31, 2003. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the period indicated, nor do they purport to represent any future financial position or results of operations for any future period.

        Historical operating results, including net loss, may not be comparable to future operating results because of the historically greater leverage of our predecessor.

        The following selected historical financial data as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 were derived from our audited financial statements contained elsewhere in this prospectus which have been audited by Ernst & Young LLP. The selected financial data for the year ended December 31, 2000 and the period from August 27, 1999 (formation date) through December 31, 1999 were derived from unaudited financial statements.

        You should read the information below together with all of the financial statements and related notes and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus.

	Year Ended December 31,
	Pro forma 2003	2003	2002	2001	2000	1999
Operating Information:
Revenue:
Rental revenues	$16,249,129	$14,628,947	$8,741,830	$2,932,705	$725,805	$—
Tenant reimbursements	3,329,292	3,329,292	1,910,019	564,251	97,943	—
Other	180,905	160,905	428,511	1,880,437	400,116	120,214

Total revenue	19,759,326	18,119,144	11,080,360	5,377,393	1,223,864	120,214
Expenses:
Property operating expenses	5,349,589	4,819,643	2,828,260	820,407	110,760	—

Operating income	14,409,737	13,299,501	8,252,100	4,556,986	1,113,104	120,214
General and administrative	8,301,743	6,584,743	4,677,660	2,702,407	2,418,329	953,034
Depreciation and amortization	5,285,010	4,015,354	2,236,786	828,022	119,468	20,808
Interest expense	2,687,281	4,748,720	3,403,544	1,943,873	740,711	40,917
Gain on sale of real estate properties	90,915	90,915	218,887	—	—	—
Deficit distributions to minority partners	(156,216)	(156,216)	—	—	—	—
Minority interests	426,441	(70,614)	(106,323)	(157,913)	—	—

Loss from continuing operations	$(1,503,157)	(2,185,231)	(1,953,326)	(1,075,229)	(2,165,404)	(894,545)

Discontinued operations		1,957,159	(78,733)	(35,111)	(20,969)	—

Net loss		$(228,072)	$(2,032,059)	$(1,110,340)	$(2,186,373)	$(894,545)

Basic loss per share	$(0.22)

Diluted loss per share	$(0.22)

	As of or for the Year Ended December 31,
	Pro forma 2003	2003	2002	2001	2000	1999
Balance Sheet Information:
Real estate properties, net	$120,215,646	$117,515,646	$78,680,904	$36,817,817	$9,133,057	$185,462
Cash and cash equivalents(1)	51,226,221	9,802,450	6,505,335	7,630,989	1,525,659	13,071
Total assets	189,898,227	147,697,188	105,698,242	56,499,977	16,330,227	792,606
Mortgage notes payable	71,543,594	118,291,108	74,268,395	35,978,471	13,652,530	—
Total liabilities	83,085,121	141,350,268	95,032,451	52,704,348	19,307,434	1,683,883
Minority interests	25,829,797	1,496,733	1,562,209	18,593	—	—
Shareholders' equity/owners' equity (deficit)	80,983,309	4,850,187	9,103,582	3,777,036	(2,841,806)	(891,277)
Total liabilities and shareholders' equity/owners' equity	$189,898,227	$147,697,188	$105,698,242	$56,499,977	$16,330,227	$792,606
Other Information:
Cash flow:
Provided by (used in) operating activities		755,148	(4,064,060)	5,789,245	(2,463,123)	(743,026)
Used in investing activities		(37,233,568)	(41,986,916)	(28,857,318)	(11,778,955)	(196,499)
Provided by financing activities		36,758,170	49,190,666	24,999,183	14,346,638	950,600
Funds From Operations(2)	$2,043,567	1,089,040	(508,351)	(668,179)	(2,156,461)	—
Operating properties at end of year:
Number of properties	27	26	20	7	4	—
Rentable square feet	1,248,000	1,238,600	951,900	411,500	179,100	—
Properties under development at end of year:
Number of properties	2	2	4	3	—	—
Rentable square feet	188,100	188,100	204,200	131,400	—	—

(1)
Includes restricted cash.

(2)
Funds from Operations, which we refer to as FFO, is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, which we refer to as NAREIT. This National Policy Bulletin, which we refer to as the White Paper, defines FFO as net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Given the nature of our business as a real estate owner, developer and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions to shareholders. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. The following table presents a reconciliation of our net loss to our FFO for the periods presented:

	Year Ended December 31,
	Pro forma 2003	2003	2002	2001	2000	1999
Reconciliation of FFO
Net loss	$(1,503,157)	$(228,072)	$(2,032,059)	$(1,110,340)	$(2,186,375)	$—
Plus depreciation	2,749,283	2,422,763	1,286,264	411,091	20,808	—
Plus amortization of intangible tenant origination costs	888,356	732,568	414,469	—	—	—
Plus depreciation of unconsolidated subsidiaries	—	52,134	8,715	—	—	—
Less gains from sales of real estate properties	(90,915)	(1,958,904)	(218,887)	—	—	—
Plus depreciation included in discontinued operations	—	68,551	33,147	31,070	9,106	—

FFO	$2,043,567	$1,089,040	$(508,351)	$(668,179)	$(2,156,461)	$—

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the information included under the caption "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Overview

        We are a fully integrated, self-administered and self-managed real estate company focused primarily on the development, acquisition, re-development, ownership, management and leasing of medical office buildings throughout the United States. Upon the completion of this offering and the formation transactions, we will own interests in 28 medical office buildings in nine states that contain a total of approximately 1.4 million rentable square feet. Twenty-four of these medical office buildings, which represent the completed buildings and the acquired buildings, were 92.7% leased as of December 31, 2003. The remaining four medical office buildings, which are recently developed or currently under construction, were 73.0% leased as of December 31, 2003. In addition, the DASCO group has entered into agreements to develop five additional medical office buildings in which we will own an interest, and to acquire one additional medical office building. We expect these six additional medical office buildings, which will be located in six states, to contain a total of approximately 325,000 rentable square feet, although we cannot assure you that any of these transactions will be completed. We intend to elect to be taxed as a REIT for federal income tax purposes following completion of this offering.

        We have been newly formed as a Maryland real estate investment trust to continue and expand the business of the DASCO group, which has been engaged in developing, acquiring, re-developing, owning, managing and leasing medical office buildings throughout the United States for more than ten years. Our objective is to generate stable and increasing cash flow and asset value. We plan to focus our investments in the medical office building sector and will selectively pursue development and acquisition opportunities that we believe can generate attractive risk-adjusted returns with the benefit of our existing infrastructure and relationships.

        We derive our revenues primarily from rents received under tenant leases, including master leases with sponsoring hospitals. We have two general types of master leases. Under one type of master lease, the sponsoring hospital leases all or a portion of the building and subleases space to tenants. Under the other type of master lease, which we typically use in the pre-leasing phase of a development project, the hospital pays rent to us on all or a portion of the building until replacement tenants can be found. At the commencement of the replacement tenant's lease, the hospital's obligation with respect to that space is terminated. We also derive revenue from tenants, including master lessees, as reimbursement of their proportionate share of the ongoing operating and maintenance expenses, property and casualty insurance, and real estate taxes associated with the building. Therefore, our operating results depend materially on the ability of our tenants to make required rental payments. We also may derive revenue by providing property management, development and leasing services to third parties. We believe that our portfolio of medical office buildings will enable us to generate stable cash flows over time because of our diversity of tenants, staggered lease expiration schedule, long-term leases, high historical percentage of tenants renewing their leases and low historical percentage of tenants defaulting under their leases.

        We incur operating and administrative expenses, principally compensation expense, office rental and related occupancy costs and various expenses incurred in the process of managing our existing portfolio and developing and acquiring additional medical office buildings. Our leases, including master leases, are designed to reduce our exposure to increased costs and expenses incurred in the operation of our medical office buildings, generally by requiring tenants, including master lessees, to reimburse us for certain operating expenses. For a more detailed description of our typical lease structure, see "Our Business and Properties—Our Leases" on page 74. We also incur interest expense on our various debt instruments, depreciation expense on our portfolio of medical office buildings, and amortization of tenant improvements and intangible assets.

        Following this offering and the formation transactions, we intend to pay regular quarterly distributions to our shareholders in amounts that meet or exceed the requirements to maintain our REIT status. We currently anticipate that our estimated cash available for distributions will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distributions in order to meet our distribution requirements, and we may need to borrow funds to pay distributions in the future.

        In order to understand our financial position and results of operations as of and for the years ended December 31, 2003, 2002, 2001 and 2000, it is important to be aware of the DASCO group's recent history of rapid growth. The following table provides a summary of our activity related to the development, acquisition and disposal of medical office buildings for those years, as well as the rentable square footage of those buildings, and the number of buildings under development at each year end.

	2003	2002	2001	2000
Operating Properties at beginning of year:
Number of Properties	20	7	4	—
Rentable Square Feet	951,900	411,500	179,100	—
Plus: Acquired Properties(1)
Number of Properties	4	11	2	4
Rentable Square Feet	159,500	455,100	198,600	179,100
Plus: Developed Properties(2)
Number of Properties	4	3	1	—
Rentable Square Feet	204,200	131,400	33,800	—
Less: Properties Sold or Held for Sale
Number of Properties	2	1	—	—
Rentable Square Feet	77,000	46,100	—	—

Operating Properties at end of year:
Number of Properties	26	20	7	4
Rentable Square Feet	1,238,600	951,900	411,500	179,100

Properties Under Development at end of year:
Number of Properties	2	4	3	—
Rentable Square Feet	188,100	204,200	131,400	—

(1)
For properties we acquired, this represents the year the acquisition was completed.

(2)
For properties we developed, this represents the year in which a certificate of occupancy for the shell of the building was received.

General Industry Trends Impacting Operating Results

        According to Modern Healthcare's annual Construction & Design Survey, an estimated $0.9 billion was spent in the U.S. on the construction of new medical office buildings that were completed in 2003 and an estimated $1.4 billion was spent in the U.S. on the construction of freestanding outpatient facilities that were completed in 2003. In addition, construction commenced on an estimated $0.9 billion of medical office buildings in 2003 and an estimated $1.8 billion were in the design phase.

  Continued Strong Demand for Medical Office Buildings

        Several trends suggest that the demand for medical office buildings will continue to increase, as discussed in "Our Business and Properties—Industry Background," beginning on page 59. One of these trends is the growth in the number of people over the age of 65 in the U.S. This age group accounts for a disproportionate share of healthcare services. The number of people in this age group in the U.S. is expected to double by 2030. We believe this increased demand for medical services will result in an increased demand for physicians and a corresponding increased demand for physician offices.

  Hospitals Focus on their Core Business

        Changes in healthcare regulations, resulting in reductions in medical reimbursements, have hospitals seeking ways to be more efficient with their capital. Many hospitals are disposing of medical office buildings they currently own and seeking third-party real estate companies to develop, acquire, own and operate medical office buildings on their campuses. The capital that hospitals generate from the sale of medical office buildings, as well as savings resulting from using third-party real estate companies, can be redeployed in their core business. We believe that the continuation of this trend should provide us opportunities in both development and acquisition.

  Outpatient Services Versus Inpatient Services

        In today's environment, an increasing number of services are being performed on an outpatient basis. For example, the American Hospital Association reported that from 1998 to 2002, the total number of outpatient surgeries performed increased by 12.0% compared to a 3.8% increase in the number of inpatient surgeries during the same period. In addition, according to Modern Healthcare, approximately $1.4 billion was spent in the U.S. on the development and construction of freestanding outpatient facilities in 2003. We expect to see a continuation of this trend, and thus more demand for medical office buildings that contain outpatient services.

        Many of our existing buildings, and four of the five properties under agreement to be developed, contain outpatient services as well as physician offices.

  Increased Competition for Acquisitions of Medical Office Buildings

        In our recent experience, we have noted an increase in the number of potential purchasers of medical office building portfolios. Many of these buyers have not traditionally been in the business of acquiring medical office buildings. In some cases, the entry of new prospective purchasers has driven prices beyond levels that we were willing to pay.

        We intend to adhere to our acquisition strategy. Many hospitals realize that purchasers who are not familiar with the healthcare industry do not necessarily consider the ramifications of overpaying for these assets. Overpaying may result in the need to increase rental rates. Many hospitals are looking to balance receiving fair prices for their properties with maintaining good relationships with the physician tenants. We believe our approach of creating and maintaining relationships with hospitals through our development activities will enable us to demonstrate our long-term commitment to meeting their medical office needs. We believe that this approach should offer us acquisition opportunities with these hospitals.

Critical Accounting Policies

        Set forth below is a summary of the accounting policies that our management believes are critical to the preparation of the combined financial statements included in this prospectus. Certain of the accounting policies used in the preparation of these combined financial statements are particularly important for an understanding of our financial position and results of operations. These policies require the application of judgment, assumptions and estimates by management and, as a result, are subject to a degree of uncertainty. We routinely evaluate these estimates and judgments based on current and historical information and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary from the estimates and could be different under different assumptions or conditions.

  Investments in Real Estate Properties

        Investments in real estate properties are recorded at cost. Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred. We expense costs incurred, including internal costs, related to the acquisition of existing (i.e., not in development stages) properties. For developed properties, we capitalize construction period interest and salaries and related costs for site selection, lease negotiations, design and construction supervision. These costs are capitalized when it is probable that a property will be developed, and are included in other assets on our balance sheet. If the development is not consummated, the costs are charged to general and administrative expenses.

        Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	40 years
Tenant improvement costs	Shorter of: (i) the remaining related lease term and (ii) the life of the improvement
Personal property	3 to 7 years

        We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

  Real Estate Acquisitions

        For real estate acquisitions after December 31, 2001, we account for acquisitions of real estate properties with in-place leases in accordance with the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standard 141, Business Combinations, which we refer to as FAS 141. The provisions of FAS 141 require that we estimate the fair market value of the building "as if vacant", the value of intangible assets related to the in-place leases, the opportunity costs associated with absorption period rentals, and the direct costs associated with obtaining new leases, such as tenant improvements and leasing commissions. Our assumptions and estimates used in these calculations are based on our experience in developing and leasing medical office buildings. Under FAS 141, the actual purchase price of the building is allocated among the estimated "as if vacant" value of the building and the estimated fair values of the intangible assets. The building component of the purchase price is depreciated over the estimated useful life of the building; the tenant improvements component is depreciated over the average remaining term of the actual in-place leases; the absorption period costs are amortized against rental income over the average remaining term of the actual in-place leases; and any market rental rate assets or liabilities are amortized to rental income over the remaining term of the actual leases that gave rise to the asset or liability.

        If we incorrectly estimate the "as if vacant" value of the building or the intangible asset values, the pro-ration of the purchase price between building and intangibles and resulting depreciation and amortization would be incorrect. The amortization period for the intangible assets is the average remaining term of the actual in-place leases as of the acquisition date. To help prevent errors in estimates from occurring, we apply consistent assumptions with regard to the elements of estimating the "as if vacant" values of the building and the intangible assets, including the absorption period, occupancy increases during the absorption period, and tenant improvement amounts. We use the same absorption period and occupancy assumptions for similar building types, adding the future cash flow expected to occur over the next 15 years as a fully occupied building. The net present value of these future cash flows, discounted using a market rate of return, becomes the estimated "as if vacant" value of the building.

  Impairment of Long-Lived Assets

        We review our investments in real estate properties for potential impairment in accordance with FASB Statement of Financial Accounting Standard 144, Accounting for the Impairment and Disposal of Long-Lived Assets, which we refer to as FAS 144. Under FAS 144, an impairment loss must be recognized when the carrying value of an investment in a real estate property is not recoverable. The carrying amount of an investment in a real estate property is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the property. If future undiscounted cash flows do not recover the carrying value of an investment in a real estate property, the carrying value of the property is reduced to its fair value and an impairment loss is recognized for the difference between the carrying value and the fair value.

        Our estimate of the expected future cash flows used in testing for impairment is highly subjective and based on, among other things, our estimates regarding current and future market conditions, rental rates, occupancy levels, costs of tenant improvements, leasing commissions and other tenant concessions, and assumptions regarding the residual value of our properties at the end of our anticipated holding period. These assumptions could differ materially from actual results in future periods. Since FAS 144 provides that the future cash flows used in this analysis be considered on an undiscounted basis, our historically established intent to hold properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or if market conditions otherwise dictate an earlier sale date, an impairment loss could be recognized and such loss could be material.

        We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties. These assessments have a direct impact on our net income, because taking an impairment loss results in an immediate negative adjustment to net income.

  Variable Interest Entities

        In January 2003, FASB issued FASB Interpretation 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51," which we refer to as FIN 46. In December 2003, FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its combined financial statements.

        In general, a variable interest entity is a corporation, partnership, limited liability company, trust or any other legal entity used to conduct activities or hold assets that: has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support; has a group of equity owners that are unable to make significant decisions about its activities; or has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

        FIN 46 requires a variable interest entity to be consolidated if a party with an ownership, contractual or other financial interest in the variable interest entity is obligated to absorb a majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns (if no party absorbs a majority of the variable interest entity's losses), or both. FIN 46 also requires disclosure about variable interest entities that such holder is not required to consolidate but in which it has a significant variable interest.

        Upon the completion of this offering and the formation transactions, we will be required to adopt FIN 46 and evaluate the variable interest entity status of all of our entities.

  Hedging Transactions

        After December 31, 2003, we entered into interest rate swap derivative instruments to manage interest rate payments on certain of our variable rate debt obligations. These interest rate swaps exchange floating interest rate LIBOR payments on specified established notional amounts for fixed rate interest payments on the same notional amounts. We will recognize our interest rate swap derivatives on the balance sheet at fair value, which will be determined by the counter party, as either an asset or a liability. We determined the interest rate swaps to be effective cash flow hedges, and therefore, changes in the fair value of these swap agreements will be recorded in accumulated other comprehensive income, which is a component of owners' equity.

Results of Operations

        We derive our revenues primarily from rents received under tenant leases, including master leases, with hospitals. We also derive revenue from tenants, including master lessees, as reimbursement of their proportionate share of ongoing expenses associated with the building. In addition, we may also derive revenue by providing property management, development and leasing services to third parties.

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        The comparability of our results of operations for 2003 and 2002 is significantly affected by our development, acquisition, and disposal activities in 2003 and 2002, as noted in the table included in "—Overview" above. Our results of operations exclude the operations of two properties held for sale at December 31, 2003 and one property held for sale at December 31, 2002.

  Revenues

        We recognized total revenue of $18.1 million in 2003 and $11.1 million in 2002. This is an increase of $7.0 million or 63%. Rental income, including from tenants who are our partners in some of the property-owning entities, increased $5.9 million or 67%. This increase included an additional $1.6 million of rental income from the eight properties acquired or opened in 2003 and $4.3 million in incremental revenue from properties that we have owned since January 1, 2003. Similarly, tenant reimbursements increased $1.4 million or 74%. Increases in rental income and tenant reimbursements are primarily attributable to our development and acquisition activities in those years. Fees and other income consists of property management and development services provided to third parties, interest income, and other income incidental to our operations. The decrease in fees and other income is primarily the result of a reduction in development services provided to third parties in 2003 compared to 2002.

  Expenses

        Property operating expenses, consisting of all expenses directly allocable to the operation of the property, including tenant reimbursements for a portion of property operating expenses and real estate taxes, but excluding any allocation of corporate operating expenses, depreciation, amortization or interest, were $4.8 million in 2003 and $2.8 million in 2002, an increase of $2.0 million or 70%. This increase is primarily attributable to an increase in the number of our properties as a result of our development and acquisition activities during these years, as discussed above.

        General and administrative expenses include our operating and property management expenses that are not directly related to the operation of leased properties. These expenses consist primarily of personnel, administrative, legal and certain marketing costs, as well as development costs that are not directly related to a property that we intend to develop. We incurred general and administrative expenses of $6.6 million in 2003 and $4.7 million in 2002. The increase is primarily attributable to

$2.0 million of third-party fees incurred in connection with our evaluation of various recapitalization alternatives.

        Depreciation expense was $2.4 million in 2003 and $1.3 million in 2002. Depreciation expense was computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense reflects the pro rata allocation of the annual depreciation charge for the periods for which the properties were in operation. Depreciation expense for 2003 increased compared to 2002 because we operated eight additional properties in 2003 and because we operated for a full year the 14 properties that we completed or acquired in 2002.

        Amortization of deferred financing costs and amortization of tenant origination costs of in-place leases totaled $1.6 million in 2003 compared to $1.0 million in 2002. Amortization for 2003 increased primarily because we acquired properties with a total of 53 in-place leases in 2003 and because we amortized for a full year the 103 in-place leases from properties we acquired in 2002.

        Interest expense was $4.7 million in 2003 and $3.4 million in 2002. The increase in interest expense was primarily attributable to additional debt incurred in association with our acquisition and development activity during these years.

        At December 31, 2003, we had classified two properties as held for sale. During the year ended December 31, 2003, we consummated the sale of one property that was held for sale as of December 31, 2002. As a result, we recognized a net gain on sale of real estate investments of approximately $1.9 million during 2003.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        The comparability of our results of operations for 2002 and 2001 is significantly affected by our development, acquisition and disposal activities in 2002 and 2001, as noted in the table included in "—Overview" above. Our results of operations exclude the operations of two properties held for sale at December 31, 2003 and one property held for sale at December 31, 2002.

  Revenues

        We recognized total revenue of $11.1 million in 2002 and $5.4 million in 2001. This is an increase of $5.7 million or 106%. Rental income, including from tenants who are our partners in some of the property-owning entities, increased $5.8 million or 98%. This increase included an additional $3.1 million of rental income from the 14 properties developed or acquired and opened in 2002 and $2.7 million in incremental revenue from properties that we have owned since January 1, 2002. Similarly, tenant reimbursements increased $1.3 million or 139%. Increases in rental income and tenant reimbursements are primarily attributable to our development and acquisition activities in those years. Decreases in fees and other income are primarily the result of a reduction in development services provided to third parties in 2002 compared to 2001.

  Expenses

        Property operating expenses were $2.8 million in 2002 and $0.8 million in 2001, an increase of $2.0 million or 245%. This increase is primarily attributable to an increase in the number of our properties as a result of our development and acquisition activities during these years, as discussed above.

        We incurred general and administrative expenses of $4.7 million in 2002 and $2.7 million in 2001. The increase is primarily attributed to increased personnel costs associated with our expanding portfolio.

        The depreciation expense was $1.3 million in 2002 and $0.4 million in 2001. Depreciation for 2002 increased compared to 2001 because we operated 14 additional properties in 2002 and because we operated for a full year the three properties that we opened or acquired in 2001.

        Amortization of deferred financing costs and amortization of tenant origination costs of in-place leases totaled $1.0 million in 2002 compared to $0.4 million in 2001. Amortization for 2002 increased primarily because we acquired properties with a total of 103 in-place leases in 2002 and because we amortized for a full year the 27 in-place leases from properties we acquired in 2001.

        Interest expense was $3.4 million in 2002 and $1.9 million in 2001. The increase in interest expense was primarily attributable to additional debt incurred in association with our development and acquisition activity during these years.

Liquidity and Capital Resources

        We believe that this offering and the formation transactions will improve our financial condition through changes in our capital structure, principally the reduction in overall debt encumbering the properties in our portfolio. On a pro forma basis assuming the completion of this offering and the formation transactions, we anticipate that our total consolidated debt outstanding will be approximately $75.0 million at the completion of this offering and the formation transactions. Before or concurrent with this offering, we intend to enter into a new revolving credit facility, which we expect to be available to us upon completion of this offering or shortly thereafter. We intend to use our new revolving credit facility to, among other things, finance the development of additional medical office building projects and the acquisition of additional medical office buildings, provide funds for re-developments, tenant improvements and capital expenditures, and provide for working capital and other business purposes. If we are unable to obtain such a facility, or such a facility is available only on unfavorable terms, our ability to meet our short-term and long-term liquidity requirements could be impaired. In addition, concurrent with this offering, we intend to enter into new fixed-rate mortgage debt which will replace some existing variable rate mortgage debt scheduled to be repaid with the proceeds of this offering.

        The nature of our business, coupled with the requirement imposed by the REIT rules that we distribute at least 90% of our taxable income (excluding capital gains) to our shareholders on an annual basis, will cause us to have substantial liquidity needs over both the short term and the long term.

        A material adverse change in our net cash provided by operating activities may affect our ability to comply with the financial performance covenants that we expect will be contained in our new revolving credit facility, our mortgage debt or other debt. If we fail to meet our financial performance covenants and to reach a satisfactory resolution with our lenders, the maturity dates for our debt could be accelerated, and our new revolving credit facility could become unavailable to us or the interest charged on our new revolving credit facility could increase. Any of these circumstances could adversely affect our ability to fund working capital and unanticipated cash needs, as well as development and acquisition costs.

  Short-Term Liquidity Requirements

        Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures, including:

  •
  recurring capital expenditures necessary to properly maintain our properties;

  •
  capital expenditures incurred to facilitate the leasing of space at our buildings, including tenant improvements and leasing commissions;

  •
  interest expense and scheduled principal payments on outstanding debt; and

  •
  future distributions paid to our shareholders and holders of OP units.

        The amount of our short-term liquidity requirements will vary from year to year, in some cases significantly.

        We expect to meet our short-term liquidity requirements through our existing working capital, cash generated from operations and, to the extent necessary, borrowings under our new revolving credit facility. For a discussion of some of the factors that could adversely affect our cash flow, see "Risk Factors," beginning on page 17.

  Long-Term Liquidity Requirements

        Our long-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures, including:

  •
  capital expenditures for current and new development projects;

  •
  capital expenditures for acquisitions of additional properties;

  •
  capital expenditures for re-development and renovation of existing properties;

  •
  other non-recurring capital improvements; and

  •
  payment of debt at maturity.

        We expect to meet our long-term liquidity requirements through cash generated from operations and the most advantageous source of capital available to us at the time. These sources may include selling common shares, preferred shares or debt securities through public offerings or private placements, incurring additional debt through secured or unsecured borrowings, issuing OP units in exchange for contributed property, entering into joint ventures or borrowing under our new revolving credit facility. To finance the construction of development projects, we expect to rely primarily on secured construction financing. Upon completing construction of a project, we generally expect to repay the construction financing, and we may replace it with debt secured by the property alone or together with other unencumbered properties in our portfolio.

        Our ability to raise funds through the issuance of our securities is dependent upon, among other things, general market conditions for the securities of REITs, which conditions may not be consistently available on terms that are attractive to us or at all.

        Our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets, borrowing restrictions imposed by existing lenders, and any credit ratings we may obtain in the future.

  Contractual Obligations and Commitments

        The following table summarizes our contractual obligations as of December 31, 2003.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Mortgage notes payable	$118,291,108	$22,390,845	$44,900,852	$25,561,970	$25,437,441
Notes payable to affiliates	6,697,635	2,500,000	3,697,635	—	500,000
Capital leases payable	2,972,239	638,887	1,255,964	1,077,388	—
Operating leases payable	12,765,952	393,079	809,493	803,973	10,759,407
Other long-term liabilities reflected on our balance sheet under GAAP	36,932	—	36,932	—	—

Total	$140,763,866	$25,922,811	$50,700,876	$27,443,331	$36,696,848

        Upon the completion of this offering and the formation transactions, we anticipate having long-term debt totaling approximately $75.0 million, which will require balloon payments at maturity. It is likely that we will not have sufficient funds on hand to repay these balloon amounts at maturity. We currently expect to refinance this debt by selling equity or debt securities through public offerings or private placements, incurring additional debt through financings secured by individual properties or groups of properties, or borrowing under our new revolving credit facility.

        In addition, we expect to have capital lease obligations of $2.4 million upon the completion of this offering. As of December 31, 2003, we had total funding commitments related to properties under development of approximately $20.8 million.

  Off-Balance Sheet Arrangements

        At December 31, 2003, the DASCO group had a 15% ownership interest in a medical office building located on the campus of Doctor's Hospital in Laredo, Texas and a 7.5% ownership interest in a medical office building located on the campus of Mid-Coast Hospital in New Brunswick, Maine. For a discussion of these ownership interests, see "Our Business and Properties—Excluded Properties" beginning on page 77. Upon the completion of this offering and the formation transactions, we will not have any off-balance sheet arrangements with any unconsolidated investments or joint ventures that we believe will have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

  Consolidated Debt to be Outstanding After the Offering

        Upon completion of this offering and the formation transactions, we expect to have approximately $75.0 million of outstanding consolidated long-term debt. This debt will be comprised of $40.0 in mortgages secured by six of our properties plus $35.0 million in mortgages on six properties expected to be obtained in conjunction with the closing of this offering. From the estimated completion date of this offering through December 31, 2004, the weighted average interest rate on the approximately $75.0 million of outstanding consolidated long-term debt is expected to be approximately 6.6% and the scheduled principal loan payments are expected to be approximately $0.6 million. Upon completion of this offering and the formation transactions, we expect our ratio of debt to total market capitalization to be approximately    % (or    % if the underwriters' elect to fully exercise their over allotment option). Upon the completion of this offering and the formation transactions, we expect that approximately $22.2 million, or 29.6%, of our outstanding long-term debt will bear interest at a variable rate. We have entered into interest rate swap agreements for approximately $21.2 million of our variable rate debt to effectively fix the base rate portion of the interest rate. As a result, we expect that substantially all of our total debt upon completion of this offering will effectively be subject to fixed interest rates.

  New Revolving Credit Facility

        Our operating partnership intends to enter into a new revolving credit facility on or shortly after the completion of this offering to be used primarily to finance property development, acquisition and re-development activities. We anticipate that this credit facility will contain customary covenants for credit facilities of this type. We cannot assure you that we will enter into this credit facility.

  Funds from Operations

        Funds from operations, which we refer to as FFO, is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, which we refer to as NAREIT. This National Policy Bulletin, which we refer to as the White Paper, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

        Given the nature of our business as a real estate owner, developer and operator, we believe that FFO is helpful to investors as a starting point in measuring our operating performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions to shareholders. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definitions differently that we do. The following table presents a reconciliation of pro forma net income to our pro forma FFO for the periods presented:

Pro Forma Year Ended December 31, 2003
Pro forma income (loss) before minority interest	$
Plus: pro forma real estate depreciation and amortization

Pro forma funds from operations	$

Inflation

        Historically, inflation has had a minimal impact on the operating performance of our properties. Many of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions include clauses enabling us to receive payment of increased rent due to escalation clauses, which generally increase rental rates during the terms of the leases. These escalation clauses often are at fixed rent increases or indexed escalations (based on the consumer price index or other measures). In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

Quantitative and Qualitative Disclosures About Market Risk

        Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

        Upon completion of this offering and the formation transactions, we expect to have outstanding approximately $75.0 million of consolidated debt. We expect approximately $22.2 million, or 29.6%, of our total consolidated debt to be variable rate debt. With respect to this variable rate debt, we entered into four interest rate swap agreements with Bank of America, N.A. to effectively fix the base rate portion of the interest rate at rates ranging from 2.12% to 4.52%. As a result, we expect that all of our total debt outstanding upon completion of this offering and the formation transactions, will effectively be subject to fixed interest rates for a minimum of two years.

        Excluding the hedging impact of our four interest rate swap agreements, which are discussed in more detail in "Our Business and Properties—Debt Outstanding After the Offering," on page 77, if the market rates of interest on our variable rate debt change by approximately 100 basis points, our annual interest expense would change by approximately $0.2 million.

        A change in market rates on our fixed-rate debt impacts the fair market value of our debt but it has no impact on interest incurred or cash flow.

        If the market rates of interest increase by approximately 100 basis points, the fair value of our fixed rate debt following the completion of this offering and the formation transactions would decrease by approximately $0.6 million. If the market rates of interest decrease by approximately 100 basis points, the fair value of our fixed rate debt following the completion of this offering and the formation transactions would increase by approximately $0.6 million.

New Accounting Standards and Accounting Changes

        In January 2003, FASB issued FASB Interpretation 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51". In December 2003, FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its combined financial statements.

        In general, a variable interest entity is a corporation, partnership, limited liability company, trust or any other legal entity used to conduct activities or hold assets that: has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support; has a group of equity owners that are unable to make significant decisions about its activities; or has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

        FIN 46 requires a variable interest entity to be consolidated if a party with an ownership, contractual or other financial interest in the variable interest entity is obligated to absorb a majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns (if no party absorbs a majority of the variable interest entity's losses), or both. FIN 46 also requires disclosure about variable interest entities that such holder is not required to consolidate but in which it has a significant variable interest.

        Upon the completion of this offering and the formation transactions, we will be required to adopt FIN 46 and evaluate the variable interest entity status of all of our entities.

OUR BUSINESS AND PROPERTIES

Overview

        We have been newly formed as a Maryland real estate investment trust to continue and expand the business of the DASCO group, which has been engaged in developing, acquiring, re-developing, owning, managing and leasing medical office buildings throughout the United States for more than ten years. Upon the completion of this offering and the formation transactions described below, we will own interests in 28 medical office buildings in nine states that contain a total of approximately 1.4 million rentable square feet. Twenty-four of these medical office buildings, which represent the completed buildings and the acquired buildings, were 92.7% leased as of December 31, 2003. The remaining four medical office buildings, which are recently developed or currently under construction, were 73.0% leased as of December 31, 2003. In addition, DASCO has entered into agreements to develop five additional medical office buildings, in which we will own an interest, and to acquire one additional medical office building. We expect these six additional medical office buildings, which will be located in six states, to contain a total of approximately 325,000 rentable square feet, although we cannot assure you that any of these transactions will be completed. We will be a fully integrated, self-administered and self-managed real estate company and we intend to elect to be taxed as a REIT for federal income tax purposes following completion of this offering.

        Our senior management team has an average of approximately 11 years in the business of developing, acquiring, re-developing, owning, managing and leasing medical office buildings and other healthcare real estate properties, as well as an average of more than seven years with DASCO. We currently have 56 employees across the country, including 14 property management personnel, nine leasing professionals and four corporate management personnel. We maintain centralized accounting, finance, development, acquisition and information systems at our headquarters in Palm Beach Gardens, Florida. We manage and lease our properties out of our headquarters and our regional offices in: Dallas, Texas; Orlando, Florida; Scottsdale, Arizona; Chicago, Illinois; Los Angeles, California and Jackson, Mississippi.

        The tenants in our medical office buildings typically include physicians and physician practice groups. In many cases, our tenants in these buildings also include providers of hospital ancillary and outpatient services, including ambulatory surgery centers, imaging and diagnostic centers and rehabilitation centers.

        Twenty-three of the 28 medical office buildings in our portfolio, and all six of the medical office buildings under contract to be developed or acquired, are located on or adjacent to hospital campuses. Nineteen of the 28 buildings in our portfolio, as well as four of the five other buildings in our portfolio that are not located on or adjacent to hospital campuses, contain hospital ancillary and outpatient services to attract physicians and their patients.

        Formed in 1989, DASCO has operated as a real estate company engaged primarily in developing, acquiring, re-developing, owning, managing and leasing medical office buildings and other medical real estate properties. Through 1993, DASCO had completed the development of medical office buildings containing a total of approximately 170,000 rentable square feet.

        In 1994, Malcolm Sina joined DASCO as Chief Operating Officer and James Galgano joined DASCO as Vice President of Development and Leasing. From 1994 to August 1999, DASCO developed interests in or acquired 31 medical office buildings and other medical real estate properties containing a total of approximately 1.7 million rentable square feet.

        In January 1998, a publicly traded REIT acquired 26 medical office buildings developed by and affiliated with DASCO.

        In August 1999, entities controlled by James Heistand, Malcolm Sina, James Galgano and a former DASCO executive acquired the DASCO business and hired all 11 of DASCO's employees. This acquisition did not include any interest in any real property, any material tangible assets, or any management, leasing or development agreements. In January 2000, an affiliate of Lehman Brothers Inc. acquired an interest in DASCO and provided DASCO with additional working capital through equity investments, a revolving credit facility and a term loan. Affiliates of Lehman Brothers have continued to provide project level funding on a project-by-project basis since that time. In 2000, the term loan was restated as two term loans, one payable to an affiliate of Lehman Brothers, Inc. and one payable to an affiliate of James Heistand.

        Since Malcolm Sina and James Galgano joined DASCO in 1994, DASCO has developed interests in or acquired 61 medical office buildings and other medical real estate properties containing a total of approximately 3.4 million rentable square feet. DASCO previously sold its interests in 30 of these buildings and interests in the remaining 28 medical office buildings will be owned by us following this offering and the formation transactions.

Our Competitive Strengths

        We believe we distinguish ourselves from other medical real estate owners, operators and developers in a number of ways, and enjoy significant competitive strengths, because of our:

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  Medical Office Buildings Focus.    Our entire portfolio consists of medical office buildings and our focus will continue to be on developing, acquiring, re-developing, owning, managing and leasing medical office buildings throughout the United States. We believe that medical office buildings are a unique type of property that requires a specialized knowledge to successfully develop, acquire, re-develop, own, lease and manage. Twenty-three of the 28 buildings in our portfolio, and all six of the additional buildings under contract to be developed or acquired, are located on or adjacent to hospital campuses. Nineteen of the 28 buildings in our portfolio, as well as four of the five other buildings in our portfolio that are not located on or adjacent to hospital campuses, contain hospital ancillary used outpatient services to attract physicians and their patients. We believe that our management team's extensive experience with this specific asset class provides us with a significant competitive advantage. In addition, we believe that our portfolio of medical office buildings will enable us to generate stable cash flows over time, primarily because our buildings generally are recently developed or refurbished, typically are occupied by tenants with long-term leases and historically have experienced a high percentage of tenants renewing their leases.

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  Existing Relationships with Major Healthcare Systems.    Our senior management team has existing relationships with a number of major not-for-profit and for-profit healthcare systems, including Catholic Health Initiatives (the fourth largest healthcare system in the U.S. based on total number of acute-care hospitals in 2002 according to a Modern Healthcare report), Community Health Systems, Inc. (the fifth largest healthcare system in the U.S. based on total number of acute-care hospitals in 2002 according to that report), Ascension Health (the sixth largest healthcare system in the U.S. based on total number of acute-care hospitals in 2002 according to that report) and Health Management Associates, Inc. (the ninth largest healthcare system in the U.S. based on total number of acute-care hospitals in 2002 that report). In the case of HMA, for example, DASCO has developed three medical office buildings, and has entered into an agreement to develop one additional medical office building. We believe that our senior management team's existing relationships with major healthcare systems and some of their associated hospitals will continue to be an important source of attractive development and acquisition opportunities in the future.

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  Creative, Flexible Approach to Meeting Clients' Needs.    Our management team uses a creative and flexible approach to meeting our clients' specific medical real estate needs, including the areas of medical office building design, financing, ownership structure, lease terms and lease incentives, as well as ongoing client influence on various aspects of the operations of the building. For example, at some properties, we offer equity ownership interests in the property-owning entity, or if appropriate, cash flow and/or capital proceeds participation arrangements, to prospective tenants for nominal cash consideration as an inducement for prospective tenants to enter into long-term leases. We believe that this aspect of our leasing program is attractive to many hospitals and therefore provides us with a competitive advantage in obtaining development projects. In addition, we are able to both develop and acquire medical office buildings on a hospital campus, as we have done at St. Joseph East in Lexington, Kentucky. Further, we often accommodate requests by hospitals to utilize contractors and architects of their choosing on development projects, so long as they meet our quality standards. We believe that a creative, flexible approach is important for establishing and strengthening relationships with hospitals and healthcare systems, as each has its own unique needs and objectives.

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  Experienced Management Team.    Our senior management team, which consists of Malcolm Sina, our Chief Executive Officer, James Galgano, our President, Wayne Yetman, our Chief Operating Officer, Executive Vice President and Secretary, Gregory Moxley, our Chief Financial Officer, Executive Vice President and Treasurer as well as Michael Gates, Roy Stefanowski and Mark Furlan, all of whom are Senior Vice Presidents, has an average of approximately 11 years in the business of developing, acquiring, re-developing, owning, managing and leasing medical office buildings and other healthcare real estate properties, as well as an average of more than seven years with DASCO. Since 1994, DASCO has developed or acquired interests in 61 medical office buildings and other medical real estate properties, including 28 buildings in which we will own an interest following this offering and the formation transactions, which are described in more detail below. Those 61 buildings contained a total of approximately 3.4 million rentable square feet. Our senior management team's in-depth industry knowledge enables us to develop existing relationships with major healthcare systems that prefer to work with a fully integrated real estate company with extensive experience in developing, acquiring, re-developing, owning, managing and leasing medical office buildings.

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  Fully Integrated, Full-Service Operations.    We engage in a broad range of in-house development, acquisition, budgeting, facility design oversight, construction management, financial structuring, accounting, property management, marketing and leasing activities for medical office buildings in our portfolio. We currently have 56 employees across the country, including 14 property management personnel, nine leasing professionals and four corporate management personnel. We believe that hospitals and healthcare systems often prefer to sell medical office buildings to, or develop medical office buildings with, real estate companies that offer a broad range of fully integrated operations. This provides hospitals and healthcare systems with greater certainty about the nature and quality of services being provided to tenants, who typically consist of the hospital itself and its staff physicians. This also allows the hospital or healthcare system to work with only one real estate provider for its medical office building needs.

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  Geographic Diversification.    Our 24 completed and acquired properties are located in 15 markets in nine states. In addition to our headquarters in Palm Beach Gardens, Florida, we have six regional offices located in: Dallas, Texas; Scottsdale, Arizona; Orlando, Florida; Jackson, Mississippi; Los Angeles, California; and Chicago, Illinois. Many of our healthcare system clients have geographically diversified portfolios of hospitals. We believe that our ability to consistently provide high quality services to major healthcare systems at their hospitals throughout the country is important for building and strengthening our relationships with them and for maximizing attractive development and acquisition opportunities across the country. In addition, we believe that our geographic diversification will lessen the impact on our overall portfolio if a specific market or region experiences adverse market conditions.

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  Diverse and Stable Tenant Base.    No single tenant represents more than 7.7% of our annualized base rental revenue, based on leases in place at the completed and acquired medical office buildings as of December 31, 2003. In addition, as of December 31, 2003, the weighted average lease term for the completed and acquired buildings was approximately 10 years, with no more than 9.4% of our total base rent expiring in any single year through 2012. Moreover, we had only three tenants default in each of 2002 and 2003, which represented 0.6% and 0.4% of our annualized base rental revenues as of December 31, 2002 and 2003, respectively. In addition, we have experienced a high percentage of tenants renewing leases in our portfolio of medical office buildings, with average renewal rates in 2002 and 2003 of 83% (excluding tenants whose original leases had a term of two years or less, which tenants generally were tenants in acquired properties), although we cannot assure you that we will achieve a favorable lease renewal rate in the future. We believe that our diversity of tenants, staggered lease expiration schedule, long-term leases, low historical lease default rates and high average renewal rates will enable us to generate stable cash flows over time.

Business and Growth Strategy

        Our business strategy is to generate stable and increasing cash flow and asset value by developing, acquiring, re-developing, owning, managing and leasing a portfolio of well-positioned medical office buildings. Our business strategy consists of the following elements:

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  Pursuing Development Projects that We Believe Will Generate Attractive Returns.    We will target development projects that offer attractive anticipated risk-adjusted yields as compared to comparable acquisitions. We expect that these development projects will often result from our existing relationships with healthcare systems. For example, we recently developed three medical office buildings for Health Management Associates, Inc. (Santa Rosa Medical Office Building, The Medical Offices at Central Mississippi Medical Center and River Oaks Professional Center) and, in part as a result of our performance on those projects, have been awarded a fourth development (Central Mississippi Medical Center II). We generally require a minimum pre-leasing threshold of 50%-60% before commencing construction to reduce our lease-up risk. In some cases, a hospital will expedite the commencement of construction of a development project by entering into a master lease agreement with us to satisfy our minimum pre-leasing threshold. Under the master lease agreement, the hospital pays rent to us on specified amounts of space in the proposed medical office building until replacement tenants can be found.

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  Pursuing Acquisitions on Attractive Terms.    We will pursue acquisitions of multi-tenant medical office buildings located on or near hospital campuses or outpatient services in expanding markets with competitive tenant lease terms. In 2003, we acquired four medical office buildings, all of which are located on or near hospital campuses or outpatient services. In addition, we will pursue acquisitions of high-quality medical office buildings in other attractive locations where demand for medical office space is expected to grow for the foreseeable future. Our senior management team's existing relationships with healthcare systems has been an important source of attractive acquisition opportunities in the past, and we expect this will continue in the future. For example, the St. Joseph East Office Park acquisition resulted from relationships our senior management has with the hospital's administration, as well as with the hospital's parent company, Catholic Health Initiatives. In addition, we believe that our status as a publicly-traded UPREIT will enhance our ability to acquire medical office buildings through the use of OP units as consideration, thereby providing sellers with liquidity and diversification while providing substantial deferral of income taxes that otherwise would be due as a result of a cash sale.

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  Building and Leveraging Our Relationships for Development and Acquisition Opportunities.    A top priority in managing our business is developing and maintaining existing relationships with healthcare systems, general contractors, architects, real estate brokers, advisors and consultants. We believe that our senior management team's existing relationships will be an important source of attractive development and acquisition opportunities in the future. Our senior management team actively networks through existing clients, general contractors, architects, real estate brokers, advisors and others for introductions to hospitals and healthcare systems with well-positioned facilities across the country.

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  Maximizing Cash Flow by Continuing to Enhance the Operating Performance of Each Property.    We manage our medical office buildings through centralized accounting and regional property management, which enables us to control and minimize operating expenses. We also aggressively lease available space, and space becoming available in the future, to our existing tenants and new tenants. In addition, the leases in place at the completed and acquired buildings and the recently-developed buildings generally provide for annual contractual rent increases. For example, as of December 31, 2003, leases representing 60% of the annualized base rent in our portfolio were subject to annual rent increases averaging approximately 3.0%, leases representing 35% of annualized base rent were subject to annual rent increases based on increases in the consumer price index and leases representing only 5.0% of annualized base rent were not subject to contractual rent increases.

Financing Strategy

        Our financing strategy will be to maintain a strong and flexible financial position by maintaining a prudent level of leverage and managing our variable interest rate exposure. We intend to finance future growth with the most advantageous source of capital available to us at the time of a development or acquisition. These sources may include selling common shares, preferred shares or debt securities through public offerings or private placements, incurring additional debt through secured or unsecured borrowings, issuing units of limited partnership interests in our operating partnership in exchange for contributed property, entering into joint ventures or borrowing under the line of credit that we expect to obtain before the completion of the offering and the formation transactions. To finance the construction of development projects, we expect to rely primarily on secured construction financing. Upon completion of construction of a project, we would likely repay the construction financing and we may replace it with debt secured by the property alone or together with other unencumbered properties in our portfolio.

Industry Background

        The term "medical office building" typically refers to a building that is occupied almost exclusively by providers of medical services. Medical office buildings typically contain suites for physicians and physician practice groups and also may include facilities that provide hospital ancillary and outpatient services, such as ambulatory surgery centers, imaging and diagnostic centers (offering diagnostic services not typically provided in physician offices or clinics), rehabilitation centers, birthing centers, sports medicine facilities, dialysis centers (providing care for those with chronic kidney disease), women's centers (offering specialty services for women) and cancer treatment centers. Because of the specialized needs of these physicians and other healthcare providers, medical office buildings tend to have a number of characteristics that distinguish them from traditional office buildings, such as larger elevators, more extensive plumbing and HVAC systems, higher capacity electrical systems and floors with higher weight-bearing capacities.

        According to a survey conducted by the Energy Information Administration, as of 1999, there were an estimated 98,000 clinic/outpatient buildings and doctor/dentist office buildings in the U.S., comprising a total of 921 million square feet of space. In addition, Modern Healthcare's annual

Construction & Design Survey indicates that an estimated $0.9 billion was spent in the U.S. on the construction of new medical office buildings that were completed in 2003 and an estimated $1.4 billion was spent in the U.S. on the construction of freestanding outpatient facilities that were completed in 2003. According to a 2003 report by Real Capital Analytics on the medical office industry, approximately $1.4 billion of medical office buildings, each with a value of $5 million or more, were sold in 2003. This represents a growth of 47% over the $0.9 billion sold in 2002, as stated in that report.

        We believe that a number of significant trends are affecting the delivery of medical services and the ownership of medical office buildings in the United States. We believe that these trends will continue to generate substantial growth in the market for medical office buildings in the foreseeable future.

  Increasing Demand for Physicians and Outpatient Medical Services

        Two major demographic trends will continue to increase the demand for healthcare services in the United States for the foreseeable future, namely the growth of the total U.S. population and the aging of the population.

        According to the U.S. Department of Commerce (Bureau of the Census), the total population in the United States is projected to increase from 282 million to nearly 420 million, an increase of 49%, between 2000 and 2050, including a projected increase of 24 million people in the next ten years.

        As the population grows, so will the demand for medical services and the physicians who will provide those services. According to the U.S. General Accounting Office, the average number of physicians in the United States per 100,000 people was 239 in 2001. Assuming that rate stays constant (it actually increased from 214 in 1991), an increase in the total U.S. population of 24 million people over the next ten years would translate into a need for more than 57,000 additional physicians over that same time period.

        In addition to the growth in the total population, the U.S. population is aging. In 2000, the number of persons 65 years of age and older totaled 35 million, or approximately 12.4% of the total population. By 2030, that age group is expected to double, increasing the percentage to nearly 20% of the total population.

        On average, persons 65 years of age and older tend to use a disproportionate share of healthcare services in the U.S. A study by the U.S. Department of Health & Human Services demonstrated that in the year 2000, patients 65 years of age and older accounted for 24.3% of all physician office visits, despite representing only 12.4% of the total U.S. population. As the percentage of the population over the age of 65 increases, we expect that they will continue to demand and use a disproportionate share of healthcare services.

        The effects of this increasing demand for healthcare services will, in turn, increase the demand for medical office buildings through an increase in the overall number of physicians and an increase in the type and amount of outpatient services, which generally involve physician visits and medical services performed in a facility other than a hospital.

        As discussed above, the rising demand for medical services in the United States is increasing the need for physicians. As the number of physicians increases, the demand for space in which to provide medical services can be expected to rise. Because the cost of redevelopment or expansion of a hospital tends to be significantly higher than the cost of developing, re-developing or expanding medical office buildings, and doing so tends to be significantly more time consuming, medical office buildings are expected to provide more and more of the additional facilities necessary to satisfy this increased demand.

        There is also a growing trend toward moving more procedures out of hospitals and into outpatient facilities and medical office buildings. This is due in part to improved technology that is reducing the invasiveness and risk of many surgical and diagnostic procedures that were traditionally done on an inpatient basis. This also is due, in part, to reimbursement trends designed to encourage physicians and providers to perform procedures in lower cost settings. For example, from 1998 to 2002, the American Hospital Association reported a 12.0% increase in the total number of outpatient surgeries performed compared to a 3.8% increase in the number of inpatient surgeries performed during this period. As more procedures are performed in outpatient facilities, the need for medical office buildings will continue to rise, particularly for facilities that include hospital ancillary and outpatient services.

  Increasing Demand For Convenient, Cost-Efficient Facilities

        Healthcare providers have been, and will continue to be, under constant pressure from the managed care payors, such as health maintenance organizations, to operate efficiently and to control overhead. As reimbursement levels have generally decreased, healthcare providers have had to manage their time and businesses more efficiently. We expect this trend to continue.

        Physicians who need to be in a hospital on a regular basis often seek facilities that are on or adjacent to that hospital's campus to reduce travel time. Physicians who do not need ready access to the hospital but use outpatient facilities, such as ambulatory surgery centers, often seek to have ready access to those facilities to reduce travel time. Physician office space that is located on or adjacent to a hospital campus or convenient to an outpatient facility represents a significant convenience for physicians who desire ready access to those facilities.

        In addition to the benefits to the physician, patients also appreciate the convenience that medical office buildings provide, such as more ample and accessible parking and smaller and easier to navigate floor plans. Patients often prefer to avoid hospitals; a well-located medical office building typically is more patient-friendly. If the building offers many needed outpatient services, physicians may find it easier to retain their patients.

  Population Shifts

        Geographic shifts of the U.S. population will also drive the need for new medical office buildings in those markets with increasing populations. For example, as people reach retirement age, many of these individuals relocate to the sunbelt states, such as Florida, Texas and Arizona for a more inviting climate. From 2000 to 2003, the population growth of Arizona, Florida and Texas has been 8.0%, 6.1% and 5.6%, respectively, compared to 3.1% for the United States as a whole over the same period. As the population increases in the sunbelt states, the demand for medical services in those markets can be expected to increase, resulting in a corresponding need for additional medical office buildings.

  Changes in the Health Care Regulatory Environment

        Reductions in Medicare reimbursement levels have caused many hospitals to dispose of real estate assets, including medical office buildings. Medicare will reduce funding for hospitals by $18 billion over the next five years as a continuation of the Balanced Budget Act of 1997. According to The Lewin Group Analysis of the American Hospital Associate Annual Survey, 1980-2000, in 2000 Medicare paid approximately 38.3% of total costs incurred by the average hospital in the United States, with approximately 12.8% coming from Medicaid. Since such a large portion of hospital income is dependent on Medicare and Medicaid reimbursement, many healthcare administrators are seeking liquidity and financial flexibility through the disposition of real estate assets in an effort to cut costs and focus on their core medical business. In addition, reductions in Medicare reimbursement levels have caused many hospitals to look to third-party real estate companies for the capital necessary to develop needed medical office buildings. Rather than developing additional facilities themselves, hospitals are increasingly turning to using third-party real estate companies to develop, own and operate medical office buildings on their campuses. By establishing relationships with third-party real estate companies, hospitals are able to focus on their core business and to meet their need for medical office buildings without the capital outlay or the responsibility of building and managing real estate.

        In addition, complex federal and state laws and regulations governing referrals to hospitals by physicians may lead many hospitals and physician practice groups to seek third-party ownership and/or management of their medical office buildings. Physicians often play a central role in the decision by a patient to seek medical treatment at a particular hospital. Federal and state laws and regulations, designed to prevent fraud and abuse, are in place to restrict hospitals from inappropriately influencing physicians to refer patients to them. These laws and regulations also prohibit physicians from making certain types of referrals to entities, including hospitals, in which the physicians have investment interests or with which the physicians have compensation arrangements. One aspect of these laws and regulations restricts the leasing of medical office space by hospitals to physicians at below-market rates or where other terms may present an opportunity for undue influence on physician referrals. The burden on hospitals and physician practice groups to maintain and document adherence to these complex laws and regulations, and the risks associated with non-compliance, may lead many of them to seek third-party ownership and management of their medical office buildings, since this reduces both their cost of compliance and their risk of violating these laws and regulations.

        Because of the rising demand for physician and outpatient medical services, the increasing pressure on physicians to deliver those services in more cost-efficient facilities, demographic shifts, shifts in the geographic concentration of the population and the changes in the healthcare regulatory environment, we believe that the medical office building industry will continue to grow in the next several years.

        Our experience indicates that the key factors to success in this industry include an attractive locations on or adjacent to campuses of hospitals with strong market positions, proper positioning of the buildings relative to their tenant bases, strong relationships between the owners or developers of the medical office buildings and the sponsoring hospitals and a diverse tenant mix throughout the portfolio.

Our Properties

        Upon the completion of the offering and the formation transactions, we will own interests in 28 medical office buildings in nine states that contain a total of approximately 1.4 million rentable square feet. Twenty-four of these medical office buildings, which represent the completed buildings and the acquired buildings, were 92.7% leased as of December 31, 2003. The remaining four medical office buildings, which are recently developed or under construction, were 73.0% leased as of December 31, 2003. In addition, the DASCO group has entered into agreements to develop five additional medical office buildings in which we will own an interest, and to acquire one additional medical office building. We expect these six additional medical office buildings, which will be located in six states, to contain a total of approximately 325,000 rentable square feet, although we cannot assure you that any of these transactions will be completed.

  Summary of Properties

        The following table contains information about our portfolio of medical office buildings as of December 31, 2003, which consists of 24 completed and acquired properties with an aggregate of approximately 1.1 million rentable square feet and four recently developed or under construction properties with an aggregate of approximately 0.3 million rentable square feet:

Property(1)	Year Developed (D)/ Acquired (A)(2)	Year Built/ Renov.	% Owned by Our Company		On/Off Hospital Campus(3)	Rentable Sq. Ft.	% Leased	Subject to Ground Lease(4)	Associated Healthcare System(5)
Completed and Acquired Properties
Texarkana Professional Building Texarkana, TX	2000(A)	1966/ 1978	47%		Off	77,700	100%	N	Christus Health Systems
Physician's East and Physician's West Lancaster, TX (Dallas MSA)	2000(A)	1982/ 1992	70		On	54,900	94	Y	American MedTrust
The Birth Place at Southwest General San Antonio, TX	2000(A)/ 2002(D)	1994/ 2002	100		On	34,100	100	N	IASIS
McDowell Mountain Medical Scottsdale, AZ (Phoenix MSA)	2001(A)	1999	100		Off	85,900	88	N	N/A
Lake Granbury Medical Center Granbury, TX	2001(D)	2001	100	(6)	On	33,800	93	Y	Community Health Systems
630 N. Alvernon Tucson, AZ	2001(A)	1986/ 1993	100		Off	112,700	84	N	Ascension Health
The Medical Offices at Central Mississippi Medical Center Jackson, MS	2002(D)	2002	100	(6)	On	44,500	100	Y	Health Management Associates
Burns Professional Building Blue Ridge, GA	2002(D)	2002	100	(6)	On	14,700	100	Y	Community Health Associates
Baytown Plaza I and Plaza II Baytown, TX (Houston MSA)	2002(A)	1979/ 1987	100		On	38,800	83	N	N/A
Oviedo Medical Center Oviedo, FL (Orlando MSA)	2002(A)	1997	100		Off	68,100	97	N	Orlando Regional Healthcare
South Seminole Medical Office Building II Longwood, FL (Orlando MSA)	2002(A)	1987	100		On	35,300	96	Y	Orlando Regional Healthcare
MedPlex B at Sandlake Commons Orlando, FL	2002(A)	1988	100		On	32,100	100	N	Orlando Regional Healthcare
Orlando Professional Center II Orlando, FL	2002(A)	1963	100		On	28,000	94	N	Orlando Regional Healthcare
South Seminole Medical Office Building III Longwood, FL (Orlando MSA)	2002(A)	1993	100		On	23,100	100	N	Orlando Regional Healthcare
Orlando Professional Center I Orlando, FL	2002(A)	1969	100		On	17,100	100	N	Orlando Regional Healthcare

Sand Lake Physicians Office Building Orlando, FL	2002(A)	1985	100%		On	14,000	100%	Y	Orlando Regional Healthcare
St. Joseph's Medical Plaza Tucson, AZ	2002(A)	1986	100		On	87,900	73	Y	Ascension Health
Heartland Regional Medical Office Building Marion, IL	2002(D)	2002	70		On	72,200	92	N	Community Health Systems
Santa Rosa Medical Office Building Milton, FL (Pensacola MSA)	2003(D)	2003	100	(6)	On	36,700	100	Y	Health Management Associates
River Oaks Professional Center Jackson, MS	2003(D)	2003	100	(6)	On	45,700	100	Y	Health Management Associates
Eagle Creek Medical Plaza Lexington, KY	2003(A)	1982/ 1987	100		On	42,400	96	Y	Catholic Health Initiatives
Elgin Medical Office Building II Elgin, IL (Chicago MSA)	2003(A)	2001	100		On	45,900	91	Y	Provena Health
Elgin Medical Office Building I Elgin, IL (Chicago MSA)	2003(A)	1997	100		On	44,400	98	Y	Provena Health
Provena Mercy Professional Office Building Aurora, IL (Chicago MSA)	2003(A)	1985	100		On	26,800	96	Y	Provena Health
Recently Developed/Under Construction Properties(7)
NASA Parkway Medical Office Building Nassau Bay, TX (Houston MSA)	Jun. 2003(D)	2003	88%	(8)	On	48,200	69%	Y	Christus Health Systems
St. Joseph East Office Park Lexington, KY	Sept. 2003(D)	2003	95	(8)	On	73,600	68	Y	Catholic Health Initiatives
Parker Adventist Professional Building Parker, CO (Denver MSA)	Jan. 2004(D)	2004	100	(8)	On	83,600	66	Y	Centura Health
Brentwood Medical Center Walnut Creek, CA (San Francisco MSA)	Nov. 2004(D)(9)	2004	100	(6)(8)	Off	104,500	85	Y	John Muir/ Mt. Diablo Hospital System

(1)
"MSA" means Metropolitan Statistical Area (source: U.S. Census Bureau, Population Division).

(2)
The properties are set forth on this table in chronological order. For properties we acquired, this is the year in which the acquisition closed. For properties we developed, this is the year in which a certificate of occupancy for the shell of the building was received or is expected to be received.

(3)
"On hospital campus" includes buildings adjacent to a hospital campus.

(4)
For a description of various restrictions and limitations applicable to us that are contained in our ground leases and other agreements with hospitals or healthcare systems, see "—Restrictions and Limitations in Our Ground Leases and Other Agreements With Hospitals," beginning on page 79.

(5)
"Associated Healthcare System" refers to the healthcare system with which the sponsoring hospital is associated.

(6)
This property is subject to cash flow and/or capital proceeds participation arrangements with the hospital. For a discussion of these arrangements, see "—Cash Flow and Capital Proceeds Participation Arrangements With Hospitals," on page 81.

(7)
These buildings are currently under construction and have not received a certificate of occupancy or have had a certificate of occupancy for less than 12 months as of December 31, 2003.

(8)
Our current ownership interest in this property may be reduced as a result of the offering and sale of ownership interests in the property-owning entity to prospective physician tenants as an inducement to enter into long-term leases at the property or otherwise. For a more detailed discussion of this aspect of our leasing program, see "—Our Leases," beginning on page 74.

(9)
We cannot assure you that this project will be completed by November 2004.

  Summary of Properties Under Agreement

The DASCO group has entered into agreements to develop five medical office buildings in which we will own an interest, and to acquire one medical office building, which are expected to contain an aggregate of approximately 325,000 rentable square feet. We cannot assure you that any of these transactions will be completed. The following table contains information about these medical office buildings as of May 12, 2004:

Property Under Agreement(1)	Expected Year of Development(D)/ Acquisition (A)(2)		Year Built/ Renov.	Expected % Owned by Our Company		On/Off Hospital Campus(3)	Estimated Rentable Sq. Ft.	Expected to be Subject to Ground Lease(4)	Associated Healthcare System(5)
Randall Road Carpentersville, IL (Chicago MSA)	2004(A	)	2000	100%		Off	9,700	N	Provena Health
Lakeside Health Park(6) Omaha, NE	2005(D	)	N/A	100		On	97,000	Y	Alegent Health
Central Mississippi Medical Center II(7) Jackson, MS	2005(D	)	N/A	100		On	42,100	Y	Health Management Associates
Jefferson Regional Medical Center Pine Bluff, AR	2005(D	)	N/A	100		On	42,000	Y	Jefferson Regional Medical Center
St. Joseph Hospital(6) Towson, MD (Baltimore MSA)	2006(D	)	N/A	100		On	57,400	Y	Catholic Health Initiatives
Gateway Medical Center(6) Newburgh, IN	2006(D	)	N/A	100	(8)	On	76,800	Y	Deaconess Health

(1)
We cannot assure you that any of these transactions will be completed. "MSA" means Metropolitan Statistical Area (source: U.S. Census Bureau, Population Division).

(2)
The properties are set forth on this table in chronological order. For properties we acquired, this is the year in which the acquisition closed. For properties we developed, this is the year in which a certificate of occupancy for the shell of the building was received or is expected to be received.

(3)
"On hospital campus" includes buildings adjacent to a hospital campus.

(4)
For a description of various restrictions and limitations applicable to us that are contained in our ground leases and other agreements with hospitals or healthcare systems, see "—Restrictions and Limitations in Our Ground Leases and Other Agreements with Hospitals," beginning on page 79.

(5)
"Associated Healthcare System" refers to the healthcare system with which the sponsoring hospital is associated.

(6)
In pre-leasing phase of development.

(7)
This property is master leased by the sponsoring hospital for a 15-year term.

(8)
Our expected ownership interest in this property may be reduced, but not below 50%, as a result of the offering and sale of ownership interest in the property-owning entity to prospective physician tenants as an investment or an inducement to enter into long-term leases at the property.

Randall Road

        In April 2004, DASCO entered into an agreement with a hospital associated with Provena Health to purchase this four-year-old medical office building. The building is an outpatient clinic consisting of approximately 9,700 rentable square feet and is located in a suburb of Chicago, Illinois. The selling hospital currently occupies all of the space in the building and will, as a condition to closing, enter into a master lease with us for all of the space. We cannot assure you that this acquisition will be completed.

Lakeside Health Park

        In August 2003, the DASCO group entered into an agreement with Alegent Health to develop a new medical office building expected to contain approximately 97,000 rentable square feet in Omaha, Nebraska. This building will be built between a new 77-bed hospital that we expect will open in Summer 2004 and an existing 150,000 square foot medical office building and health club. The building is expected to be connected to the hospital and the existing medical office building by climate-controlled connectors. We expect that Alegent Health will lease approximately 30% to 45% of the building for its own use. We expect the building to be completed in early 2005, although we cannot assure you that this property will be completed as expected or at all.

Central Mississippi Medical Center

        In March 2004, the DASCO group entered into an agreement to develop this medical office building expected to contain approximately 42,100 rentable square feet. This building will be our second medical office building on Health Management Associates' Central Mississippi Medical Center campus, located in Jackson, Mississippi. Our new building, which is 100% master leased by Health Management Associates, will be attached to our existing building by virtue of a common lobby. Central Mississippi Medical Center is expected to sublease space in the new building to physicians. Development is expected to be completed in early 2005, although we cannot assure you that this property will be completed as expected or at all.

Jefferson Regional Medical Center

        In September 2003, the DASCO group entered into an agreement to develop a medical office building expected to contain approximately 42,000 rentable square feet on the campus of Jefferson Regional Medical Center in Pine Bluff, Arkansas. It is expected that the hospital will lease approximately 14,000 rentable square feet for an outpatient cardiac center. The balance of the space will be leased to physicians. Under the terms of the agreement, the hospital must guarantee a 70% lease-up for the first 18 months after the building is completed, 90% for the following 12 months and 95% thereafter. Development is expected to be completed in Spring 2005, although we cannot assure you that this property will be completed as expected or at all.

St. Joseph Hospital

        In May 2004, the DASCO group entered into an agreement to develop a medical office building expected to contain approximately 57,400 rentable square feet. This building will be located near the St. Joseph Hospital campus in Towson, Maryland, and will be connected to an existing parking garage. Development is expected to be completed in early 2006, although we cannot assure you that this property will be completed as expected or at all.

Gateway Medical Center

        In February 2004, the DASCO group entered into an agreement to develop a medical office building expected to contain approximately 76,800 rentable square feet. This building will be located at Deaconess Health Systems' Gateway Campus in Newburgh, Indiana. It is expected that a hospital, currently under development, will lease the entire first floor of our new building and the balance of the space will be leased to physicians. Our medical office building is expected to share a common entrance with the hospital. Development of both the new medical office building and the hospital is expected to be completed in Spring 2006, although we cannot assure you that this building or the hospital will be completed as expected or at all.

  Major Healthcare Systems

The following table contains information about our most significant hospital tenants and their associated healthcare systems, in our portfolio of medical office buildings as of December 31, 2003:

Property	Associated Healthcare System(1)/(Credit Rating)(2)	Hospital/Tenant	Rentable Sq. Ft. Leased	% of Total Leased	Annualized Base Rent(3)	% of Total Annualized Base Rent
The Medical Offices at Central Mississippi Medical Center Jackson, MS	Health Management Associates(4)/ (A-/Baa2)	Central Mississippi Medical Center	44,500	3.5%	$687,197	4.3%
River Oaks Professional Center Jackson, MS	Health Management Associates(4)/ (A-/Baa2)	River Oaks Hospital	45,700	3.6	678,704	4.2
Santa Rosa Medical Office Building Milton, FL	Health Management Associates(4)/ (A-/Baa2)	Santa Rosa Medical Center	36,700	2.9	639,189	4.0

Subtotal for Health Management Associates Properties			126,900	10.1%	$2,005,090	12.5%
Heartland Regional Medical Office Building Marion, IL	Community Health Systems/ (BB-/B2)	Heartland Regional Medical Center	42,700	3.4%	$677,458	4.2%
Lake Granbury Medical Center Granbury, TX	Community Health Systems/ (BB-/B2)	Granbury Hospital	31,400	2.5	559,352	3.5
Burns Professional Building Blue Ridge, GA	Community Health Systems/ (BB-/B2)	Fannin Regional Hospital	14,700	1.2	247,358	1.6

Subtotal for Community Health Systems Properties			88,800	7.0%	$1,484,169	9.3%
Orlando Regional Hospital Portfolio Orlando, FL	Orlando Regional Healthcare/ (A-/A2)	Orlando Regional Healthcare	86,000	6.8%	$1,236,666	7.7%
Texarkana Professional Building Texarkana, TX	Christus Health/ (A+/A2)	St. Michael's Health System	61,000	4.8%	$734,488	4.6%
NASA Parkway Medical Office Building Nassau Bay, TX	Christus Health/ (A+/A2)	Christus St. John Hospital	23,800	1.9	458,711	2.9

Subtotal for Christus Health Properties			84,800	6.7%	$1,193,199	7.5%
The Birth Place at Southwest General San Antonio, TX	IASIS Healthcare(4)/ (B+/B2)	Southwest General Hospital	34,100	2.7%	$1,153,382	7.2%
630 N. Alvernon Tucson, AZ	Ascension Health/ (AA/Aa2)	Carondelet Health Network	55,800	4.4%	$625,959	3.9%
Provena Health System Portfolio Chicago, IL	Provena Health/ (AAA/Baa1)	Provena Health	37,100	2.9%	$623,396	3.9%
McDowell Medical Scottsdale, AZ	HealthSouth (Not rated)	HealthSouth Surgery HealthSouth Rehabilitation Diagnostic Health Corp.	27,929	2.2%	$615,835	3.8%
St. Joseph East Office Park Lexington, KY	Catholic Health Initiatives/ (AAA/Aa2)	St. Joseph Health Corp.	29,700	2.4%	$489,586	3.1%

(1)
"Associated Healthcare System" refers to the healthcare system with which the sponsoring hospital is associated.

(2)
Credit ratings of the associated healthcare system reflect ratings issued by Standard & Poor's and Moody's, respectively. For a description of these ratings, see "—Ratings" beginning on page 68. For more information relating to the issuances to which these ratings are given, see "—Major Healthcare Systems."

(3)
Annualized Base Rent represents the annualized monthly contractual rent under existing leases as of December 31, 2003. This amount reflects total base rent and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent.

(4)
Guarantees all obligations of the hospital tenant.

Major Healthcare Systems

        The following are descriptions of the three healthcare systems with whom we currently have the most significant relationships:

  •
  Health Management Associates, Inc. (HMA): Hospitals affiliated with HMA represent the largest group of tenants in our portfolio. HMA is the ninth largest hospital system in the country based on total number of acute-care hospitals in 2002 based on a Modern Healthcare report. As of May 3, 2004, HMA, together with its affiliates, was rated Baa2 by Moody's Investors Service and A- by Standard & Poor's on its Senior Unsecured Bank Credit Facility. HMA is the parent of the two hospitals leasing approximately 90,200 square feet at our Jackson, Mississippi properties and is the parent of the hospital leasing approximately 36,700 square feet at our Milton, Florida property. HMA guarantees both of these leases. As of November 1, 2003, HMA operated 52 hospitals with a total of approximately 7,500 licensed beds. The hospitals in HMA's system are located primarily in the Southeast and Southwest United States in communities with populations of 30,000 to 400,000. Many of the geographic areas where HMA operates are growing rapidly partly from a shift of manufacturing jobs from the Northeast and Midwest and partly from the continued migration of sunshine-seeking retirees, who use medical services more often than the population as a whole.

  •
  Community Health Systems, Inc. (CHS): Hospitals affiliated with CHS represent the second largest group of tenants in our portfolio. CHS is the fifth largest hospital system in the U.S. based on the number of its acute-care hospitals in 2002 based on a Modern Healthcare report. As of May 3, 2004, CHS had a Long Term Issuer Rating of B2 from Moody's and BB- from Standard & Poor's. CHS is the parent company for hospitals leasing approximately 88,800 square feet in three medical office buildings located in Marion, Illinois, Granbury, Texas and Blue Ridge, Georgia. CHS guarantees the obligations of its subsidiary hospitals under these leases. Based in Brentwood, Tennessee and founded in 1985, CHS is one of the country's largest operators of non-urban hospitals in terms of number of acute care facilities and the second largest in terms of revenues. As of December 31, 2003, CHS owned, leased or operated 72 hospitals, geographically diversified across 22 states, with an aggregate of 7,810 licensed beds. In over 85% of its markets, CHS is the sole provider of general hospital healthcare services as of that date. In many of its other markets, CHS is one of only two providers of these services.

  •
  Orlando Regional Healthcare (ORH): Hospitals affiliated with ORH represent the third largest group of tenants in our portfolio. ORH is a not-for-profit system that, as of May 3, 2004, was rated A2 by Moody's and A- by Standard & Poor's. In our portfolio, ORH directly leases approximately 86,000 square feet in the seven medical office buildings in the ORH portfolio located in Orlando, Florida. As of May 7, 2004, ORH had eight hospitals and over 1,500 beds in Florida. ORH is a community-owned hospital organization that serves the healthcare needs of two million Central Florida residents and 6,000 international visitors annually. ORH has Central Florida's only Level I Trauma Center, which is equipped to handle the most serious emergencies, and the region's only Level III Neonatal Intensive Care Unit, which is equipped to treat premature babies. ORH has also established the Arnold Palmer Hospital Children's Heart Institute to focus on repairing heart defects in children.

Ratings

        The following are explanations of the ratings provided by Standard and Poor's and Moody's Investors Service. Ratings of BBB- and Baa3 and above are considered investment grade.

  Standard & Poor's Ratings

        AAA:    The highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

        AA:    Differs from the highest rated obligations only in small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

        A:    Somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

        BBB:    Exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

        BB:    Less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

        PLUS (+) OR MINUS (-): Shows relative standing within the major rating categories.

  Moody's Investors Service Ratings

        Aaa:    Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

        Aa:    Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

        A:    Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

        Baa:    Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

        Ba:    Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

        B:    Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

        Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranging; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

  Geographic Diversification—Total Portfolio

        The following table contains information about the geographic distribution of the medical office buildings in our portfolio by state and market as of December 31, 2003:

State/Market	Number of Properties	Rentable Total Sq. Ft.	% of Total Rentable Sq. Ft.	Annualized Base Rent(1)	% of Total Annualized Base Rent
Texas:
San Antonio	1	34,100	2.4%	$1,153,382	7.2%
Dallas/Ft. Worth	2	88,700	6.2	1,004,709	6.3
Texarkana	1	77,700	5.5	935,893	5.9
Houston	2	87,000	6.1	771,496	4.8

Subtotal	6	287,500	20.1%	$3,865,481	24.1%
Arizona:
Tucson	2	200,600	14.1%	$1,971,978	12.3%
Phoenix	1	85,900	6.0	1,558,346	9.7

Subtotal	3	286,500	20.1%	$3,530,324	22.0%
Florida:
Orlando	7	217,700	15.3%	$2,837,340	17.7%
Pensacola	1	36,700	2.6	639,189	4.0

Subtotal	8	254,400	17.9%	$3,476,529	21.7%
Illinois:
Chicago	3	117,100	8.2%	$1,733,507	10.8%
Marion	1	72,200	5.1	941,095	5.9

Subtotal	4	189,300	13.3%	$2,674,602	16.7%
Mississippi:
Jackson	2	90,200	6.3%	$1,365,901	8.5%
Kentucky:
Lexington	2	116,000	8.1%	$858,306	5.4%
Georgia:
Blue Ridge	1	14,700	1.0%	$247,358	1.6%
California:
Oakland(2)	1	104,500	7.3%	$—	—%
Colorado:
Denver(2)	1	83,600	5.9%	$—	—%

Total	28	1,426,800	100%	$16,018,501	100%

(1)
Annualized Base Rent represents the annualized monthly contractual rent under existing leases as of December 31, 2003. This amount reflects total base rent and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent.

(2)
Currently under development.

  Lease Expiration Summary—Total Portfolio

        The following table contains information regarding the expiration schedule of lease agreements pertaining to space in the medical office buildings in our portfolio based on leases in place as of December 31, 2003:

Lease Expiration Year	Number of Leases Expiring	Rentable Square Feet	% of Total Rentable Square Feet	Expiring Base Rent(1)	% of Expiring Base Rent
2004	41	114,787	10.5%	$1,513,203	9.4%
2005	35	94,199	8.6	1,037,442	6.5
2006	41	88,029	8.1	1,117,032	7.0
2007	26	81,707	7.5	1,018,347	6.4
2008	33	87,983	8.1	1,246,516	7.8
2009	12	41,530	3.8	725,486	4.5
2010	7	26,043	2.4	512,954	3.2
2011	10	63,264	5.8	758,756	4.7
2012	22	64,839	6.0	1,013,814	6.3
2013 and thereafter	31	426,779	39.2	7,074,951	44.2

Total	258	1,089,160	100%	$16,018,501	100%

(1)
Expiring Base Rent reflects the rent in place on December 31, 2003 and is reported as a net number, excluding reimbursed operating expenses under triple net leases, expense stops for any tenant under a partial gross lease, or the 2003 operating expenses in the case of leases under a full gross lease. Other than rent from master leases, rent from leases signed as of December 31, 2003, but not yet in occupancy, is excluded.

  Significant Properties

        Set forth below is information with respect to certain of our significant properties.

        630 N. Alvernon.    630 North Alvernon was originally built in 1987, with a significant expansion completed in 1993. DASCO acquired the property in late 2001. Carondelet Health Network, which is now a part of Ascension Health, leases approximately 50% of the building for physicians and diagnostic and imaging services. This medical office building is located near Carondelet's St. Joseph Hospital, in a strategic location for Carondelet. As of December 31, 2003, 84% of 630 N. Alvernon's approximately 112,700 total rentable square feet of space was leased.

        The following tables set forth certain information with respect to 630 N. Alvernon as of December 31, 2003:

  Primary Tenants—630 N. Alvernon

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Rentable Sq. Ft. Leased	% of Property Sq. Ft.	Annualized Base Rent(1)	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
Carondelet Health Network	Medical Services	Dec. 2011 June 2013	None	55,829	49.5%	$625,959	$11.21	58.4%
Sonora Quest Laboratories	Medical Services Lab	Aug. 2005	None	16,567	14.7	186,432	11.25	17.4

(1)
Annualized Base Rent represents the annualized monthly contractual rent under existing leases as of December 31, 2003. This amount reflects total base rent and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent.

  Lease Expiration Table—630 N. Alvernon

Lease Expiration Year	Number of Leases Expiring	Rentable Square Feet	% of Total Rentable Square Feet	Expiring Base Rent(1)	% of Total Expiring Base Rent	Expiring Base Rent Per Sq. Ft.
2004	7	22,713	23.9%	$258,852	24.2%	$11.40
2005	2	16,567	17.4	186,432	17.4	11.25
2006	—	—	—	—	—	—
2007	—	—	—	—	—	—
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
2010	—	—	—	—	—	—
2011	5	51,110	53.7	569,331	53.2	11.14
2012	—	—	—	—	—	—
2013 and thereafter	1	4,719	5.0	56,628	5.3	12.00

Total	15	95,109	100%	$1,071,243	100%	$11.26

(1)
Expiring Base Rent reflects the rent in place on December 31, 2003 and is reported as a net number, excluding reimbursed operating expenses under triple net leases, expense stops for any tenant under a partial gross lease, or the 2003 operating expenses in the case of leases under a full gross lease. Other than rent from master leases, rent from leases signed as of December 31, 2003, but not yet in occupancy, is excluded.

  Percent Leased and Base Rent—630 N. Alvernon

Fiscal Year(1)	Year-End % Leased	Average Year-End Annual Rent Per Sq. Ft.
2003	84.4%	$11.26
2002	79.1	10.95
2001	77.6	10.84

(1)
Property was acquired in 2001.

        McDowell Mountain Medical.    This property was completed in 1999 by a third party developer. DASCO acquired it in mid-2001. The property is approximately 33% leased by Health South for Ambulatory Surgery, Diagnostics and Imaging and Physical Therapy. The balance of the space is leased to physicians, dentists as well as to a prosthetics and a medical research firm. This property is located in Scottsdale, Arizona. As of December 31, 2003, 88% of McDowell Mountain Medical's approximately 85,900 total rentable square feet of space was leased.

        The following tables set forth certain information with respect to McDowell Mountain Medical as of December 31, 2003:

  Primary Tenants—McDowell Mountain Medical

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Rentable Sq. Ft. Leased	% of Property Sq. Ft.	Annualized Base Rent(1)	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
HealthSouth	Ambulatory Surgery	Jan. 2010	2x5 yr terms	15,499	18.0%	$341,753	$22.05	21.9%
	Diagnostics and Imaging, Physical Therapy	Dec. 2009 Nov. 2009	2x5 yr terms	12,430	14.5	274,082	22.05	17.6

(1)
Annualized Base Rent represents the annualized monthly contractual rent under existing leases as of December 31, 2003. This amount reflects total base rent and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent.

  Lease Expiration Table—McDowell Mountain Medical

Lease Expiration Year	Number of Leases Expiring	Occupied Rentable Square Feet	% of Total Rentable Square Feet	Expiring Base Rent(1)	% of Total Expiring Base Rent	Expiring Base Rent Per Sq. Ft.
2004	1	4,084	5.6%	$87,806	5.6%	$21.50
2005	1	1,086	1.5	24,728	1.6	22.77
2006	2	2,409	3.3	48,972	3.1	20.33
2007	2	3,806	5.2	77,493	5.0	20.36
2008	1	3,305	4.5	64,448	4.1	19.50
2009	8	25,877	35.4	563,161	36.1	21.76
2010	4	20,432	27.9	445,593	28.6	19.54
2011	2	5,375	7.4	104,502	6.7	19.44
2012	2	6,790	9.3	141,644	9.1	20.86
2013 and thereafter	—	—	—	—	—	—

Total	23	73,164	100%	$1,558,347	100%	$21.30

(1)
Expiring Base Rent reflects the rent in place on December 31, 2003 and is reported as a net number, excluding reimbursed operating expenses under triple net leases, expense stops for any tenant under a partial gross lease, or the 2003 operating expenses in the case of leases under a full gross lease. Other than rent from master leases, rent from leases signed as of December 31, 2003, but not yet in occupancy, is excluded.

  Percent Leased and Base Rent—McDowell Mountain Medical

Fiscal Year(1)	Year-End % Leased	Average Year-End Annual Rent Per Sq. Ft.
2003	87.9%	$21.30
2002	85.1	20.17
2001	78.5	19.51

(1)
Property was acquired in 2001.

Our Leases

        We generally have two types of lease structures: a multi-tenant lease structure and a master lease structure. Under multi-tenant leases, tenants lease portions of a property directly from us. Under a master lease structure, one master lessee leases all or a portion of a property from us. We have two general types of master leases. Under one type of master lease, the sponsoring hospital leases all or a portion of the building and subleases space to tenants. Under the other type of master lease, which we typically use in the pre-leasing phase of a development project, the hospital pays rent to us on all or a portion of the building until replacement tenants can be found. At the commencement of the replacement tenant's lease, the hospital's obligation with respect to that space is terminated.

        Our master leases are commonly referred to as "triple net" leases. A triple net lease requires the lessee to pay all ongoing operating and maintenance expenses of the property, including property and casualty insurance, utilities and other charges incurred in the operation of the properties, as well as real estate taxes. Our master leases typically are triple net leases in which the master lessee is responsible for paying all of these amounts. Our multi-tenant leases generally will be triple net or full-service leases with or without an expense stop provision. A triple net lease, or a variation thereof, requires the lessee to pay its proportionate share of the ongoing operating and maintenance expenses, property and casualty insurance and real estate taxes, but generally requires the landlord to pay the cost of capital repairs and replacements. A full-service expense-stop lease requires a lessee to pay its proportionate share of the ongoing operating and maintenance expenses, property and casualty insurance, and real estate taxes in excess of a fixed amount per square foot.

        At all four of our recently developed and under construction properties, we have offered and will continue to offer equity ownership interests in the property-owning entity, or if appropriate, cash flow and/or capital proceeds participation arrangements, to prospective tenants for nominal cash consideration as an inducement to enter into long-term leases at the property. As prospective tenants enter into long-term leases and acquire these ownership interests from us, our ownership percentage in the property-owning entity is reduced. It is increasingly common in our industry to offer this type of inducement to prospective tenants to enter into long-term leases at newly developed properties. We expect to offer this inducement to prospective tenants at future development projects, where appropriate.

Asset Selection Process

        In selecting assets for development or acquisition, we emphasize one or more of the following factors:

  •
  Location: We will seek development and acquisition opportunities that are on or near hospital campuses. In addition, we may seek to acquire projects in strategic off-campus locations that have either long-term leases or significant hospital services which make the location a medical services destination and create sufficient demand for physician tenants.

  •
  Strong Hospitals: We expect that the majority of our projects will be with strong hospital systems. However, we believe that the performance and strength of an individual hospital is as important, if not more important, than the performance of the healthcare system itself. Therefore, we take into consideration the hospital's financial condition and competitive position in the marketplace before moving forward with an development or acquisition.

  •
  Growing Healthcare Markets: We pursue developments and acquisitions in markets with growing or aging populations and therefore growing healthcare needs. As the population in a particular market grows or ages, the demand for medical services in that market can be expected to rise. This increased demand for medical services drives the demand for medical office buildings in those markets. Because both of these factors exist in popular retirement areas, we believe that a number of markets in the sunbelt states are attractive for developments and acquisitions.

        We seek to develop and acquire medical office buildings that achieve profitable risk-adjusted returns on our investment. In identifying development opportunities, we will target hospitals or healthcare systems that have demonstrated a need for a medical office building through feasibility studies. This typically will make it easier for us to achieve our general pre-leasing threshold of 50%-60% before commencement of construction. This further enhances our yields, creates economic stabilization sooner than may otherwise occur, and reduces the lease-up risk. In some cases, hospitals or healthcare systems enter into a master lease with us under which the hospital pays rent to us on all or a portion of the building until replacement tenants can be found. At the commencement of the replacement tenant's lease, the hospital's obligation with respect to that space is terminated. These agreements typically are designed to expedite the commencement of construction by making it easier for us to meet our stabilization parameters.

        We may pursue acquisition opportunities that we believe will achieve higher yields through increased cash flow (as compared to the building's historical operations) as a result of a re-development of the building or the implementation of our management and leasing expertise. These buildings may have lower current occupancies, and may be in need of moderate to significant capital investment and renovation before the realization of increased cash flow and stabilization will occur.

        We may also target acquisitions that may yield relatively lower returns but are more likely to achieve consistent, stable growth in cash flow. These properties may have long-term leases backed by guarantees from hospitals or healthcare systems.

        In addition, we may pursue acquisitions of portfolios of medical office buildings from healthcare systems that are seeking to monetize these assets. We believe that opportunities will exist to purchase significant portfolios of medical office buildings. These opportunities may offer the benefits of greater geographic and hospital diversification, as well as economies of scale in our management and leasing operations in that geographic region.

        Development projects typically achieve higher stabilized yields than those achieved by acquisitions. We believe that our expertise allows us to successfully complete development projects and avoid a number of pitfalls that may impact these projects.

  •
  Construction Expertise: Construction projects are often susceptible to delays or cost overruns. We seek to avoid those problems by using quality contractors, often with a payment and performance bond and an agreement that provides for a guaranteed maximum price.

  •
  Leasing Expertise: Securing tenants for a newly developed building can affect the building's yields. If the space in the building is not leased within the projected time frame, it can affect the stability and cash flow of the building. By gaining a strong understanding of the market during the pre-leasing effort and by generally requiring a pre-leasing threshold of 50%-60% before construction begins, we are better able to achieve our stabilization and projected yields. In some cases, hospitals will expedite the commencement of construction of a development project by entering into a master lease agreement with us to satisfy our minimum pre-leasing threshold. Under the master lease agreement, the hospital pays rent to us on specified amounts of space in the proposed medical office building until replacement tenants can be found.

Development Projects on or Adjacent to Hospital Campuses

        We often develop medical office buildings on or adjacent to hospital campuses. In those cases, we approach the hospital (or its affiliated healthcare system), or the hospital (or its affiliated healthcare system) approaches us, regarding the possibility of developing a medical office building. If warranted, we then undertake a feasibility analysis to determine local demand for medical office space. As part of this feasibility analysis, we also complete a sizing analysis to determine the optimal size of the building.

        We then typically negotiate a development agreement with the hospital. Under the development agreement, we agree to develop the building after specified conditions are met. These conditions generally include entering into the following agreements: a ground lease with the hospital regarding the land underlying the building, a lease under which the hospital rents space at the building (if applicable), and the form of physician tenant lease for space at the building. These conditions also typically include a minimum pre-leasing threshold of 50%-60% to reduce our lease-up risk. In some cases, the hospital will expedite the commencement of construction of a project by providing a vacancy support structure for the medical office building to satisfy our minimum pre-leasing threshold requirement. In those cases, the hospital will agree to pay rent on specified amounts of space in the proposed medical office building until replacement tenants can be found.

        After the conditions have been met under the development agreement, we commence construction of the building.

In-House Asset and Property Management

        We manage medical office buildings through a centralized accounting and regional property management program, which enables us to control and minimize operating expenses. We generally expect to purchase medical office buildings from owners with less real estate management expertise and fewer economies of scale. Following an acquisition, we seek to improve operations by implementing this centralized property management system.

        We have a staff of property managers in each regional office that is responsible for the properties in its region. This enables our property managers to remain in frequent contact with our tenants and to oversee the maintenance of our buildings. We periodically renovate and improve our buildings to respond to market conditions in an effort to continually attract new tenants, retain our existing tenants and ensure that our buildings continue to achieve increased rents and higher yields. Additional medical office buildings that we may develop or acquire within a region will allow us to conduct our management operations more efficiently through greater economies of scale.

        Our property managers typically will hire third parties to provide janitorial and maintenance services at our properties. Depending on the size of a project or its proximity in relation to our other projects, we may directly hire maintenance personnel to perform general repairs and maintenance functions. These maintenance personnel may be located on-site.

        Our asset and property management functions are supervised and administered by our senior management at our Palm Beach Gardens headquarters. Senior management regularly visits each of our properties to support our regional personnel and to ensure implementation of our property management policies and directives.

In-House Marketing and Leasing

        We believe that an effective marketing plan and leasing program is crucial to successful asset management. We typically conduct physician leasing in-house rather than relying on outside brokers. We believe that, more than any other factor, success in marketing a medical office building to physicians is achieved by a professional and knowledgeable marketing team. In addition, our leasing staff develops close relationships with the hospital's administration, which we believe will be an important component of our leasing success.

        For developments on hospital campuses and hospital-sponsored off-campus facilities, we work with the hospital to establish a priority list of targeted physicians who may want to participate in ancillary services that may be offered in the building or who benefit from close proximity to services or the hospital. Our leasing professionals will then contact and meet with physicians based on the priorities established with the hospital. While there is generally a priority established, potential tenants would include all physicians that are members of the hospital staff.

        We will have leasing representatives assigned to each regional office that are responsible for the properties in their region. Additional properties that we may develop or acquire within a region will allow us to conduct our leasing operations more efficiently through greater economies of scale.

        Our leasing functions are supervised and administered by our senior management at our Palm Beach Gardens headquarters. Senior management regularly visits all of our properties to support our regional personnel and to ensure implementation of our leasing policies and directives.

Excluded Properties

        In addition to the interests of the DASCO group in the 28 medical office buildings we are acquiring in the formation transactions, the DASCO group also currently owns interests in the following two additional medical office buildings:

  •
  A medical office building located on the campus of Mid-Coast Hospital in Brunswick, Maine, which contains 74,600 rentable square feet. DASCO completed development of this property in 2001. The DASCO group owns a 7.5% interest in the property and serves as co-general partner of the property-owning entity.

  •
  A medical office building located on the campus of Doctor's Hospital of Laredo in Laredo, Texas, which contains 47,400 rentable square feet. DASCO completed development of this property in 2001. The DASCO group owns a 15% interest in the property and serves as the general partner of the property-owning entity.

        We will not acquire the DASCO group's interest in either of these properties in the formation transactions, nor will we have an option to purchase these interests following the completion of this offering. We expect, however, that the DASCO group will dispose of these interests before the completion of this offering and the formation transactions. If the DASCO group does not dispose of these interests before the completion of this offering, our TRS will provide management and leasing services for the Laredo property.

Debt Outstanding After the Offering

  Mortgage Debt

        The following table sets forth information as of December 31, 2003 regarding the mortgage debt that we expect will be outstanding after this offering and the formation transactions:

Property Securing Loan	Principal Balance as of December 31, 2003	Maturity Date	Balance Due at Maturity	Interest Rate	Amortization	Prepayment Right/Penalty
Fixed rate:
McDowell Mountain Medical	$10,650,160	7/1/2007	$10,307,427	7.54%	30 years	After August 2004/ Yield Maintenance plus 5%
Texarkana Professional Building	7,174,563	6/1/2010	6,652,623	8.41	30 years	After March 2010/ Defeasance
Floating rate:
The Medical Offices at Central Mississippi Medical Center	$6,193,867	5/31/2013	$5,094,107	LIBOR plus 200 basis points	25 years	Any time/1% from June 2003 to May 2004
630 N. Alvernon	6,050,767	12/20/2010	5,635,611	LIBOR plus 220 basis points	25 years	Any time/none
Santa Rosa Medical Office Building	4,643,556	11/4/2014	5,573,781	LIBOR plus 200 basis points	25 years	Any time/1% until November 2005
River Oaks Professional Center	4,183,813	12/9/2014	6,092,259	LIBOR plus 200 basis points	25 years	Any time/1% until December 2005

        In March 2004, we entered into interest rate swap agreements designed to hedge against potential increases in the interest rates of the four floating-rate mortgage notes shown above with a principal amount totaling $21.2 million. The following table sets forth information as of December 31, 2003 regarding the interest rate swap agreements relating to our floating rate debt described above:

	Notional Amount	Swap Maturity Date	Swap Fixed Rate	Credit Spread	All-In Interest Rate
The Medical Offices at Central Mississippi Medical Center	$6,178,077	6/3/2013	4.14%	2.00%	6.14%
630 N. Alvernon	5,997,578	6/1/2006	2.12	2.20	4.32
Santa Rosa Medical Office Building	4,826,611	12/1/2014	4.42	2.00	6.42
River Oaks Professional Center	4,183,812	1/2/2015	4.52	2.00	6.52

  Revolving Credit Facility

        Our operating partnership intends to enter into a new revolving credit facility on or shortly after the completion of this offering to be used primarily to finance future property development, acquisition and re-development activities.

Environmental Matters

        Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of our properties, we or our lessees may be potentially liable for any such costs.

        As part our due diligence process, which we complete before beginning construction on any development project or taking title to any acquisition, we engage a third-party environmental engineering firm to conduct a Phase I Environmental survey. In the event that the Phase I survey finds any indication of unacceptable environmental risk associated with owning the project, we either conduct further testing to ascertain whether or not there is an unacceptable risk, or we terminate the project.

        We believe that the existing properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters. Neither we nor, to our knowledge, any of the current owners of the existing properties have been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of the existing properties.

        In 2000, we acquired our Texarkana property with the knowledge that it contained asbestos. As a condition to the closing, an escrow was established to cover the cost of removing the asbestos in the case that any renovations were required to be made of the affected space. As of December 31, 2003, this escrow contained approximately $340,000.

Restrictions and Limitations in Our Ground Leases and Other Agreements With Hospitals

        Many of our medical office buildings are located on or adjacent to hospital campuses. To protect the interests of the hospital, we have agreed to various limitations and restrictions in our ground leases and other agreements with the hospital. These limitations and restrictions are summarized below.

  Leasing and Use Restrictions

        Under these agreements we typically are permitted to lease space at the building only to physicians or physician practice groups. In addition, in many cases, we are permitted to lease space only to physicians who are members in good standing of the hospital's staff (or to physician practice groups comprised 50% or more of physicians who are members in good standing of the hospital's staff).

        Further, under these agreements, tenants at the building typically are not permitted to engage commercially in specified medical practices that would duplicate the services offered by the hospital, without the prior consent of the hospital.

        Some of these agreements require us, and our tenants, to conduct operations at the building in accordance with specified religious guidelines, such as the Ethical and Religious Directives for Catholic Health Care Services, guidelines issued by the National Council of Catholic Bishops or the religious standards of the Roman Catholic faith. In addition, a few of these agreements prohibit specified procedures, such as abortion and euthanasia, from being performed at the building.

        Typically, the agreements containing the leasing and use restrictions described above require us to include these restrictions in our tenant leases, and in many cases, require us to enforce them at our own expense.

        The leasing and use restrictions described above typically terminate if a "change in use" occurs. A change in use is typically deemed to occur if the hospital ceases operating as an acute care facility, loses its license to operate as an acute care facility or falls below a specified number or percentage of licensed patient beds. If a change in use were to occur under any of these agreements, we would typically be permitted to lease space in the building to any tenants for use as a general office building and, in some cases, for any other purpose that is permitted under applicable zoning laws. In some cases, however, we would still be required to obtain the hospital's consent before leasing to any non-medical subtenant. In addition, a few of these agreements do not provide for the termination of the requirement to comply with specified religious guidelines after a change in use.

        In some cases, the leasing and use descriptions described above terminate if, despite our good faith efforts, we are unable to achieve specified occupancy levels by leasing space to permitted tenants for permitted purposes at the building within a specified period of time.

  Transfer and Ownership Restrictions

        These agreements typically restrict our ability to sell the medical office building as well as provide the hospital with rights to purchase the building in specified circumstances.

        These agreements typically provide that, if we wish to sell the building, the hospital will have a right of first offer and/or a right of first refusal to purchase the building. In the case of the agreements that provide the hospital with a right of first offer, if we wish to market the building for sale, we typically are required to first offer the hospital the opportunity to purchase the building by specifying a sale price. If the hospital elects not to accept our offer, we are then permitted to seek a third-party buyer within a specified time period, typically ranging from six to nine months, before the conditions of the hospital's right of first offer must be satisfied again. However, if the sale price we obtain from the third-party buyer is less than the price rejected by the hospital, we may be obligated to offer the building to the hospital at the lower price before selling it to the third-party buyer.    In some cases,

the hospital will have this right of first offer if we wish to market our interests in the property-owning entity.

        In the case of the agreements that provide the hospital with a right of first refusal, if we receive a bona fide offer from a third party to purchase the building, we typically are required to first offer the hospital the opportunity to purchase the building at the price offered by the third-party buyer. If the hospital elects not to purchase, we are then permitted to sell the building to a third-party buyer within a specified time period, typically ranging from six to nine months, before the conditions of this right of first refusal must be satisfied again. However, if the sale price we obtain from the third-party buyer is less than the price rejected by the hospital, we may be obligated to offer the building to the hospital at that lower price before selling it to the third-party buyer. In some cases, the hospital will have this right of first refusal if we wish to market our interests in the property-owning entity.

        In addition, these agreements typically contain additional restrictions on our ability to sell the building or our interests in the property-owning entity. These restrictions generally include one or more of the following:

  •
  A prohibition on selling to a competitor of the hospital, usually defined as a hospital located within a specified distance;

  •
  A restriction that allows us to sell only to buyers that own real estate with a total value in excess of a specified threshold or that lease in excess of a specified percentage of space in the medical office building; and

  •
  In cases where the hospital does not have a right of first offer or right of first refusal, a requirement that we obtain the hospital's consent to a proposed sale.

        In several cases, the hospital has the right to repurchase the medical office building for fair market value. In some cases, the hospital may exercise this right at any time. In other cases, the hospital may exercise this right only on specified dates or after a "change in use", as described above. In some cases, when the hospital first has the right to repurchase the building, the purchase is determined by a formula which may result in a price that is below fair market value at the time. In the case of our Brentwood property, when the hospital first has the right to repurchase the building, the purchase price is a fixed price that may be below fair market value at that time.

        In addition, we may not sell our Nassau Bay building under any circumstances until August 2006.

  Reversion of the Building to the Hospital for No Consideration

        Upon the expirations of our ground leases, which are scheduled to occur between 2050 and 2102 for our current ground leases, or the earlier termination resulting from any default by us, the property and all improvements made on the property, including our medical office building, will revert to the hospital for no consideration. Assuming that we exercise all of our extension options under our current ground leases, the average remaining term of our current ground leases is approximately 86 years.

        We could in the future default under our ground leases by failing to make required lease payments, failing to comply with the use restrictions described above or otherwise failing to comply with our obligations under the ground lease.

Cash Flow and Capital Proceeds Participation Arrangements With Hospitals

        The following properties in our portfolio are subject to cash flow and/or capital proceeds participation rights held by hospitals under the terms of specific master or tenant leases:

  •
  Burns Professional Building. Under the terms of a cash flow participation agreement, the hospital lessee is entitled to receive 50% of the net cash flow of the property on a pro rata basis

    (calculated as the percentage of square feet under any sublease to the total rentable square feet in the building) during the term of the agreement.

  •
  Lake Granbury Medical Center. Under the terms of a lease, the hospital lessee is entitled to receive a percentage of the net cash flow of the property during the term of the lease.

  •
  The Medical Offices at Central Mississippi Medical Center, River Oaks Professional Center and Santa Rosa Medical Office Building. The sole lessee, or the guarantor of the sole lessee, in each property is entitled to receive 90% (or 80%, if specified conditions are met) of any surplus of net proceeds upon the sale or refinancing of the applicable property, occurring during the term of the governing master lease.

  •
  Brentwood Medical Center. Under the terms of our cash flow and capital proceeds participation agreements with the sponsoring hospital, the hospital is entitled to receive 50% of the net cash flow of the property on a pro rata basis (calculated as the percentage of square feet under the hospital's leases to the total rentable square feet in the building) during the terms of the leases. This agreement also entitles the sponsoring hospital to receive 50% of its pro rata share of the net capital proceeds upon the occurrence of specified events, including the sale or refinancing of the property.

Insurance

        We maintain or, in limited cases, require our tenants to maintain comprehensive insurance on our medical office buildings. Insurance coverage on a property includes liability and fire insurance and extended coverage insurance in amounts sufficient to permit the replacement of the medical office building in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of war or terrorism, that may be uninsurable or not insurable at a price we can afford. Several of our ground leases contain obligations to rebuild a damaged or destroyed medical office building regardless of the cost and the size of insurance payments we receive. Therefore, we must engage in a risk-benefit analysis on such properties in determining the level of insurance to carry and the risks to insure against, balancing the size of our insurance payments with the potential unforecasted capital expenditures we would be forced to undertake should such a medical office building suffer damage or destruction. We believe our policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and that the properties in our portfolio are adequately insured. See "Risk Factors—Risks Related to our Property/Business"

Competition

        We encounter significant competition for acquisitions and developments of medical office buildings. We face competition from private investors, healthcare providers (including physicians and physician practice groups), healthcare-related REITs, real estate partnerships, and numerous local, regional and national developers, owners and financial institutions. Many of these competitors have substantially greater financial and other resources than we have, and some may have stronger relationships than we have with healthcare systems, hospitals, lenders, general contractors, architects, real estate brokers, advisors and consultants.

        We also face competition in leasing available space at our properties to prospective tenants. Competition arises from nearby hospitals and other medical facilities that provide services comparable to those offered at our buildings. Some of those competing facilities may be owned by governmental agencies and supported by tax revenues, and others may be owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. Those types of support are not available to our buildings. In addition, competing facilities may provide health services that are not available at our buildings. From time to time, referral sources, including physicians and managed care organizations, may change their lists of healthcare facilities to which they refer patients, which could adversely affect our rental revenues.

Legal Proceedings

        We are not currently a party to any legal proceedings. The DASCO group and the property-owning entities from time to time are involved in litigation arising in the normal course of business. Because we are acquiring the DASCO group's direct or indirect interests in the property-owning entities subject to associated liabilities, we may therefore become a successor party-in-interest to any of this litigation. The DASCO group and the property-owning entities are not currently involved in any litigation that would have a material effect on our results of operations, cash flows or financial condition, nor, to our knowledge, is any such material litigation threatened against us.

Offices

        Our headquarters are currently located at 3399 PGA Boulevard, Suite 240, Palm Beach Gardens, Florida 33410. Our telephone number is (561) 691-9900. Our web site will be http://www.dascomed.com. The information on our web site does not constitute a part of this prospectus.

        We maintain centralized accounting, finance, development, acquisition and information systems at our corporate offices. We also have in place an infrastructure and corporate staff that we believe is capable of absorbing new medical office buildings and supporting our growth objectives.

        In addition to our headquarters, we will also manage and lease our properties out of six regional offices, strategically located in: Dallas, Texas; Orlando, Florida; Scottsdale, Arizona; Chicago, Illinois; Los Angeles, California and Jackson, Mississippi. We believe that our current facilities are adequate for our present and near-term future operations.

Employees

        We currently have approximately 56 employees across the country including 14 property management personnel, nine leasing professionals and four corporate management personnel. We believe that our relations with our employees are good. Our employees are not unionized.

MANAGEMENT

Trustees and Executive Officers

        Upon the completion of this offering and the formation transactions, our board of trustees will consist of nine trustees, including five who will be independent trustees. Under our charter, each of our trustees is elected by our shareholders to serve until the next annual meeting and until his successor is duly elected and qualified. See "Description of Shares—Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws," beginning on page 108. The first annual meeting of our shareholders after this offering will be held in 2005. Subject to rights under any employment agreements, our officers serve at the pleasure of our board of trustees.

        The following table sets forth information concerning the individuals who will be our trustees and executive officers upon the completion of this offering. We are in the process of identifying five trustees who will qualify as independent trustees for purposes of the New York Stock Exchange rules.

Name	Age	Position
James R. Heistand	52	Chairman of the Board and Trustee
Malcolm S. Sina	48	Chief Executive Officer and Trustee
James V. Galgano	51	President and Trustee
Wayne H. Yetman	47	Chief Operating Officer, Executive Vice President and Secretary
Gregory R. Moxley	49	Chief Financial Officer, Executive Vice President and Treasurer
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*

*
It is expected that this person will become a trustee immediately after completion of this offering.

        James R. Heistand will be Chairman of our Board of Trustees. Since 1999, Mr. Heistand has served as Chairman of the Executive Committee of DASCO, which is responsible for overall decisions relating to DASCO and its project capital. Mr. Heistand is Chairman of Capital Partners, Inc., a privately held real estate investment company. He founded Associated Capital Properties, Inc. in 1989, and served as chairman of ACP, directing all areas of ACP's operations, including its strategic planning, acquisitions, development and financings until its sale in 1997 to Highwoods Properties, Inc. where he served as a senior vice president from 1997 to 1999 and as a member of the Board of Directors from 1998 until 2000. Prior to forming ACP, Mr. Heistand served as the President of Major Development Corporation (a subsidiary of Major Realty Corporation), a publicly held, full-service commercial, residential and industrial development company. Mr. Heistand graduated from the University of Florida with a Bachelor of Science degree in Real Estate Finance and received a Master of Science degree in Finance from Florida International University.

        Malcolm S. Sina will be our Chief Executive Officer. Since 1999, Mr. Sina has served as Managing Partner, President and Chief Executive Officer of DASCO. From 1994 to 1999, he served as Chief Operating Officer of DASCO. From January 1999 to August 1999, he served as a consultant to DASCO. Prior to joining DASCO, Mr. Sina served as Managing Director of Real Estate Investments at Aetna Life Insurance Company from 1991 to 1994, where he was directly accountable for a $5 billion loan portfolio and a network of 18 correspondent offices. From 1983 to 1991, Mr. Sina served as Executive Vice President and Partner with Fifield Companies, Ltd., a full service real estate development company in Chicago. During his tenure with Fifield, Mr. Sina solicited, negotiated and closed over $1.2 billion of transactions and was partner-in-charge of and accountable for all aspects of developments/acquisitions including initial feasibility, design, construction, leasing and management of 4.5 million square feet of office, retail, residential and hotel projects. Prior to joining Fifield, Mr. Sina served as a Commercial Banking Officer with The First National Bank of Chicago, now known as Banc One, from 1979 to 1983, where he was responsible for real estate loan underwriting and asset management of a portfolio of over 20 projects exceeding $150 million. Mr. Sina received a Master of Science degree in Real Estate Appraisal and Investment Analysis and a Bachelor of Business Administration degree with a double major in finance and real estate from the University of Wisconsin.

        James V. Galgano will be our President. Since 1999, Mr. Galgano has served as Executive Vice President and Managing Partner of DASCO. In his capacity as Executive Vice President, Mr. Galgano was responsible for DASCO's national marketing and leasing efforts. In his capacity as Managing Partner, Mr. Galgano was charged with overseeing DASCO's property management organization, which was responsible for more than 1.2 million square feet of medical office space, and a leasing and marketing team that was responsible for leasing over 1.5 million square feet of medical office space nationwide. Mr. Galgano joined DASCO in 1994, serving as Senior Vice President until 1999. In that capacity, Mr. Galgano was responsible for DASCO's development, marketing and leasing activities in Florida, including the completion of over 500,000 square feet of medical office and outpatient facilities. Prior to joining DASCO, Mr. Galgano, a Certified Public Accountant, was a Director with the international accounting firm of Coopers & Lybrand. Mr. Galgano received a Bachelor of Science degree in Accounting from the University of Florida.

        Wayne H. Yetman will be our Chief Operating Officer, Executive Vice President and Secretary. Since 2001, Mr. Yetman has served as Senior Vice President of DASCO. In that capacity, Mr. Yetman was responsible for overseeing all facets of project development for DASCO. His responsibilities included coordinating the activities of the Design/Construction and Leasing groups for each project and obtaining financing and monitoring budgets and schedules. During his tenure with DASCO, Mr. Yetman has developed over 500,000 square feet of medical office space. Prior to joining DASCO, Mr. Yetman had a successful 17-year commercial banking career, with a focus on commercial and real estate lending. He left Chase Manhattan Bank to join DASCO in early 1995. From 1995 to 1998, Mr. Yetman was responsible for many facets of the development process on several projects, including capital procurement, development and design/construction oversight in addition to leasing to physicians. From 1998 to 2000, Mr. Yetman worked on large-tract acquisition and development opportunities for Continuum Care of Massachusetts, returning to DASCO in 2001. Mr. Yetman received a Bachelor of Science degree in management from West Virginia University.

        Gregory R. Moxley will be our Chief Financial Officer, Executive Vice President and Treasurer. Prior to joining DASCO in April 2004, Mr. Moxley served as Chief Financial Officer, Secretary, Treasurer and Vice President—Finance of Extended Stay America, Inc. from 2000 to 2004. He was responsible for overseeing accounting procedures and controls, financing, cash management, and financial and tax reporting. Previously, he served as Vice President—Finance, Assistant Secretary and Assistant Treasurer of Extended Stay America, Inc. from 1995 to 2000. Mr. Moxley served as Director of Financial Reporting and Assistant Treasurer of One Price Clothing Stores, Inc. from 1990 to 1995. He held various positions as a Certified Public Accountant, including Senior Manager, for Ernst & Young from 1978 to 1990. Mr. Moxley received a BS degree in Business—Accounting from Miami University (Ohio).

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. The corporate governance initiatives that we have enacted include the following:

  •
  Our board of trustees is not staggered, with all of our trustees subject to re-election annually;

  •
  Of the nine persons who will serve on our board of trustees immediately after the completion of this offering, five have been determined by us to be independent for purposes of the New York Stock Exchange's listing standards;

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  We have opted out of the Maryland business combination and control share acquisition statutes;

  •
  We do not have a shareholder rights plan; and

  •
  We do not have any tax protection or similar agreements with any limited partners in our operating partnership that would restrict our ability to sell or refinance any of our properties.

Committees of the Board of Trustees

  Audit Committee

        Upon completion of this offering, our audit committee will consist of three independent trustees. We expect that                        will serve as chairman. Before completion of this offering, we expect to adopt an audit committee charter, which will define the audit committee's primary duties to be to:

  •
  Serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the creation and performance, generally of our internal audit function;

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  Oversee the compliance of our internal audit function with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  Oversee the audit and other services of our outside auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, who will report directly to the audit committee;

  •
  Provide an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board;

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  Address any disagreements between our management and the outside auditors regarding our financial reporting; and

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  Prepare the audit committee report for inclusion in our proxy statement for our 2004 annual meeting.

        Our audit committee charter will also mandate that our audit committee approve all audit, audit-related, tax and other services conducted by our independent accountants.

  Compensation Committee

        Upon completion of this offering, our compensation committee will consist of three independent trustees. We expect that                        will serve as chairman of the compensation committee. Before completion of this offering, we expect to adopt a compensation committee charter, which will define the compensation committee's primary duties to be to:

  •
  Establish guidelines and standards for determining the compensation of our executive officers;

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  Review our executive compensation policies and plans;

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  Recommend to our board of trustees compensation for our executive officers;

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  Administer and implement our equity incentive plan;

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  Determine the number of shares underlying, and the terms of, restricted common share awards to be granted to our trustees, executive officers and other employees pursuant to these plans; and

  •
  Prepare a report on executive compensation for inclusion in our proxy statement for our annual meeting.

  Nominating and Corporate Governance Committee

        Upon completion of this offering, we expect that our nominating and corporate governance committee will consist of three independent trustees. We expect that             will serve as chairman of the nominating and corporate governance committee. The primary functions of the nominating and corporate governance committee will be to:

  •
  Identify individuals qualified to become members of our board of trustees and recommend trustee candidates for election or re-election to our board;

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  Consider and make recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting trustees; and

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  Monitor our corporate governance principles and practices, our human resource practices and our fulfillment of obligations of fairness in internal and external matters.

Compensation of Trustees

        The members of our board of trustees who are also our employees do not receive any additional compensation for their services on our board. Initially, we will pay our non-employee trustees $            per board or committee meeting and we will reimburse their reasonable travel expenses incurred in connection with their attendance at board meetings. Non-employee trustees will receive a $            annual retainer and non-employee trustee committee chairs will be paid an additional $            annual retainer.

Compensation Committee Interlocks and Insider Participation

        None.

Executive Compensation

        The table below sets forth the compensation expected to be earned in 2004 on an annualized basis by our chief executive officer and our four other most highly compensated executive officers, who are collectively referred to as the named executive officers.

Summary Compensation Table

	Annual Compensation				Long-term Compensation Awards
Name	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARS	LTIP Payouts	All Other Compensation
James R. Heistand Chairman of the Board
Malcolm S. Sina Chief Executive Officer
James V. Galgano President
Wayne H. Yetman Chief Operating Officer, Executive Vice President and Secretary
Gregory R. Moxley Chief Financial Officer, Executive Vice President and Treasurer

Employment Agreements

        We plan to enter into employment agreements with our chairman of the board of trustees and some of our other executive officers, the terms of which have not yet been determined.

Equity and Benefit Plans

        We intend to adopt an equity incentive plan to provide incentives to our employees, non-employee trustees and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. The terms of this equity incentive plan have not yet been determined.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

  Contribution Agreement

        The Sponsors are parties to a contribution agreement with our operating partnership under which they will contribute their direct or indirect interests in the property-owning entities and DASCO to our operating partnership in exchange for common shares, OP units and/or cash. See "Structure and Formation of Our Company—Formation Transactions," beginning on page 90. The value of the OP units that we will issue in exchange for these contributed interests will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares will be determined in consultation with the underwriters.

        Our operating partnership will acquire interests in the property-owning entities and DASCO under the contribution agreement with the Sponsors, including an affiliate of the lead underwriter of this offering, Lehman Brothers, Inc. Each contribution is subject to all of the terms and conditions of the contribution agreement, including the completion of this offering. The Sponsors will transfer their direct or indirect interests in the property-owning entities and DASCO to our operating partnership (or to a wholly-owned limited liability company subsidiary of our operating partnership) for common shares, OP units and/or cash.

        Under the contribution agreement:

  •
  An affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will receive        common shares, representing approximately 8.0% of our initial outstanding common shares (with an initial aggregate value of approximately $             million), approximately $     million in cash, representing in part its accrued and unpaid preferred return in DASCO and in some of the property-owning entities, and the right to nominate one trustee to our board of trustees so long as this affiliate owns at least 5% of our outstanding common shares;

  •
  Affiliates of Mr. James Heistand will receive            OP units (with an initial value of approximately $            , representing an approximate             % beneficial interest in our company on a fully diluted basis) and $            million in cash;

  •
  Mr. Malcolm Sina and related entities will receive            OP units (with an initial value of approximately $            , representing an approximate             % beneficial interest in our company on a fully diluted basis);

  •
  Mr. James Galgano and related entities will receive            OP units (with an initial value of approximately $            , representing an approximate             % beneficial interest in our company on a fully diluted basis);

  •
  Mr. Wayne Yetman will receive            OP units (with an initial value of approximately $            , representing an approximate            % beneficial interest in our company on a fully diluted basis); and

  •
  Other members of our senior management team will receive an aggregate of            OP units (with an initial value of approximately $            , representing an approximate            % beneficial interest in our company on a fully diluted basis).

  Partnership Agreement

        Concurrently with the completion of this offering and the formation transactions, we will enter into the partnership agreement with the DASCO principals as limited partners in our operating partnership. See "Structure and Description of Operating Partnership," beginning on page 95. We will be the general partner of our operating partnership and we expect to own an approximate    % interest in our

operating partnership. The DASCO principals, who are trustees and/or executive officers of our company, or entities related to them, will be limited partners in our operating partnership.

  Employment Agreements

        We intend to enter into employment agreements with our chairman of the board of trustees and some of our other executive officers, which will provide for salary, bonus and other benefits, including severance upon a termination of employment under specified circumstances, as described under "Management—Employment Agreements," on page 87.

Other Benefits to Related Parties

        An affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will receive $2.9 million in cash in prepayment of its revolving credit loan and term loan to DASCO. Another affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will also receive the right to nominate one trustee to our board of trustees so long as this affiliate owns at least 5% of our outstanding common shares.

        James Heistand and some of his affiliates will receive approximately $0.4 million in cash in prepayment of its term loan to DASCO.

        In addition, we expect to cause all personal guarantees previously made by the DASCO principals with respect to the properties in which we will own an interest following this offering and the formation transactions to be released concurrently with the completion of this offering. These personal guarantees relate to mortgage debt on our properties that will be repaid or remain in place following the formation transactions, as well as the revolving credit loan due to an affiliate of Lehman Brothers Inc. These personal guarantees, which often are joint and several obligations of various of the DASCO principals, relate to a total principal amount of $37.8 million of debt at December 31, 2003. If we are unsuccessful in obtaining any of these releases, we will indemnify the applicable DASCO principals with respect to any loss incurred under any of these personal guarantees.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

  Our Operating Partnership

        Following the completion of this offering and the formation transactions, all of our assets will be held indirectly by, and substantially all of our operations will be conducted through, our operating partnership. We will contribute the net proceeds of this offering to our operating partnership in exchange for a number of OP units equal to the number of common shares issued in this offering. The DASCO principals will own the remaining OP units and be limited partners in our operating partnership. We will control our operating partnership in our capacity as general partner and as the owner of approximately            % of the interests in our operating partnership. Beginning on or after the first anniversary of the closing of this offering, limited partners of our operating partnership, other than us, may redeem their OP units in exchange for cash in an amount equal to the market value of our common shares or, if we elect to assume and satisfy the redemption obligation directly, cash or a number of our common shares equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement of our operating partnership to take into account prior share dividends or any subdivisions or combinations of our common shares. Our operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares.

        The Sponsors who hold interests in DASCO will contribute those interests to the operating partnership in exchange for common shares, OP units and/or cash. As a result of these contributions, DASCO will become a wholly owned subsidiary of our operating partnership.

  Our Service Company

        A subsidiary of our operating partnership, DASCO Services LLC, a Delaware limited liability company, which we refer to as our taxable REIT subsidiary or our TRS, will perform certain activities and hold certain assets that might jeopardize our status as a REIT if we performed the activities or held the assets directly.

Formation Transactions

        Each property in which we will own an indirect interest at the completion of this offering and the formation transactions is currently owned by a partnership or limited liability company, which we refer to as a property-owning entity. The current direct or indirect investors in these property-owning entities include the Sponsors, hospitals, physicians and physician practice groups that are tenants in our buildings (and physicians that are principals in physician practice groups that are tenants in our buildings) and three private investors who are not affiliated with DASCO.

        Before or simultaneously with the completion of this offering, we will engage in the formation transactions described below. The formation transactions are designed to consolidate the DASCO group's ownership interests in the properties into our operating partnership, facilitate this offering, enable us to raise necessary capital to prepay outstanding debt related to a number of the properties in our portfolio and other obligations, and enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2004. As part of our formation transactions:

  •
  DASCO Medical Properties Trust was formed as a Maryland real estate investment trust on March 8, 2004.

  •
  Our operating partnership was organized as a Delaware limited partnership on May 7, 2004.

  •
  Our TRS was organized as a Delaware limited liability company on May 7, 2004.

  •
  Under the contribution agreement, an affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will contribute its direct and indirect interests in DASCO and the property-owning entities to our operating partnership in exchange for            common shares, representing approximately 8.0% of our initial outstanding common shares (with an initial aggregate value of approximately $       million), and approximately $       million in cash representing in part its accrued and unpaid preferred return in DASCO and in some of the property-owning entities.

  •
  Under the contribution agreement, the DASCO principals will contribute their direct or indirect interests in DASCO and the property-owning entities to our operating partnership in exchange for OP units (with an initial aggregate value of approximately $            million) and approximately $             million in cash. The value of the OP units that we will issue in exchange for contributed property interests and DASCO interests will increase or decrease depending on the initial public offering price of our common shares and subsequent trading of our common shares. The initial public offering price of our common shares will be determined in consultation with the underwriters. The initial public offering price will not necessarily bear any relationship to our book value or the fair market value of our assets. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately $            million as of December 31, 2003. We have not obtained any third-party appraisals of the properties or interests to be contributed to our operating partnership, or any other independent third-party valuation or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for these properties or interests in the formation transactions may exceed their fair market value.

  •
  We will sell            common shares in this offering and an additional            common shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for a like number of OP units.

  •
  Our operating partnership intends to enter into our new revolving credit facility at or shortly after the completion of this offering to be used primarily to finance future property development, acquisition and re-development activities.

  •
  To the extent required to satisfy the REIT income and assets tests, we may transfer certain assets to our TRS.

  •
  We expect that our operating partnership will use a portion of the net proceeds of this offering to prepay approximately $101.9 million of existing debt and to pay approximately $0.2 million in related prepayment penalties.

  •
  The current employees of DASCO will become employees of our TRS and/or our company.

Consequences of this Offering and the Formation Transactions

        Upon completion of this offering and the formation transactions:

  •
  We will be the sole general partner of our operating partnership and will own    % of the outstanding OP units.

  •
  An affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will own approximately 8.0% of our outstanding common shares.

  •
  The DASCO principals will own approximately    % of the outstanding OP units.

  •
  Purchasers of our common shares in this offering will own approximately            % of the outstanding common shares, or approximately            % on a fully diluted basis (assuming all OP unites were exchanged for common shares).

  •
  We expect to have total consolidated debt of approximately $75.0 million.

Benefits to Related Parties

        The Sponsors are parties to a contribution agreement with our operating partnership under which they will contribute their direct or indirect interests in the property-owning entities and DASCO to our operating partnership in exchange for common shares, OP units and/or cash. See "Structure and Formation of Our Company—Formation Transactions." The value of the OP units that we will issue in exchange for these contributed interests will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares will be determined in consultation with the underwriters.

        Under the contribution agreement:

  •
  An affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will receive        common shares, representing 8.0% of our initial outstanding common shares (with an initial aggregate value of approximately $    million), approximately $     million in cash, representing in part its accrued and unpaid preferred return in DASCO and in some of the property-owning entities, and the right to nominate one trustee to our board of trustees so long as this affiliate owns at least 5% of our outstanding common shares;

  •
  Affiliates of Mr. James Heistand will receive            OP units (with an initial value of approximately $            , representing an approximate     % beneficial interest in our company on a fully diluted basis) and $            million in cash;

  •
  Mr. Malcolm Sina and related entities will receive            OP units (with an initial value of approximately $            , representing an approximate             % beneficial interest in our company on a fully diluted basis);

  •
  Mr. James Galgano and related entities will receive            OP units (with an initial value of approximately $            , representing an approximate             % beneficial interest in our company on a fully diluted basis);

  •
  Mr. Wayne Yetman will receive            OP units (with an initial value of approximately $            , representing an approximate            % beneficial interest in our company on a fully diluted basis); and

  •
  Other members of our senior management team will receive an aggregate of            OP units (with an initial value of approximately $            , representing an approximate            % beneficial interest in our company on a fully diluted basis).

        An affiliate of the lead underwriter of this offering, Lehman Brothers Inc., will receive approximately $2.9 million in cash in prepayment of its revolving credit loan and term loan to DASCO. In addition, James Heistand and some of his affiliates will receive approximately $0.4 million in cash in prepayment of its term loan to DASCO.

        We expect to cause any personal guarantees previously made by the DASCO principals with respect to the properties in which we will own an interest following this offering and the formation transactions, including any loans relating to the properties that will be repaid or remain in place following the formation transactions, as well as with respect to the revolving credit loan due to an affiliate of Lehman Brothers Inc., to be released concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify the DASCO principals with respect to any loss incurred under any of these guarantees.

        We intend to enter into employment agreements with our chairman of the board of trustees and some of our other executive officers, which will provide for salary, bonus and other benefits, including severance upon termination of employment under specified circumstances, as described under "Management—Employment Agreements," on page 87.

        The following diagram depicts our expected ownership structure and the expected ownership structure of our operating partnership upon completion of this offering and the formation transactions:

OUR EXPECTED OWNERSHIP STRUCTURE

(1)
Described in more detail in "Our Business and Properties—Our Properties," beginning on page 62.

        Based on the issuance of            common shares in this offering, upon completion of this offering and the formation transactions, we expect to own an approximate            % interest in our operating partnership, and the DASCO principals will own an approximate            % interest in our operating partnership. If the underwriters' over-allotment option is exercised in full, we expect to own an approximate            % interest in our operating partnership and the DASCO principals will own an approximate            % interest in our operating partnership.

Determination of Offering Price

        Before this offering, there has been no public market for our common shares. Consequently, the initial public offering price of our common shares was determined by negotiations between the underwriters and us. Among the factors that were considered in determining the initial public offering price are DASCO's record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after the completion of the offering. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately $    million as of December 31, 2003. In addition, we will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not obtained appraisals of the properties in connection with this offering. As a result, the consideration to be given by us in exchange for the contribution of properties and DASCO in the formation transactions may exceed the fair market value of these properties and DASCO. See "Risk Factors—Risks Related to this Offering" beginning on page 27.

STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP

        The following is a summary of the material terms of the partnership agreement of our operating partnership, which we refer to as the "partnership agreement." This summary is not comprehensive. For more detail, please refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For purposes of this section, reference to "our company," "we," "us" and "our" mean DASCO Medical Properties Trust.

Management

        Our operating partnership, DASCO Medical Properties L.P., is a Delaware limited partnership that was formed on May 7, 2004. We are the sole general partner of our operating partnership, and we will conduct substantially all of our operations through our operating partnership. Upon completion of this offering and the formation transactions, we will own an approximate    % interest in our operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership's business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of our operating partnership or the power to sign documents for or otherwise bind our operating partnership. We, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of our operating partnership. The limited partners have no power to remove us as general partner, unless our shares are not publicly traded, in which case we, as general partner, may be removed with or without cause by the consent of partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon. The consent of the limited partners, not including us to some matters, is necessary in limited circumstances.

Management Liability and Indemnification

        We, as general partner of our operating partnership, and our trustees and officers are not liable for monetary damages to our operating partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as we acted in good faith. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any of our officers or trustees and other persons as we may designate from and against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, unless it is established by a final determination of a court of competent jurisdiction that:

  •
  The act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  The indemnitee actually received an improper personal benefit in money, property or services; or

  •
  In the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Fiduciary Responsibilities

        Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as general partner, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders.

        The partnership agreement expressly limits our liability by providing that we, as general partner, and our officers, trustees, agents or employees, are not liable for monetary or other damages to our operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Transfers

        We, as general partner, generally may not transfer any of our partnership interests in our operating partnership, including any of our limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by the consent of the partners holding more than 50% of the then outstanding OP units, including any OP units held by us and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis and such other conditions are met that are expressly provided for in our partnership agreement. We will not withdraw from our operating partnership, except in connection with a transaction as described in this paragraph.

        With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.

        We, as general partner, may prohibit any transfer of OP units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act of 1933 or would not otherwise violate any federal or state securities laws or regulations applicable to our operating partnership or the OP units. Further, no transfer of OP units by a limited partner may be made if, in the opinion of legal counsel for our operating partnership:

  •
  The transfer would result in our operating partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of our operating partnership for federal income tax purposes; or

  •
  The transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes or would subject our operating partnership to adverse tax consequences.

        Except with our consent to the admission of the transferee as a limited partner, no transferee will have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote OP units in any matter presented to the limited partners for a vote. We, as general partner, will, however, have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

        In the case of a proposed transfer of OP units to a lender to our operating partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must, in specified circumstances, obtain our consent.

Distributions

        The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion.

        Unless we otherwise specifically agree in the partnership agreement or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an OP unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that OP unit has been exchanged or redeemed.

        We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

  •
  To the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal tax purposes; and

  •
  To us, as general partner, in an amount sufficient to enable us to pay shareholder dividends that will satisfy the requirements for qualifying as a REIT and avoid any federal income or excise tax liability for us.

Allocation of Net Income and Net Loss

        Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner, and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See "Material United States Federal Income Tax Considerations," beginning on page 115.

Redemption

        As a general rule, a limited partner may exercise the redemption right at any time beginning on or after the first anniversary of the date of the issuance of the OP units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its redemption right, regardless of the length of time it has held its OP units. This unit redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) to a period of not less than ten calendar days so long as certain conditions set forth in the partnership agreement are met. If no record date is applicable, we must provide notice to the limited partners at least 20 business days before the completion of the merger, sale or other extraordinary transaction.

        A limited partner may exercise its redemption right by giving written notice to our operating partnership and us. The OP units specified in the notice shall be redeemed on the tenth business day following the date we received the redemption notice or, in the case of the exercise of a redemption right in connection with an extraordinary transaction, the date our operating partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 OP units or, if the limited partner holds fewer than 1,000 OP units, all of the OP units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those OP units redeemed.

        Unless we elect to assume and perform our operating partnership's obligation with respect to the redemption right, as described below, a limited partner exercising its redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the OP units would have been redeemed if we had assumed and satisfied our operating partnership's obligation by paying our common shares, as described below. The market value of our common shares for this purpose will be equal to the average of the closing trading price of our common share on the NYSE for the ten trading days before the day on which we received the redemption notice.

        We have the right to elect to acquire the OP units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement to take into account previous share dividends or any subdivisions or combinations of our common shares. Our operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the OP unit redemption right with common shares.

Issuance of Additional Partnership Interests

        We, as general partner, are authorized to cause our operating partnership to issue additional OP units or other partnership interests to its partners, including us and our affiliates, or other persons. These OP units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of limited partnership interests, as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

        No OP unit or interest may be issued to us as general partner or limited partner unless:

  •
  Our operating partnership issues OP units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the OP units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

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  Our operating partnership issues the additional OP units or other partnership interests to all partners holding OP units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Preemptive Rights

        Except to the extent expressly granted by our operating partnership in an agreement other than the partnership agreement, no person or entity, including any partner of our operating partnership, has any preemptive, preferential or other similar right with respect to:

  •
  Additional capital contributions or loans to our operating partnership; or

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  The issuance or sale of any OP units or other partnership interests.

Amendment of Partnership Agreement

        Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner owning at least 25% of the total partnership interests. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding more than 50% of the OP units in our operating partnership. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

  •
  To add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

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  To reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

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  To set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner, including additional partnership interests with rights, powers and duties senior to the OP units;

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  To reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; and

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  To satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

        The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

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  The issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

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  The prohibition against removal of our company as general partner by the limited partners;

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  Restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our shares to OP units;

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  Limitations on transactions with affiliates;

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  Our liability as general partner for monetary or other damages to our operating partnership;

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  Partnership consent requirements to sell or otherwise dispose of substantially all the assets of our operating partnership;

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  The transfer of partnership interests held by us or the dissolution of our operating partnership;

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  The consent to admission as a substitute limited partner of a financial institution that becomes the owner of partnership interests under a pledge of the partnership interest; or

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  Meetings of partners.

        Any amendment of the provision of the partnership agreement which allows the voluntary dissolution of our operating partnership before December 31, 2054 can be made only with the approval of 90% of the outstanding partnership interests, including partnership interests held by us.

        Amendments to the partnership agreement that would, among other things:

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  Convert a limited partner's interest into a general partner's interest;

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  Modify the limited liability of a limited partner;

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  Alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional OP units; or

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  Alter the unit redemption right of the limited partners,

must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of OP units or partnership interests that would be adversely affected by the amendment.

Tax Matters

        Under the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of the operating partnership, we have authority to make tax elections under the Internal Revenue Code on behalf of our operating partnership.

Term

        Our operating partnership will continue until dissolved upon the first to occur of any of the following:

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  Our withdrawal (other than an event of bankruptcy), unless within 90 days after the withdrawal a majority in interest, as defined in the partnership agreement, of the remaining partners consent in writing to continue the business of our operating partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner;

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  Through December 31, 2054, an election by us, as general partner, with the consent of limited partners who hold 90% of the outstanding OP units (including OP units held by us);

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  An election by us, as general partner, in our sole and absolute discretion after December 31, 2054;

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  Entry of a decree of judicial dissolution of our operating partnership pursuant to Delaware law;

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  The sale of all or substantially all of the assets and properties of our operating partnership for cash or for marketable securities; or

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  Entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless before or at the time of the entry of such judgment or order a majority in interest, as defined in our partnership agreement, of the remaining partners consent in writing to continue the business of our operating partnership and to the appointment, effective as of a date before the date of such order or judgment, of a substitute general partner.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. Any change to any of these policies would be made by our board of trustees, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in our and our shareholders' best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        We intend to grow by pursuing developments of medical office buildings that we believe will generate attractive returns, acquisitions of medical office buildings on attractive terms, building and leveraging our relationships for development and acquisition opportunities, and maximizing cash flow by continuing to enhance the operating performance of each property in our portfolio.

        We seek to develop and acquire medical office buildings that achieve profitable risk-adjusted returns on our investment. In identifying development opportunities, we will target hospitals or healthcare systems that have demonstrated a need for a medical office building through feasibility studies. This typically will make it easier for us to achieve our general pre-leasing threshold of 50%-60% before commencement of construction. This further enhances our yields, creates economic stabilization sooner than may otherwise occur, and reduces the lease-up risk. In some cases, hospitals or healthcare systems enter into a master lease with us under which the hospital pays rent to us on all or a portion of the building until replacement tenants can be found. At the commencement of the replacement tenant's lease, the hospital's obligation with respect to that space is terminated. These agreements typically are designed to expedite the commencement of construction by making it easier for us to meet our stabilization parameters.

        We may pursue acquisition opportunities that we believe will achieve higher yields through increased cash flow (as compared to the building's historical operations) as a result of a re-development of the building or the implementation of our management and leasing expertise. These buildings may have lower current occupancies, and may be in need of moderate to significant capital investment and renovation before the realization of increased cash flow and stabilization will occur.

        We may also target acquisitions that may yield relatively lower returns but are more likely to achieve consistent, stable growth in cash flow. These properties may have long-term leases backed by guarantees from hospitals or healthcare systems.

        In addition, we may pursue acquisitions of portfolios of medical office buildings from healthcare systems that are seeking to monetize these assets. We believe that opportunities will exist to purchase significant portfolios of medical office buildings. These opportunities may offer the benefits of greater geographic and hospital diversification, as well as economies of scale in our management and leasing operations in that geographic region.

        Development projects typically achieve higher stabilized yields than those achieved by acquisitions. We believe that our expertise allows us to successfully complete development projects and avoid a number of pitfalls that may impact these projects.

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  Construction Expertise: Construction projects are often susceptible to delays or cost overruns. We seek to avoid those problems by using quality contractors, often with a payment and performance bond and an agreement that provides for a guaranteed maximum price.

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  Leasing Expertise: Securing tenants for a newly developed building can affect the building's yields. If the space in the building is not leased within the projected time frame, it can affect the stability and cash flow of the building. By gaining a strong understanding of the market during the pre-leasing effort and by generally requiring a pre-leasing threshold of 50%-60% before construction begins, we are better able to achieve our stabilization and projected yields. In some cases, hospitals will expedite the commencement of construction of a development project by entering into a master lease agreement with us to satisfy our minimum pre-leasing threshold. Under the master lease agreement, the hospital pays rent to us on specified amounts of space in the proposed medical office building until replacement tenants can be found.

        We currently expect to incur additional debt in connection with any future developments, acquisitions or re-developments of medical office buildings.

        We expect to conduct substantially all of our investment activities through our operating partnership and our other affiliates. Our policy is to acquire assets primarily for current income generation. In general, our investment objectives are:

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  To increase our value through increases in the cash flows and values of our properties;

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  To achieve long-term capital appreciation, and preserve and protect the value of our interest in our properties; and

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  To provide quarterly cash distributions.

        There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages

        We have not, prior to this offering, engaged in any significant investments in mortgages, although we may engage in this activity in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        We have not, prior to this offering, generally engaged in investment activities in other entities. Subject to REIT qualification, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. See "Material United States Federal Income Tax Considerations," beginning on page 115. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests in special purpose partnerships owning properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies. Subject to the percentage of ownership limitations and asset test requirements, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act, and we intend to divest securities before any registration would be required.

        We have not in the past acquired, and we do not anticipate that we will in the future seek to acquire, loans secured by properties and we have not, nor do we intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

        Although we generally do not seek to dispose of properties within our portfolio, subject to REIT qualification rules, we will consider doing so if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing Policies

        As disclosed elsewhere in this prospectus, we have incurred debt to fund operations, developments and acquisitions. After this offering, we expect to have total debt of approximately $75.0 million. Our board will consider a number of factors when evaluating our level of debt and when making decisions regarding the incurrence of debt, including the purchase price of properties to be developed or acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, as well as our company as a whole, to generate cash flow to cover expected debt service.

        Generally speaking, although we may incur any of the forms of debt described below, we intend to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our properties. This debt may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the debt relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing debt or to finance developments, acquisitions or re-developments. We may also incur debt for other purposes when, in the opinion of our board, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Internal Revenue Code if we do not have sufficient cash available to meet those distribution requirements.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold and the operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

Equity Capital Policies

        Our board has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to common or preferred shares issued in any offering, and any offering might cause a dilution of a shareholder's investment in us. Although we have no current plans to do so, we may in the future issue common shares in connection with acquisitions. We also may issue units in the operating partnership in connection with acquisitions of property.

        We may, under certain circumstances, purchase our common shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Conflict of Interest Policy

        Our board of trustees is subject to certain provisions of the Maryland General Corporation Law, or MGCL, that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

        Under the MGCL, a contract or other transaction between us and any of our trustees and any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee's vote was counted in favor of the contract or transaction, if:

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  The fact of the common directorship or interest is disclosed to our board of trustees or a committee of our board of trustees, and our board of trustees or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested trustees, even if the disinterested trustees constitute less than a quorum;

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  The fact of the common directorship or interest is disclosed to our shareholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote, other than votes of shares owned of record or beneficially by the interested trustee, corporation, firm or other entity; or

  •
  The contract or transaction is fair and reasonable to us.

Reporting Policies

        Upon completion of this offering, we will be subject to the full information reporting requirements of the Securities Exchange Act of 1934. Under these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See "Where You Can Find More Information," on page 142.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common shares by (1) each of our trustees, (2) each of our executive officers, (3) all of our trustees, trustee nominees and executive officers as a group and (4) each holder of five percent or more of our common shares, immediately before and as of the completion of this offering. This table gives effect to the expected issuance of common shares in connection with our formation transactions. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Unless otherwise indicated, the address of each person listed below is c/o DASCO Medical Properties Trust, 3399 PGA Boulevard, Suite 240, Palm Beach Gardens, FL 33410.

Beneficial Owner	Number of Shares and Units Beneficially Owned	Percent of All Shares and Units	Number of Shares Beneficially Owned	Percent of All Shares
LB DASCO LLC(1)
James R. Heistand
Malcolm S. Sina
James V. Galgano
Wayne H. Yetman
Gregory R. Moxley

All trustees and executive officers as a group (11 persons)

(1)
An affiliate of the lead underwriter of this offering, Lehman Brothers Inc.

DESCRIPTION OF SHARES

        The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Upon the completion of this offering, our declaration of trust will provide that we may issue up to 100,000,000 common shares of beneficial interest, par value $.01 per share, and 20,000,000 preferred shares of beneficial interest, par value $.01 per share. Upon completion of this offering,            common shares will be issued and outstanding and no preferred shares will be issued and outstanding.

        Maryland law provides and our declaration of trust will provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share will entitle the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There will be no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. Our declaration of trust will provide for approval by a majority of all votes entitled to be cast on the matter in all situations permitting or requiring action by shareholders except with respect to: (a) the election of trustees (which will require a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (b) the removal of trustees (which will require the affirmative vote of the holders of two thirds of our outstanding shares entitled to vote on such matters); and (c) the amendment or repeal of certain designated sections of the declaration of trust (which will require the affirmative vote of two thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust will permit the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders, and to the extent permitted by Maryland law, to increase or decrease the aggregate numbers of any class or series that we have the authority to issue, without any action by the shareholders.

Dividends, Liquidation and Other Rights

        All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

        Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares

        Our declaration of trust will authorize our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Before issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the completion of this offering, no preferred shares will be outstanding and we have no current plans to issue any preferred shares.

        To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust will allow us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

        Holders of our common shares will not have preemptive rights, which means they will have no right to acquire any additional shares that we may issue at a subsequent date.

Restrictions on Ownership and Transfer

        To qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of beneficial interest (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). To qualify as a REIT, we must satisfy other requirements as well.

        Because our board of trustees believes that it is essential for us to qualify as a REIT and that it is in our best interest to limit our exposure to taxation, our declaration of trust, subject to specified exceptions, will contain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust will provide that no person, other than an excepted holder, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding common shares.

        Our declaration of trust will also prohibit any person from (a) beneficially or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, or (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing our shares of beneficial interest will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner must provide to us such additional information as we may request to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder must upon demand be required to provide to us such information as we may request, in good faith, to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for our common shares or might otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares will be            .

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

  Number of Trustees; Vacancies

        Our declaration of trust and bylaws will provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. Initially, we expect to have nine trustees. Our bylaws will provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Under our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors have been duly elected and qualified. Under Maryland law, our board may elect to create staggered terms for its members without shareholder approval.

        Our bylaws will provide that at least a majority of our trustees will be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange.

  Removal of Trustees

        Our declaration of trust will provide that a trustee may be removed only with cause and upon the affirmative vote of at least two thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

  Business Combinations

        Our board of trustees will approve a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  Any person who beneficially owns 10% or more of the voting power of our shares; or

  •
  An affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

        After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

  •
  Two thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

  Control Share Acquisitions

        Our bylaws will contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

  •
  One-tenth or more but less than one-third;

  •
  One-third or more but less than a majority; or

  •
  A majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

  Merger, Amendment of Declaration of Trust

        Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Our declaration of trust will provide for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to specified provisions of the declaration of trust, the approval of which will require the affirmative vote of the holders of two thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees will be permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

  Limitation of Liability and Indemnification

        Our declaration of trust will limit the liability of our trustees and officers for money damages, except for liability resulting from:

  •
  Actual receipt of an improper benefit or profit in money, property or services; or

  •
  A final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

        Our declaration of trust will authorize us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  The act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

  •
  Was committed in bad faith; or

  •
  Was the result of active and deliberate dishonesty;

  •
  The trustee or officer actually received an improper personal benefit in money, property or services; or

  •
  In a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  A written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  A written undertaking to repay the amount reimbursed if the standard of conduct is not met.

  Operations

        We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

  Term and Termination

        Our declaration of trust provides for us to have a perpetual existence. Under our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

  Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer or by the Chairman of our board of trustees upon written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws will provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

  Advance Notice of Trustee Nominations and New Business

        Our bylaws will provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  Pursuant to our notice of the meeting;

  •
  By our board of trustees; or

  •
  By a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

  •
  Pursuant to our notice of the meeting;

  •
  By our board of trustees; or

  •
  Provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws will not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

  Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the staggered board provisions of Maryland law (if our board of trustees opts to make them applicable to us), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provision of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have outstanding            common shares, assuming no exercise of outstanding options to purchase common shares under our equity incentive plan.

        Of these shares, the            shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining            shares and any shares purchased by affiliates in the offering, will be "restricted shares" as defined in Rule 144.

        In addition, each of our senior officers and each of our trustees who beneficially own common shares as of the date of this prospectus have agreed under written "lock-up" agreements not to sell any common shares for one year after the date of this prospectus without the prior written consent of Lehman Brothers Inc. See "Underwriting" beginning on page 135.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding common shares; or

  •
  The average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

        Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

        Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, trustees or officers prior to the offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the "lock-up" agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

  •
  Persons other than affiliates, in ordinary brokerage transactions; and

  •
  By affiliates under Rule 144 without compliance with the one-year holding requirement.

Sales of Restricted Shares

        As a result of Rules 144 and 701, beginning 90 days after the closing of the offering, we expect that:

        We have agreed not to offer, sell or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares or any rights to acquire common shares for a period of    days after the date of this prospectus, without the prior written consent of the representative of the Underwriters, subject to specific limited exceptions. See "Underwriting" beginning on page 135.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to the taxation of the Company as a real estate investment trust, or REIT, and the ownership and disposition of the Company's common shares.

        Because this is a summary that is intended to address only material federal income tax considerations relating to the ownership and disposition of the Company's common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  The tax considerations to you may vary depending on your particular tax situation;

  •
  Special rules that are not discussed below may apply to you if, for example, you are:

  •
  A tax-exempt organization,

  •
  A broker-dealer,

  •
  A non-U.S. person,

  •
  A trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

  •
  Subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"),

  •
  Holding the common shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

  •
  Holding the common shares through a partnership or similar pass-through entity,

  •
  A person with a "functional currency" other than the U.S. dollar,

  •
  Beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

  •
  A U.S. expatriate, or

  •
  Otherwise subject to special tax treatment under the Code;

  •
  Except to the extent specifically discussed below, this summary does not address state, local or non-U.S. tax considerations;

  •
  This summary deals only with investors that hold the Company's common shares as a "capital asset," within the meaning of Section 1221 of the Code; and

  •
  This discussion is not intended to be, and should not be construed as, tax advice.

        Hogan & Hartson L.L.P. has rendered an opinion that this section, to the extent that it describes applicable U.S. federal income tax law, is correct in all material respects. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge Hogan & Hartson L.L.P.'s opinion, and such a challenge could be successful. You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the

IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date this disclosure is filed with the Securities and Exchange Commission. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        Each prospective investor is advised to consult with its own tax advisor to determine the impact of its own tax situation on the anticipated tax consequences of the ownership and sale of the Company's common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common shares and the potential changes in applicable tax laws.

        For purposes of this section, except where the context otherwise requires, the terms "we", "our", "us" and "the Company" refer solely to DASCO Medical Properties Trust and not its subsidiaries or lower tier entities, except as otherwise indicated.

Taxation of the Company as a REIT

        General.    We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004 and we intend to continue to be organized and operated in this manner. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. We believe that the Company will be organized and operated in a manner so as to qualify for taxation as a REIT under the Code, commencing with its taxable year ending December 31, 2004.

        We have received an opinion of Hogan & Hartson L.L.P. to the effect that our organization and proposed method of operation will enable us to meet the requirements for qualification as a REIT. It must be emphasized, however, that the opinion of Hogan & Hartson L.L.P. is based on various assumptions related to our organization and proposed operations, and is conditioned on representations and covenants made by our management regarding our organization, assets, sources of gross income and other matters related to the conduct of our business operations. In addition, this opinion is based on the factual matters set forth in this prospectus. Hogan & Hartson, L.L.P has no obligation to update its opinions rendered to us in connection with this offering or to monitor or review our compliance with the various REIT qualification requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

        Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code, as described in this disclosure, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our shares. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will satisfy the requirements for qualification as a REIT. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Failure to Qualify."

        The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        Taxation as a REIT.    In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to shareholders. Shareholders generally will be subject to taxation on dividends (other than dividends designated as capital gain dividends or "qualified dividend income") that they receive at rates applicable to ordinary income instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular non-REIT corporation. Regular corporations generally are subject to federal corporate income taxation on their income, and stockholders of regular corporations are subject to tax on dividends that are received. Through 2008, a regular domestic, and certain foreign corporation's stockholders who are taxed at individual rates generally will be taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates. A regular domestic corporation's stockholders who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Overall, income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction for non-controlled subsidiaries.

        While we generally are not subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

  1.
  We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  2.
  Under some circumstances, we (or our shareholders) may be subject to the "alternative minimum tax" due to our items of tax preference and alternative minimum tax adjustments.

  3.
  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

  4.
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

  5.
  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

  6.
  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if the amount we distribute during each calendar year and excess distributions that we made in prior years are not at least equal to the sum of:

  •
  85% of our REIT ordinary income for the year,

  •
  95% of our REIT capital gain net income for the year, and

    •
    Any undistributed taxable income from prior taxable years.

  7.
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, will be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder's basis in our common shares.

  8.
  We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and/or a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

  9.
  If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate, on the "built-in gain" with respect to those assets at the time we acquired them if we dispose of those assets within ten years after we acquired them (provided no election is made for the transaction to be currently taxable). To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset.

        If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a C corporation, a portion of the dividends we pay to our shareholders who are taxed as individuals during the following year may be subject to tax at reduced capital gains rates, rather than at ordinary income rates. See "—Taxation of U.S. Shareholders," beginning on page 127.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

        Requirements for Qualification As a REIT.    The Code defines a REIT as a corporation, trust or association:

  1.
  that is managed by one or more trustees or directors;

  2.
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3.
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  4.
  that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  5.
  the beneficial ownership of which is held by 100 or more persons;

  6.
  not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

  7.
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked; and

  8.
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient common shares with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, Article VII of our declaration of trust contains restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next paragraph).

        If we comply with regulatory rules pursuant to which we are required to send annual letters to shareholders requesting information regarding the actual ownership of the shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Because we believe that we will qualify as a REIT from the time we become a C corporation we do not believe that we will have any undistributed earnings and profits that are attributable to a non-REIT taxable year. However, the IRS could determine otherwise. Moreover, acquisitions undertaken subsequent to the date hereof could cause us to not satisfy this requirement unless we make adequate distributions prior to the end of the year in which the acquisition occurs.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        Taxable REIT Subsidiaries.    A "taxable REIT subsidiary" is an entity that is taxable as a C corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. To the extent that our taxable REIT subsidiaries are required to pay taxes, we will have less cash available for distribution to our shareholders. If dividends are paid by one or more of our taxable REIT subsidiaries to us, then a portion of the dividends from us to our shareholders, who are taxed at individual rates, will generally be eligible to be taxed at reduced capital gains rates, rather than taxed at ordinary income rates. See "—Taxation of U.S. Shareholders."

        Generally, a taxable REIT subsidiary can earn income and hold assets that we might not otherwise be able to earn and hold. In addition, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. DASCO Services LLC is a taxable REIT subsidiary of ours.

        Our ownership of the securities of taxable REIT subsidiaries is currently subject to certain asset tests. These tests restrict the ability of a taxable REIT subsidiary, including DASCO Services LLC, to increase the size of its businesses unless the value of our assets increases at a commensurate rate. See "—Asset Tests," below.

        Income Tests.    To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) payments under certain qualifying interest rate hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments. Our income for purposes of these tests include our allocable share of all income earned by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to directly provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue and that meets certain other requirements or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

        We will monitor the activities at our properties and we do not intend to provide services or otherwise earn income that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

        DASCO Services LLC, a taxable REIT subsidiary of ours, performs certain activities that cannot be performed by us, such as activities from which we earn fees that would not qualify as "good income" under the 75% and 95% income tests. Our share of any dividends received from DASCO Services LLC, other taxable REIT subsidiaries, and other corporations in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from those entities to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not anticipate that we will receive any interest that is based on the income or profits of any person.

        The Operating Partnership and/or the Management Partnership may receive fees in consideration of the performance of property management services with respect to certain Properties not owned entirely by the Operating Partnership. A portion of such fees (corresponding to that portion of a Property owned by a third-party) will not qualify under the 75% or 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the Properties it owns that will not qualify for the 75% or 95% gross income test. The Company believes, however, that the aggregate amount of such fees and other nonqualifying income in any taxable year will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

        From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets will generally be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments or hedge against other types of risks, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income tests and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our nonqualifying income.

        Prohibited Transactions Tax.    Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of developing, acquiring, owning and operating properties, and to make sales of properties as are consistent with our investment objectives. However, it is possible not all of our sales will satisfy the "safe harbor" requirements described above. While we acquire and hold our properties with an investment objective and do not believe they constitute dealer property, we cannot provide any assurance that the IRS might not contend sales of our property are sales of dealer property and are subject to the 100% penalty tax.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets. Our assets for purposes of these tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes.

  1.
  At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Real estate assets include mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

  2.
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  3.
  Except for securities in taxable REIT subsidiaries, and the securities in the 75% asset class described in paragraph 1 above, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  4.
  Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in paragraph 1 above, we may not own more than 10% of any one issuer's outstanding voting securities.

  5.
  Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in paragraph 1 above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

  6.
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        We believe that the aggregate value of our securities in DASCO Services LLC, together with all other assets that do not qualify for purposes of the 75% test, does not exceed 25% of the total value of our assets. We cannot ensure, however, that the IRS will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation.

        In addition, we believe that the value of the securities we hold of DASCO Services LLC, our only taxable REIT subsidiary, does not exceed, in the aggregate, 20% of the total value of our assets. We cannot ensure, however, that the IRS will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

        Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor and either (i) the issuer is an individual, (ii) the only securities of the issuer that we hold are straight debt or (iii) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary we believe that our pro rata share of the value of such securities, including unsecured debt but excluding any equity interest in a partnership, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exception with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        Annual Distribution Requirements.    To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to:

  1.
  The sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

  2.
  The sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate capital gains or ordinary corporate tax rates, as the case may be.

        Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may have to arrange for short-term, or possibly long-term, borrowings to permit the payments of required dividends.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Recordkeeping Requirements.    We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our shareholders and our after-tax earnings. However, in that event, all of our distributions to our shareholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that shareholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate shareholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies

        General.    Substantially all of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies most of which we expect will be treated as partnerships or as disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for federal income tax purposes are "pass-through" entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets held by our operating partnership, including its share of assets held by its subsidiary partnerships and limited liability companies.

        Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership or disregarded entity, and assert that such entity is an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Taxation of the Company as a REIT." This, in turn, would prevent us from qualifying as a REIT. See "—Taxation of the Company as a REIT" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership's or a subsidiary partnership's or limited liability company's status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Our operating partnership and each of our other partnerships and limited liability companies (other than those entities which will elect to be a taxable REIT subsidiaries) intend to claim classification as a partnership or as a disregarded entity for federal income tax purposes and we believe that they will be classified as either partnerships or as disregarded entities.

        If a partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Code. A partnership is a "publicly traded partnership" under Section 7704 of the Code if:

  1.
  Interests in the partnership are traded on an established securities market; or

  2.
  Interests in the partnership are readily tradable on a "secondary market" or the "substantial equivalent" of a secondary market.

        The Company and the operating partnership currently take the reporting position for federal income tax purposes that the operating partnership is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of operating partnership units to redeem the units for the Company's common shares could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. The Company and the operating partnership believe that the operating partnership will qualify for at least one of these safe harbors at all times in the forseeable future. The operating partneship cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

        If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. The Company believes that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to the Company in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, the Company does not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

        Allocations of Income, Gain, Loss and Deduction.    The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners may agree in the future, to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.

        If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

        Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from the operating partnership. This excess taxable income is sometimes referred to as "phantom income" and will be subject to the REIT distribution requirements described above. Because we rely on our cash distributions from the operating partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements. See "—Taxation of the Company as a REIT." In addition, to the extent that our distributions exceed our current and accumulated earnings and profits as calculated prior to the inclusion of the phantom income, a higher portion of our distributions may be treated as a taxable dividend income instead of a tax free return of capital or capital gain. See "—Taxation of U.S. Shareholders." In this regard, it should be noted that as the general partner of our operating partnership, no property will be sold unless, taking into account our own tax consequences, we have determined to sell that property. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our operating partnership in the future.

Taxation of Holders of Our Common Shares

        As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of our common shares that is for United States federal income tax purposes:

  1.
  A citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;

  2.
  A corporation or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

  3.
  An estate the income of which is subject to United States federal income taxation regardless of its source; or

  4.
  In general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or the trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

        In the case of an entity treated as a partnership for U.S. federal income tax purposes, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in our shares through entities treated as partnerships for federal income tax purposes should consult their tax advisors.

Taxation of U.S. Shareholders

  Distributions to Shareholders.

        General.    As long as we qualify as a REIT, distributions made to taxable U.S. shareholders of our shares out of current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the preferred shares, if any, and then to the common shares. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder's shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. shareholder's shares, the distributions will be taxable as capital gains, assuming the shares are a capital asset in the hands of the U.S. shareholder.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the shareholders have held their shares. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be indicated to U.S. shareholders on IRS Form 1099-DIV. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require shareholders to include our undistributed net capital gains in their income. If we make such an election, U.S. shareholders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We may classify portions of our designated capital gain dividend into the following categories:

  1.
  A 15% gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

  2.
  An unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

        Qualified Dividend Income.    With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  (a)
  The qualified dividend income received by us during such taxable year from non-REIT C corporations (including our taxable REIT subsidiaries);

  (b)
  The excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

  (c)
  The excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign C corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion of our distributions will consist of qualified dividend income.

        Other Tax Considerations.    Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. We will notify U.S. shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses will be carried over by us for potential offset against future income, subject to applicable limitations.

Taxation of Non-U.S. Shareholders

        Distributions.    Distributions by us to a non-U.S. shareholder of our common shares that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs or are subject to certain restrictions. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. shareholder unless:

  •
  A lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate; or

  •
  The non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. shareholder in its shares will reduce the non-U.S. shareholder's adjusted basis in its shares and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. shareholder in its shares will be treated as gain from the sale of its shares, the tax treatment of which is described below. See "—Sale of Our Common Shares".

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. shareholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  The investment in the shares is effectively connected with the non-U.S. shareholder's trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

  •
  The non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

        Under FIRPTA, we will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

        Non-U.S. shareholders that receive income that is effectively connected with a U.S. trade or business, including capital gains dividends that are treated as effectively connected income under FIRPTA, will be required to file U.S. federal income tax returns reporting such income.

        Sale of Our Common Shares.    Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to United States taxation unless:

  •
  The investment in our shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic holders with respect to any gain;

  •
  The non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  Our shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our shares will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. shareholders.

        We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our shares would not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

        Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells our shares, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  The class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  The selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. shareholder held such class or series of shares or the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Shareholders

        Provided that a tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Code, the dividend and interest income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business. However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

  1.
  It would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  2.
  Either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common shares and as a result of certain limitations on transfer and ownership of common shares contained in our charter, we do not expect to be classified as a "pension held REIT."

Backup Withholding Tax and Information Reporting

        U.S. Shareholders.    In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of our common shares to some U.S. shareholders, unless an exception applies.

        The payor is required to withhold tax on such payments, currently at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends or interest on our common shares is required to withhold tax, currently at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

        Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

        The payor will be required to furnish annually to the IRS and to holders of our common shares information relating to the amount of dividends and interest paid on our common shares, and that information reporting may also apply to payments of proceeds from the sale of our common shares. Some shareholders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

        Non-U.S. Shareholders.    Generally, information reporting will apply to payments of interest and dividends on our common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. shareholders unless the non-U.S. shareholder satisfies the requirements necessary to be an exempt non-U.S. shareholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of a holder of our common shares when payments to such shareholder cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that, for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, the application of the 15% capital gains rate to qualified dividend income, and certain other tax rates provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

State and Local Taxes

        Our company and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Tax Shelter Reporting

        If a shareholder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a shareholder that is an individual, S corporation, trust, or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such shareholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. There may be other circumstances in which shareholders might be required to report their investment in our company under tax shelter regulations. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Proposed Legislation

        Legislation has been introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

  •
  As discussed above under "—Taxation of the Company as a REIT," we may not own more than 10% by vote or value of any one issuer's securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30-day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter and $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

  •
  The proposed legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

  •
  The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under "—Taxation of the Company as a REIT" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

  •
  The proposed legislation would clarify a rule regarding our ability to enter into leases with a taxable REIT subsidiary.

  •
  As discussed above under "—Taxation of Our Company—Penalty Tax," amounts received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as "redetermined rents" and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

  •
  As discussed above under "—Taxation of Non-U.S. Shareholders," we are required to withhold 35% of any distribution to non-U.S. Shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. Shareholders that could have been designated as a capital gain dividend. The proposed legislation would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is "regularly traded" if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—Taxation of Non-U.S. Shareholders."

        The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to the expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

        As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form or at all.

UNDERWRITING

        Under the terms of an Underwriting Agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc. is acting as representative, have severally agreed to purchase from us the respective number of common shares opposite their names below:

Underwriter	Number of Shares
Lehman Brothers Inc.

        The underwriting agreement provides that the underwriters' obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  The obligation to purchase all of the common shares offered hereby, if any of the shares are purchased;

  •
  The representations and warranties made by us to the underwriters are true;

  •
  There is no material change in the financial markets; and

  •
  We deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option to purchase            additional common shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common shares.

	No Exercise	Full Exercise
Per share
Total

        The representatives of the underwriters have advised us that the underwriters propose to offer common shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of $    per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $            per share to other dealers. After the offering, the representatives may change the public offering price and other offering terms.

        The expenses of the offering that are payable by us are estimated to be $            .

Over-Allotment Option

        We have granted the underwriters a 30-day option after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of                        common shares at the public offering price less underwriting discounts and commissions. The option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

Lock-Up Agreements

        In the Underwriting Agreement, we have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of our company or any securities that may be converted into or exchanged for any shares of our company for a period of     days from the date of this prospectus without the prior written consent of Lehman Brothers Inc. except that we may issue and grant options to purchase common shares under our equity plan. Similarly, our trustees and senior officers have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares or any securities that may be converted into or exchanged for any shares of our company for a period of one year from the date of this prospectus without the prior written consent of Lehman Brothers Inc. In addition, LB DASCO LLC has agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares or any securities of our company that may be converted into or exchanged for any shares of our company for a period of 180 days from the date of this prospectus.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Listing

        We intend to apply for listing of our common shares on the New York Stock Exchange under the symbol "DSC."

Offering Price Determination

        Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined by negotiation between us and the underwriters. The factors that the representatives will consider in determining the public offering price include:

  •
  The history and prospects for the industry in which we compete;

  •
  The ability of our management and our business potential and earning prospectus;

  •
  The prevailing securities markets at the time of this offering; and

  •
  The recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Exchange Act of 1934:

  •
  Over-allotment involves sales by the underwriters of common shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to           shares, or up to approximately 3% of our common shares offered by this prospectus, for sale under a directed share program to persons who are trustees, officers, employees or who are otherwise associated with us. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Notice to Canadian Residents

  Offers and Sales in Canada

        This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

        This prospectus is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

  Responsibility

        Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus or any other information provided by us in connection with the offering of the shares into Canada.

  Resale Restrictions

        The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

  Representations of Purchasers

        Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under "Resale Restrictions" above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an "accredited investor" as defined in section 1.1 of Multilateral Instrument 45-103—Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an "accredited investor", other than an individual, as that term is defined in Ontario Securities Commision Rule 45-501—Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares, and (d) in the case of a purchaser located in Québec, such purchaser is a "sophisticated purchaser" within the meaning of section 44 or 45 of the Securities Act (Québec).

  Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

  Rights of Action for Damages or Rescission

  (Ontario)

        Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus shall have a statutory right of action for damages or rescission against us in the event this prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us shall have no right of action for damages against us. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

        The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which we may rely. The enforceability of these rights may be limited as described herein under "Enforcement of Legal Rights".

        The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

  Enforcement of Legal Rights

        We are organized under the laws of the State of Maryland in the United States of America. All, or substantially all, of our trustees and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against us or such persons outside of Canada.

  Language of Documents

        Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confimation d'achat ou tout avis) soient rédigés en anglais seulement.

Stamp Taxes

        If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        The underwriters have in the past and may in the future perform investment banking and advisory services for us from time to time for which they have in the past and may in the future receive customary fees and expenses. The underwriters have in the past and may in the future engage in transactions with or perform services for us from time to time in the ordinary course of their business.

        In connection with the formation transactions, we expect to use approximately $            million of the proceeds of this offering to prepay debt of DASCO to an affiliate of the lead underwriter of this offering, Lehman Brothers Inc., and to purchase a portion of the equity interests in DASCO and in certain related property-owning entities from an affiliate of Lehman Brothers Inc. Although the Conduct Rules of the NASD exempt REITs from the conflict of interest provisions thereof because affiliates of Lehman Brothers Inc. will receive more than 10% of the net proceeds of the Offering as described above, the underwriters have determined to conduct the Offering in accordance with the applicable provisions of Rule 2720(c)(3) of the Conduct Rules. In accordance with these requirements,                        (the "Independent Underwriter") is assuming the responsibilities of acting as "qualified independent underwriter" and has recommended the maximum initial public offering price for the Common Shares in compliance with the requirements of the Conduct Rules. In connection with the Offering, the Independent Underwriter has performed due diligence investigations and has reviewed and participated in the preparation of this Prospectus and the Registration Statement. The initial public offering price of the Common Shares is no higher than the price recommended by the Independent Underwriter.

LEGAL MATTERS

        The validity of the common shares will be passed upon for us by Hogan & Hartson L.L.P. In addition, the description of Material United States Federal Income Tax Considerations under the heading "Material United States Federal Income Tax Considerations" is based upon the opinion of Hogan & Hartson L.L.P. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP.

EXPERTS

        Ernst & Young LLP, independent certified public accountants, have audited the combined financial statements and schedule of The DASCO Companies, L.L.C. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, the balance sheet of DASCO Medical Properties Trust as of March 8, 2004 (Inception), and the combined statements of revenues over certain operating expenses of the Provena Properties for the nine months ended September 30, 2003 and the year ended December 31, 2002, as set forth in their reports. We have included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed and each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission's toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page

Pro Forma Condensed Combined Financial Data
•	Introduction to pro forma condensed combined financial data	F-2
•	Pro forma condensed combined balance sheet at December 31, 2003 and related explanatory notes	F-3
•	Pro forma condensed combined statement of operations for the year ended December 31, 2003 and related explanatory notes	F-5
Balance Sheet of Registrant
•	Report of independent certified public accountants	F-7
•	Balance sheet of DASCO Medical Properties Trust as of March 8, 2004 (Inception)	F-8
•	Notes to balance sheet	F-9
Combined Financial Statements of Predecessor
•	Report of independent certified public accountants	F-10
•	Predecessor combined balance sheets of The DASCO Companies, L.L.C. as of December 31, 2003 and 2002	F-11
•	Predecessor combined statements of operations of The DASCO Companies, L.L.C. for the three years in the period ended December 31, 2003	F-12
•	Predecessor combined statements of owners' equity (deficit) of The DASCO Companies, L.L.C. for the three years in the period ended December 31, 2003	F-13
•	Predecessor combined statements of cash flows of The DASCO Companies, L.L.C. for the three years in the period ended December 31, 2003	F-14
•	Notes to predecessor combined financial statements	F-15
Schedule III: Combined Real Estate and Accumulated Depreciation
•	Report of independent certified public accountants on schedule	F-37
•	Schedule III: Combined real estate and accumulated depreciation	F-38
Financial Statements Required Under Rule 3-14
•	Report of independent certified public accountants	F-39
•	Combined statement of revenues over certain expenses of the Provena Properties for the nine months ended September 30, 2003 and the year ended December 31, 2002	F-40
•	Notes to combined statements of revenues over certain expenses	F-41

DASCO Medical Properties Trust
Pro Forma Condensed Combined Financial Data
(unaudited)

        The unaudited pro forma condensed combined financial data as of, and for the year ended, December 31, 2003 is presented as if this offering, the formation transactions, the financing transactions, and the property acquisition had all occurred on December 31, 2003 for the pro forma condensed combined balance sheet, and on January 1, 2003 for the pro forma condensed combined statement of operations.

        The pro forma adjustments include the following:

  •
  Acquisition of the Randall Road property, a probable property acquisition, as described elsewhere in this prospectus;

  •
  The initial public offering of the common shares of beneficial interest of DASCO Medical Properties Trust;

  •
  The results of operations of three Provena properties, which were acquired in October 2003, for the period from January 1, 2003 through September 30, 2003 not included in The DASCO Companies L.L.C.'s 2003 historical combined statement of operations (the "Provena Acquisitions");

  •
  The closing of a new revolving credit facility, the refinancing of certain mortgage debt, and the repayment of certain other mortgage debt (collectively, the "Financing Transactions");

  •
  Removal of amounts related to the Bellaire and New Bedford properties which will not be contributed to the Operating Partnership at Formation;

  •
  Removal of amounts related to Brunswick and Laredo, both equity method investees, which will not be contributed to the Operating Partnership at Formation (as defined subsequently) and

  •
  Other pro forma adjustments.

        You should read the information below along with all other financial information and analysis presented in this prospectus, including the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Predecessors' historical combined financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma condensed combined financial data is presented for informational purposes only, and we do not expect that this information will reflect our future results of operations or our financial position. The unaudited pro forma adjustments and eliminations are based upon assumptions that we believe are reasonable. Purchase accounting has not been applied to the contributed properties as they are under common ownership and control.

DASCO Medical Properties Trust

Pro Forma Condensed Combined Balance Sheet

December 31, 2003
(Unaudited)

	The DASCO Companies, L.L.C. Historical	Randall Road Acquisition		This Offering		Financing Transactions		Properties and Investments Not Contributed(1)	Other Pro Forma Adjustments		Company Pro Forma(2)
Assets
Real estate properties	$117,515,646	$2,700,000	(3)								$120,215,646
Cash and cash equivalents including restricted cash	9,802,450	(2,700,000)	(3)	$122,814,800	(4)	$(1,425,000 (88,445,149 (536,384 35,000,000 (262,496	)(5) )(7) )(7) (9) )(10)		$(17,092,000 (5,930,000	)(6) )(8)	51,226,221
Tenant, deferred rent and other receivables	5,393,422										5,393,422
Deferred charges, and other assets	11,715,445					(1,828,341 262,496	)(7) (10)	$130,000	1,358,338	(11)	13,062,938
						1,425,000	(5)
Assets held for sale	3,270,225							(3,270,225)			—

Total assets	$147,697,188	$—		$122,814,800		$(55,809,874)		$(3,140,225)	$(21,663,662)		$189,898,227

Liabilities and Owners' Equity/ Shareholders' Equity
Liabilities
Loans payable	$124,988,743					$(88,445,149 35,000,000	)(7) (9)				$71,543,594
Accounts payable and other liabilities	12,077,911					(536,384	)(7)				11,541,527
Liabilities related to assets held for sale	4,283,614							$(4,283,614)			—

Total liabilities	141,350,268					(53,981,533)		(4,283,614)	—		83,085,121
Minority interests	1,496,733								$1,358,338 22,974,726	(11) (12)	25,829,797
Owners' Equity/Shareholders' Equity
Owners' equity	4,850,187					(1,828,341	)(7)	130,000 1,013,389	(4,165,235	)(13)	—
Common shares				$68,180	(4)						68,180
Additional paid-in capital				122,746,620	(4)				(22,974,726 4,165,235 (17,092,000) (5,930,000	)(12) (13) (6) )(8)	80,915,129

Total owners' equity/shareholders' equity	4,850,187			122,814,800		(1,828,341)		1,143,389	(45,996,726)		80,983,309

Total liabilities and owners' equity/shareholders' equity	$147,697,188	$—		$122,814,800		$(55,809,874)		$(3,140,225)	$(21,663,662)		$189,898,227

See accompanying notes to pro forma condensed combined balance sheet.

DASCO Medical Properties Trust

Notes To Pro Forma Condensed Combined Balance Sheet

December 31, 2003
(Unaudited)

(1)
To remove the amounts related to those properties included in The DASCO Companies, L.L.C. historical combined balance sheet, not contributed to the Operating Partnership at Formation.

(2)
Upon the consumation of the Offering and Formation Transactions, we will be required to adopt FIN 46 and evaluate the variable interest entity status of the property owning entities in which we hold interests.

(3)
Reflects the purchase of Randall Road for total consideration of $2,700,000 (including closing costs of $50,000). Included in real estate properties is an additional asset of $319,317 related to a Statement of Financial Accounting Standards No. 141 adjustment.

(4)
Reflects the sale of common shares of beneficial interest, less estimated costs as follows:

Gross offering proceeds	$136,360,000
Underwriting fees	(9,545,200)
Other offering costs	(4,000,000)

Net offering proceeds	$122,814,800

(5)
Reflects the payment of $1,425,000 in loan costs on the new revolving credit facility.

(6)
Reflects the cash payment of $17,092,000 to an affiliate of Lehman Brothers Inc. for a portion of their equity interests in the property-owning entities.

(7)
Reflects the repayment of mortgage and other loans as follows:
	Principal	Accrued Interest	Unamortized deferred loan costs
Total amount	$88,445,149	$536,384	$1,828,341

(8)
Reflects the cash payment to a member of The DASCO Companies, L.L.C. for a portion of his interest in the property-owning entities for $5,930,000. In accordance with EITF Issue No. 95-7, this amount is reflected as a direct reduction to additional paid-in capital.

(9)
Reflects a new $35.0 million secured loan related to certain properties.

(10)
Reflects payment of the financing costs related to the above $35.0 million facility of $262,496.

(11)
To reflect the fair value of the minority interest granted upon the conversion of agreements which allow certain tenants to participate in the net cash flow of the Brentwood property, to a minority ownership in the property-owning entity. There is no effect to the pro forma combined statement of operations, as this property is currently under development.

(12)
To record the minority interest resulting from the contributed assets to DASCO Medical Properties Trust in exchange for 1,132,000 units of limited partnership interest in the Operating Partnership, in accordance with EITF Issue No. 94-2 as follows:

Pro forma equity before allocation to minority interest	$103,958,035
Percentage allocable to minority interest	22.1%

$22,974,726

(13)
Reclassification of Owners' equity to Additional paid-in capital.

DASCO Medical Properties Trust

Pro Forma Condensed Combined Statement Of Operations

For the Year Ended December 31, 2003
(Unaudited)

	The DASCO Companies, L.L.C. Historical	Provena Acquisition(1)	Randall Road Acquisition(1)	Financing Transactions		Properties and Investments not Contributed		Other Pro Forma Adjustments		Company Pro Forma
Revenues:
Rental	$14,628,947	$1,667,174 (220,280)	$193,000					$(19,712	)(3)	$16,249,129
Tenant reimbursements	3,329,292									3,329,292
Other	160,905					$20,000	(2)			180,905

Total revenues	18,119,144	1,446,894	193,000			20,000		(19,712)		19,759,326

Expenses:
Property operating	4,819,643	527,946	2,000							5,349,589
Interest	4,748,720	575,904		$(3,789,914 1,152,571	)(4) (5)					2,687,281
Depreciation and amortization	4,015,354	547,048						675,000 47,608	(6) (3)	5,285,010
General and administrative	6,584,743							1,717,000	(7)	8,301,743

Total expenses	20,168,460	1,650,898	2,000	(2,637,343)		—		2,439,608		21,623,623
Loss from continuing operations before gain on sale of real estate properties, deficit distributions to minority partners and
minority interest	(2,049,316)	(204,004)	191,000	2,637,343		20,000		(2,459,320)		(1,864,297)
Gain on sale of real estate properties	90,915									90,915
Deficit distributions to minority partners	(156,216)									(156,216)
Minority interest	(70,614)							497,055	(8)	426,441

Loss from continuing operations(9)	$(2,185,231)	$(204,004)	$191,000	$2,637,343		$20,000		$(1,962,265)		$(1,503,157)

Pro forma loss per share:
—basic										$(0.22)

—diluted										$(0.22)

Pro forma weighted average common shares outstanding:
—basic										6,818,000	(10)

—diluted										8,750,000	(10)

See accompanying notes to pro forma condensed combined statement of operations.

DASCO Medical Properties Trust

Notes to Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2003
(Unaudited)

(1)
Reflects the historical fiscal 2003 operating results of Randall Road acquired at Formation, and the Provena Properties for the period from January 1, 2003 through September 30, 2003, not included in the The DASCO Companies, L.L.C. historical combined statement of operations for the year ended December 31, 2003.

(2)
Reflects the reversal of the loss recognized under the equity method of accounting for uncombined real estate investments not contributed at Formation.

(3)
To reflect the depreciation expense and amortization of lease intangibles related to the Randall Road acquisition as follows:

	Depreciation	Amortization of Lease Intangibles
Amount	$47,608	$19,712

(4)
To eliminate the interest expense of $3,789,914 on the mortgage notes repaid from proceeds of the Offering.

(5)
To reflect the interest expense of $1,152,571 on the new mortgage notes entered into at Formation.

(6)
To record the amortization of the loan costs related to the new revolving credit facility paid at Formation over the three-year term of the facility.

(7)
Increase in general and administrative expenses as a result of becoming a public company.

(8)
To allocate minority interest in the net loss of the Operating Partnership as a result of issuing units of limited partnership interest in the Operating Partnership to the members of The DASCO Companies, L.L.C. based on the minority interest percentage of 22.1%.

(9)
Income tax expense on a pro forma basis of the taxable REIT subsidiary is not significant.

(10)	The shares used in the basic calculation include:
	Initial shares	6,818,000

	The shares used for the diluted calculation include:
	Basic shares	6,818,000
	Shares issuable upon the conversion of units of limited partnership interests in the Operating Partnership	1,932,000

	Total diluted shares	8,750,000

	Basic and diluted loss per share are the same due to the pro forma net loss

Report of Independent Certified Public Accountants

The Board of Directors and Shareholder
DASCO Medical Properties Trust

We have audited the accompanying balance sheet of DASCO Medical Properties Trust, as of March 8, 2004 (Inception). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of DASCO Medical Properties Trust as of March 8, 2004 (Inception) in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

West Palm Beach, Florida
May 10, 2004

DASCO Medical Properties Trust
Balance Sheet
As of March 8, 2004 (Inception)

Assets:
Subscription receivable	$100

Total assets	$100

Commitments (Note 1)
Shareholder's equity:
Common shares, $.01 par value per share, 1,000 shares authorized; 100 shares issued and outstanding	$1
Additional paid-in capital	99

Total shareholder's equity	$100

See accompanying notes to balance sheet

DASCO Medical Properties Trust
Notes to Balance Sheet
March 8, 2004 (Inception)

1.    Organization and Description of Business

        DASCO Medical Properties Trust (the "Company") was formed as a Maryland real estate investment trust on March 8, 2004. The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the "Offering") of its common shares of beneficial interest. The Company will be the majority owner of DASCO Medical Properties L.P. (the "Operating Partnership") upon its formation. The Company and the Operating Partnership, when formed, will continue to operate and expand the business of The DASCO Companies, L.L.C. (the "Predecessor"). The Predecessor is engaged in the business of developing, acquiring, re-developing, owning managing and leasing medical office buildings throughout the United States.

        Concurrently with the Offering, the Company and the Operating Partnership, together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which had direct or indirect ownership interests in the properties (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions are designed to (i) continue the business of the Predecessor, (ii) fund costs and provide working capital, (iii) provide a vehicle for future development projects and acquisitions, (iv) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (v) preserve the tax advantages for certain Participants.

        The operations of the Company will be carried out primarily through the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (a "REIT"). The Company will receive a contribution of interests in the property-owning entities, as well as a contribution of interests in the Predecessor, in exchange for units of limited partnership interest in the Operating Partnership and/or cash and the assumption of debt and other liabilities.

        The balance sheet of the Company includes the accounts of the Company (and will include the Operating Partnership, when formed).

2.    Income Taxes

        As a REIT, the Company will be permitted to deduct distributions paid to its shareholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

3.    Common Shares

        The beneficial interest in the Company is divided into shares of beneficial interest ("Shares"). The total number of Shares which the Company has authority to issue is 1,000 Common Shares, $.01 par value per share. The Board of Trustees may classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Shares.

4.    Subsequent Events

        The Operating Partnership was organized as a Delaware limited partnership on May 7, 2004. In addition, DASCO Services LLC, our taxable REIT subsidiary was organized as a Delaware limited liability company on May 7, 2004.

        The balance in subscription receivable was collected in full on May 10, 2004.

Report of Independent Certified Public Accountants

The Members of
The DASCO Companies, L.L.C.

        We have audited the accompanying combined balance sheets of The DASCO Companies, L.L.C., predecessor to DASCO Medical Properties Trust, as of December 31, 2003 and 2002, and the related combined statements of operations, owners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The DASCO Companies, L.L.C. at December 31, 2003 and 2002, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

West Palm Beach, Florida
May 10, 2004

The DASCO Companies, L.L.C.
Predecessor to DASCO Medical Properties Trust
Combined Balance Sheets
As of December 31, 2003 and 2002

	2003	2002
Assets
Real estate properties:
Land	$7,548,358	$7,548,358
Buildings and improvements	105,287,715	65,927,823
Furniture, fixtures and equipment	465,987	340,253
Construction in progress	8,392,541	6,608,217

	121,694,601	80,424,651
Less: Accumulated depreciation	(4,178,955)	(1,743,747)

Total real estate properties, net	117,515,646	78,680,904
Cash and cash equivalents	5,466,187	5,186,437
Restricted cash	4,336,263	1,318,898
Lease receivable	2,877,819	3,483,455
Tenant receivables	503,252	474,348
Deferred rent receivables	2,012,351	1,316,443
Intangible lease assets, net	3,265,842	3,643,398
Intangible tenant origination cost, net	3,164,717	3,022,878
Deferred financing costs, net	2,681,729	1,960,003
Prepaid expenses and other assets	2,603,157	2,177,926
Assets held for sale	3,270,225	4,433,552

Total assets	$147,697,188	$105,698,242

Liabilities and owners' equity
Mortgage notes payable	$118,291,108	$74,268,395
Notes payable to affiliates	6,697,635	3,506,053
Capital leases payable	2,447,281	2,767,842
Accounts payable and accrued expenses	7,107,854	7,051,672
Intangible lease liabilities, net	883,791	970,373
Liabilities related to assets held for sale	4,283,614	5,141,966
Other liabilities	1,638,985	1,326,150

Total liabilities	141,350,268	95,032,451
Minority interests	1,496,733	1,562,209
Commitments and contingencies
Owners' equity	4,850,187	9,103,582

Total liabilities and owners' equity	$147,697,188	$105,698,242

See accompanying notes to combined financial statements.

The DASCO Companies, L.L.C.
Predecessor to DASCO Medical Properties Trust
Combined Statements of Operations
For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Revenues:
Rental	$13,183,669	$7,386,476	$1,581,766
Rental—related party	1,445,278	1,355,354	1,350,939
Tenant reimbursements	2,890,193	1,536,434	220,162
Tenant reimbursements—related party	439,099	373,585	344,089
Fees and other income	160,905	428,511	1,880,437

Total revenues	18,119,144	11,080,360	5,377,393
Expenses:
Property operating	4,819,643	2,828,260	820,407
General and administrative	6,584,743	4,677,660	2,702,407
Depreciation	2,422,763	1,286,264	411,091
Amortization	1,592,591	950,522	416,931
Interest	4,748,720	3,403,544	1,943,873

Total expenses	20,168,460	13,146,250	6,294,709

Loss from continuing operations before gain on sale of real estate properties, deficit distributions to minority partners and minority interests	(2,049,316)	(2,065,890)	(917,316)
Gain on sale of real estate properties	90,915	218,887	—
Deficit distributions to minority partners	(156,216)	—	—
Minority interests	(70,614)	(106,323)	(157,913)

Loss from continuting operations	(2,185,231)	(1,953,326)	(1,075,229)
Discontinued operations:
Operating income (loss)	89,170	(78,733)	(35,111)
Gain on sale of real estate property	1,867,989	—	—

Income (loss) from discontinued operations	1,957,159	(78,733)	(35,111)

Net loss	$(228,072)	$(2,032,059)	$(1,110,340)

See accompanying notes to combined financial statements.

The DASCO Companies, L.L.C.
Predecessor to DASCO Medical Properties Trust
Combined Statements of Owners' Equity (Deficit)
Years Ended December 31, 2003, 2002, and 2001

Balance, December 31, 2000	$(2,841,806)
Contributions	7,998,068
Distributions	(268,886)
Net loss	(1,110,340)

Balance, December 31, 2001	3,777,036
Contributions	9,359,866
Distributions	(2,001,261)
Net loss	(2,032,059)

Balance, December 31, 2002	9,103,582
Contributions	5,506,255
Distributions	(9,531,578)
Net loss	(228,072)

Balance, December 31, 2003	$4,850,187

See accompanying notes to combined financial statements.

The DASCO Companies, L.L.C.
Predecessor to DASCO Medical Properties Trust
Combined Statements of Cash Flows
Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001
Operating activities:
Net loss	$(228,072)	$(2,032,059)	$(1,110,340)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	4,015,354	2,236,786	828,022
Amortization of intangible lease assets and liabilities	742,832	579,268	493,686
Minority interests	70,614	106,323	157,913
Gain on sale of real estate	(90,915)	(218,887)	—
Changes in operating assets and liabilities:
Tenant receivables	(28,904)	(310,828)	(161,036)
Deferred rent receivables	(695,908)	(772,116)	(544,327)
Prepaid expenses and other assets	(445,402)	(210,344)	(1,240,541)
Accounts payable and accrued expenses	(1,609,727)	(980,442)	2,701,757
Other liabilities	312,835	(2,859,836)	4,185,986

Net cash provided by (used in) operating activities of continuing operations	2,042,707	(4,462,135)	5,311,120
Adjustments to reconcile income (loss) from discontinued operations to net cash (used in) provided by discontinued operations:
Gain on sale of real estate held for sale	(1,867,989)	—	—
Other decreases in net assets held for sale	580,430	398,075	478,125

Net cash (used in) provided by operating activities of discontinued operations	(1,287,559)	398,075	478,125

Net cash provided by (used in) operating activities	755,148	(4,064,060)	5,789,245
Investing activities:
Acquisition and development of real estate properties	(40,655,072)	(42,281,666)	(28,780,736)
Proceeds from sale of real estate held for sale	2,604,000	—	—
Proceeds from other sales of real estate	211,868	587,820	—
Decrease (increase) in lease receivable	605,636	(293,070)	(76,582)

Net cash used in investing activities	(37,233,568)	(41,986,916)	(28,857,318)
Financing activities:
Proceeds from mortgage notes payable	44,662,463	39,084,522	22,325,941
Repayments of mortgage notes payable	(966,006)	(817,805)	—
Proceeds from notes payable to affiliate	3,382,682	992,875	174,751
Repayments of notes payable affiliate	(191,100)	(1,136,822)	—
Reductions of capital leases payable	(378,048)	(382,570)	—
Repayment of mortgage notes payable related to assets held for sale	(1,011,466)	—	—
(Increase) decrease in restricted cash	(3,017,365)	4,265,344	(4,174,220)
Equity contributions	5,506,255	9,359,866	7,998,068
Equity distributions	(9,531,578)	(2,001,261)	(268,886)
Minority interest contributions (distributions)	(340,089)	1,437,293	(139,320)
Payment of deferred financing costs	(1,357,578)	(1,610,776)	(917,151)

Net cash provided by financing activities	36,758,170	49,190,666	24,999,183

Increase in cash	279,750	3,139,690	1,931,110
Balance at beginning of year	5,186,437	2,046,747	115,637

Balance at end of year	$5,466,187	$5,186,437	$2,046,747

Supplemental disclosure of non-cash investing and financing activities:
Increase in real estate property resulting from accrual of development costs	$1,992,165	$4,572,986	$3,211,872

See accompanying notes to combined financial statements.

The DASCO Companies, L.L.C.

Predecessor to DASCO Medical Properties Trust

Notes to Combined Financial Statements

1.    Organization and Nature of Business

        The DASCO Companies, L.L.C. (the "Predecessor" or the "Company") is engaged in the business of developing, acquiring, re-developing, owning, managing and leasing medical office buildings. These activities constitute a single business segment as defined by Financial Accounting Standards Board Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information". During all periods presented in the accompanying combined financial statements, the Predecessor (or its members) were, and are, the general partner, managing member or administrative member of the entities that directly or indirectly own the properties included in these combined financial statements and the Predecessor had and has the responsibility for the day-to-day operations of such entities.

        The Company will continue in existence until the winding up and the liquidation of the Company following a Liquidating Event, as defined in the Company's operating agreement.

        Concurrent with the consummation of an initial public offering (the "Offering") of the common shares of beneficial interest of DASCO Medical Properties Trust (the "REIT"), the REIT and a newly formed majority-owned limited partnership, DASCO Medical Properties L.P. (the "Operating Partnership"), together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which hold direct or indirect ownership interests in the properties (collectively the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions are designed to (i) continue the business of the Predecessor, (ii) fund costs and provide working capital, (iii) provide a vehicle for future development projects and acquisitions, (iv) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (v) preserve the tax advantages for certain Participants.

        Substantially all of the operations of the REIT will be carried out through the Operating Partnership. It is the intent of the REIT to elect the status of and qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The REIT will be the sole general partner of the Operating Partnership. The Operating Partnership will receive a contribution of interests in the property-owning entities and the Predecessor, as well as the property management, leasing and real estate development operations of the Company, in exchange for units of limited partnership interest in the Operating Partnership and/or cash.

        The real estate entities included in the accompanying combined financial statements have been combined for only the periods that such entities were owned by the Predecessor.

        As of December 31, 2003, the Predecessor had investments in the following real estate properties:

Property	Form of Entity	Location	Date Acquired or Developed(1)
Texarkana Professional Building	Limited Partnership	Texarkana, TX	May 2000
Physician's East and Physician's West	Limited Partnership	Lancaster, TX	November 2000
McDowell Mountain Medical	Limited Partnership	Scottsdale, AZ	June 2001
630 N. Alvernon	Limited Partnership	Tucson, AZ	December 2001
Lake Granbury Medical Center	Limited Partnership	Granbury, TX	December 2001
The Medical Offices at Central Mississippi Medical Center	Limited Partnership	Jackson, MS	January 2002

Property	Form of Entity	Location	Date Acquired or Developed(1)

The Birth Place at Southwest General	Limited Partnership	San Antonio, TX	December 2000
Burns Professional Building	Limited Partnership	Blue Ridge, GA	March 2002
Baytown Plaza I and Plaza II	Limited Partnership	Baytown, TX	May 2002
Oviedo Medical Center(2)	Limited Liability Co.	Orlando, FL	August 2002
Orlando Professional Center I(2)	Limited Liability Co.	Orlando, FL	August 2002
Orlando Professional Center II(2)	Limited Liability Co.	Orlando, FL	August 2002
Medplex B at Sandlake Commons(2)	Limited Liability Co.	Orlando, FL	August 2002
Sand Lake Physicians Office Building(2)	Limited Liability Co.	Orlando, FL	August 2002
South Seminole Medical Office Building II(2)	Limited Liability Co.	Orlando, FL	August 2002
South Seminole Medical Office Building III(2)	Limited Liability Co.	Orlando, FL	August 2002
St. Joseph's Medical Plaza	Limited Partnership	Tucson, AZ	September 2002
Heartland Regional Medical Office Building	Limited Partnership	Marion, IL	November 2002
River Oaks Professional Center	Limited Liability Co.	Flowood, MS	June 2003
Santa Rosa Medical Office Building	Limited Partnership	Milton, FL	June 2003
NASA Parkway Medical Office Building	Limited Partnership	Nassau Bay, TX	June 2003
St. Joseph East Office Park	Limited Partnership	Lexington, KY	September 2003
Eagle Creek Medical Plaza	Limited Liability Co.	Lexington, KY	September 2003
Provena Mercy Professional Office Building(3)	Limited Liability Co.	Chicago, IL	October 2003
Elgin Medical Office Building I(3)	Limited Liability Co.	Chicago, IL	October 2003
Elgin Medical Office Building II(3)	Limited Liability Co.	Chicago, IL	October 2003
Brentwood Medical Center	Limited Liability Co.	Brentwood, CA	(4)
Parker Adventist Professional Building	Limited Liability Co.	Parker, CO	(4)
Bellaire(5)	Limited Partnership	Houston, TX	June 2002
New Bedford(5)	Limited Partnership	Swansea, MA	September 2000
Mid-Coast Hospital(6)	Limited Liability Co.	Brunswick, ME	November 2001
Doctor's Hospital of Laredo(6)	Limited Partnership	Laredo, TX	November 2001

(1)
For properties the Company acquired, this is the date the acquisition closed. For properties the Company developed, this is when a certificate of occupancy for the shell of the building was received.
(2)
These properties are collectively referred to in these notes as the "Orlando Portfolio".
(3)
These properties are collectively referred to in these notes as the "Provena Portfolio".
(4)
Property is under construction.
(5)
These Properties were sold in March 2004 and are presented herein as discontinued operations (See Notes 16 and 19).
(6)
Accounted for under the equity method (See Note 4).

2.    Summary of Significant Accounting Policies

Principles of Combination

        The combined financial statements include The DASCO Companies, L.L.C. and entities related to the properties in which the Predecessor owns a controlling interest. Also included are entities in which the Company does not hold a financial interest, but are owned or controlled by the Participants and are therefore under common control. All significant intercompany balances and transactions have been eliminated in combination.

Use of Estimates in Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition

        Rental income related to non-cancelable operating leases is recognized as earned over the life of the lease agreements on a straight-line basis. These leases generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes. Rental income is reduced by amortization of lease incentives provided to certain lessees and tenant cash flow participation arrangements, and is reduced and increased by the amortization of intangible lease assets and intangible lease liabilities, respectively.

        The Company provides property management and development services from time to time to third parties. Management fees are generally based on a percentage of revenues for the month as defined in the related property management agreements. Management and development fees earned for services provided related to properties not included in the accompanying combined financial statements are reflected as fees and other income. Other income on the Company's statement of operations generally includes interest income and other income incidental to the operations of the Company, such as parking fees, and is recognized when earned.

Comprehensive Income or Loss

        Components of comprehensive income or loss for the Company include items such as net income and adjustments to the fair value of derivatives. The Company did not have any material items of other comprehensive income or loss in the three years in the period ended December 31, 2003, other than its net loss.

Cash and Cash Equivalents

        The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents.

Restricted Cash

        Restricted cash represents escrow accounts and deposits from lessees. Escrow accounts generally consist of amounts reserved for environmental matters, insurance, taxes and capital improvements.

Capitalization of Interest

        The Company capitalizes interest cost on borrowings incurred during the new construction or upgrade of qualifying assets. Capitalized interest is added to the cost of the underlying assets and is depreciated over the useful lives of the assets. For the years ended December 31, 2003, 2002 and 2001, the Company capitalized interest of $205,450, $62,472 and $176,773, respectively, in connection with various development projects.

Real Estate Properties

        Real estate properties are recorded at cost. For developed properties, costs include both direct and indirect costs, which are capitalized after the development is deemed probable as required by Emerging Issues Task Force ("EITF") Issue No. 97-11. Direct costs include construction costs, professional services such as architectural and legal costs, travel expenses, and direct payroll and other acquisition costs. Indirect costs include capitalized interest and developmental overhead costs.

        As required by EITF Issue No. 97-11, the Company expenses all internal costs related to the acquisition of existing or operating properties (i.e., properties not in the development stages). The cost of real estate properties acquired is allocated among land, buildings, tenant improvements, lease intangibles and personal property based upon estimated fair values at the time of acquisition. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the period. Expenditures for maintenance and repairs are expensed as incurred.

        Depreciation and amortization is provided for on a straight-line basis over the following estimated useful lives:

    Buildings and improvements—40 years
    Tenant improvement costs—shorter of (i) the related remaining lease term and (ii) the life of the improvement
    Personal property—3 to 7 years

        As required by Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), the Company must assess the potential for impairment of its long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate is adjusted to fair value and an impairment loss is recognized. The Company noted no impairment indicators and, therefore, recorded no impairment for any period presented.

Equity Method Investees

        The Company has a 15% general partnership interest in Laredo MOB Partners, Ltd. and a 7.5% member interest in New Brunswick, LLC. Investments in these real estate entities are accounted for using the equity method of accounting based on the guidance in EITF Issue No. 03-16, "Accounting for Investments in Limited Liability Companies", and SOP 78-9, "Accounting for Investments in Real Estate Ventures". Under the equity method, the Company's investments in limited partnerships or limited liability companies are recorded at cost and the investment accounts are adjusted for the Company's share of the entities' income or loss and for distributions and contributions.

        As of December 31, 2003 and 2002, the Company's share of distributions and net losses exceeded its investments in each equity method investee. The aggregate negative investment balance totaled $59,497 and $39,555 at December 31, 2003 and 2002, respectively, and is included in other liabilities in the accompanying combined balance sheets.

Income Taxes

        No provision for income taxes is included in the accompanying combined financial statements, as each partner or member is individually responsible for reporting its respective share of the partnership's or limited liability company's taxable income or loss in its income tax returns.

Minority Interests

        Minority interest in combined real estate partnerships represents the minority partners' share of the underlying net assets of the combined real estate partnerships. When these combined real estate partnerships make cash distributions to partners in excess of their minority interest balances, the Company records a charge equal to the minority partners' excess of distributions over their minority interest balances, even though there is no economic effect or cost. The Company classifies this charge in the accompanying combined statements of operations as deficit distributions to minority partners. The Company allocates losses to minority partners until such time as losses exceed the minority partners' capital account balances, in which case the Company recognizes 100% of the losses in operating earnings when the partnerships are in a deficit equity position, even though there is no economic effect or cost.

Tenant Receivables

        Tenant accounts receivable are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for uncollectible accounts. An allowance for uncollectible accounts is made when collection of the full amounts is no longer considered probable. There is no allowance for uncollectible accounts as of or for any period presented.

Advertising Costs

        The Company expenses advertising costs as incurred. Such costs totaled $31,483, $33,361 and $8,426 for the years ended December 31, 2003, 2002 and 2001, respectively.

Deferred Financing Costs

        Deferred financing costs are amortized over the terms of the related loans under the straight-line method, which approximates amortization computed under the interest method. Accumulated amortization was $1,056,417 and $745,976 at December 31, 2003 and 2002, respectively.

Recently Issued Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities ("VIEs") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its combined financial statements.

        In general, a VIE is a corporation, partnership, limited liability company, trust or any other legal entity used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

        FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses), or both. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

        Upon the consummation of the Offering and Formation Transactions, the REIT will be required to adopt FIN 46 and evaluate the VIE status of the entities in which it holds interests.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"). FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument within its scope as a liability although many of these instruments were previously classified as equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after December 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The FASB deferred portions of FAS 150 that apply to mandatorily redeemable non-controlling interests. The deferral is expected to remain in effect while those issues are addressed. Adoption of FAS 150 did not have a material effect on the combined financial statements. See Note 10 regarding presentation of a members' Preferred Equity Investment in the December 31, 2003 balance sheet. See Note 12 for disclosure of settlement value of minority interests in finite-lived mandatorily redeemable noncontrolling interests.

3.    Acquisitions of Real Estate Properties

Accounting for Acquisitions of Real Estate Properties with In-Place Leases

        For real estate acquisitions after June 2001, the Company accounts for acquisitions of real estate properties with in-place leases in accordance with the provisions of FASB Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"). FAS 141, in combination with paragraph 9 of FASB Statement No. 142, "Accounting for Goodwill and Intangible Assets", requires that, when a building is acquired with in-place leases, the cost of the acquisition is allocated between the real estate and the in-place leases based on relative fair value.

        The Company's approach to estimating the value of in-place leases is a multi-step process.

  •
  First, the Company considers whether any of the in-place lease rental rates are above or below market. An asset (if the actual rental rate is above market) or a liability (if the actual rental rate is below market) is calculated and recorded in an amount equal to the present value of the future cash flows that represent the difference between the actual lease rate and the average market rate.

  •
  Second, the Company estimates an absorption period assuming the building is vacant and must be leased up to the actual level of occupancy when acquired. During that absorption period the owner would incur direct costs, such as tenant improvements, and would suffer lost rental income. Likewise, the owner would have acquired a measurable asset in that, assuming the building was vacant, certain fixed costs would be avoided because the actual in-place lessees would reimburse a certain portion of fixed costs through expense reimbursements during the absorption period. All of these assets (tenant improvement costs avoided, rental income lost, and fixed costs recovered through in-place lessee reimbursements) are estimated and recorded in amounts equal to the present value of future cash flows.

  •
  Third, the Company estimates the value of the building "as if vacant". The Company uses the same absorption period and occupancy assumptions used in step 2, adding to those the future cash flows expected over the next 5 years as a fully occupied building. The net present value of these future cash flows, discounted at a market rate of return, becomes the estimated "as if vacant" value of the building.

  •
  Fourth, the actual purchase price is allocated based on the various asset values described above. The building component of the purchase price is depreciated over the useful life of the building, the intangible tenant origination cost component is amortized over the average remaining term of the actual in-place leases; the absorption period costs and lost rental revenues are amortized to rental income over the average remaining term of the actual in-place leases; and any above or below market rental rate assets or liabilities are amortized to rental income over the remaining term of the actual leases that gave rise to the asset or liability.

        The amounts of amortization recorded as a reduction of rental revenues for the years ended December 31, 2003, 2002 and 2001 were $742,832, $579,268 and $493,686, respectively. The amounts of amortization expense related to the intangible tenant origination cost component for the years ended December 31, 2003, 2002 and 2001 were $695,968, $435,669 and $143,019, respectively.

        The remaining unamortized balance of these intangibles will be amortized as follows:

Year	Intangible Lease Assets	Intangible Lease Liabilities	Intangible Tenant Origination Cost
2004	$681,732	$116,056	$773,331
2005	501,023	121,588	649,819
2006	405,364	128,346	526,660
2007	329,581	134,433	369,366
2008	265,831	109,685	258,460
Thereafter	1,082,311	273,683	587,081

	$3,265,842	$883,791	$3,164,717

        At December 31, 2003, the weighted average remaining life of the intangible lease assets, the intangible lease liabilities and the intangible tenant origination cost is approximately 9.7 years, 6.7 years and 8.0 years, respectively.

4.    Equity Method Investees

        The Company's equity method investees consist of the Mid-Coast Hospital and Doctor's Hospital of Laredo properties.

        Following is summarized financial information for these investees as of and for the years ended December 31:

	2003	2002
Balance Sheets:
Investments in real estate, net	$13,248,542	$14,393,156
Other assets	966,660	573,530

Total assets	$14,215,202	$14,966,686

Mortgage and other notes payable	$12,237,674	$13,021,959
Other liabilities	210,637	196,830
Owners' equity	1,766,891	1,747,897

Total liabilities and owners' equity	$14,215,202	$14,966,686

	2003	2002	2001
Operations:
Revenues	$1,945,290	$1,660,772	$3,449
Operating expenses	687,293	452,298	3,449
Interest expense	727,546	767,598	19,370
Depreciation and amortization	500,211	494,550	58,101

Net income (loss)	$30,240	$(53,674)	$(77,471)

5.    Minimum Future Rental Revenues

        The Company's properties are generally leased to tenants under non-cancelable, fixed-term operating leases with expiration dates through 2018. Some leases provide for fixed rent renewal terms or market rent renewal terms. The Company's leases generally require the lessee to pay minimum rent, additional rent based upon fixed percentage increases or increases in the Consumer Price Index and all taxes (including property tax), insurance, maintenance and other operating costs associated with the leased property.

        Future minimum lease payments by tenants under the non-cancelable operating leases as of December 31, 2003 were as follows:

2004	$18,553,679
2005	17,097,141
2006	15,448,580
2007	14,062,930
2008	12,503,212
Thereafter	66,941,472

$144,607,014

6.    Real Estate Property

        The following table summarizes the Company's real estate properties by State as of December 31, 2003:

	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Construction In Progress	Total	Accumulated Depreciation	Net Book Value
McDowell Mountain Medical	$2,472,330	$10,311,252	$2,495	$139,643	$12,925,720	$(766,784)	$12,158,936
630 N. Alvernon	646,200	5,998,806	11,959	—	6,656,965	(312,908)	6,344,057
St. Joseph's Medical Plaza	—	6,905,520	215	17,546	6,923,281	(231,886)	6,691,395

Arizona	3,118,530	23,215,578	14,669	157,189	26,505,966	(1,311,578)	25,194,388
Baytown Plaza I and Plaza II	14,600	262,588	—	—	277,188	(30,222)	246,966
Lake Granbury Medical Center	—	3,762,005	—	—	3,762,005	(284,620)	3,477,385
Physician's East and Physician's West	—	2,075,085	—	—	2,075,085	(163,718)	1,911,367
NASA Parkway Medical Office Building	—	5,800,326	—	—	5,800,326	(74,832)	5,725,494
The Birth Place at Southwest General	509,268	8,046,672	—	—	8,555,940	(403,101)	8,152,839
Texarkana Professional Building	1,011,500	3,497,141	—	—	4,508,641	(297,165)	4,211,476

Texas	1,535,368	23,443,817	—	—	24,979,185	(1,253,658)	23,725,527
The Medical Offices at Central Mississippi Medical Center	—	4,800,570	—	—	4,800,570	(265,654)	4,534,916
River Oaks Professional Center	—	3,355,213	—	19,576	3,374,789	(42,358)	3,332,431

Mississippi	—	8,155,783	—	19,576	8,175,359	(308,012)	7,867,347
Santa Rosa Medical Office Building	—	3,846,991	—	112,388	3,959,379	(54,771)	3,904,608
Orlando Portfolio	2,854,000	16,056,073	3,960	55,977	18,970,010	(586,423)	18,383,587
DASCO-Corporate	—	33,822	444,204	—	478,026	(129,569)	348,457

Florida	2,854,000	19,936,886	448,164	168,365	23,407,415	(770,763)	22,636,652
Heartland Regional Medical Office Building	40,460	6,297,577	—	216,865	6,554,902	(321,461)	6,233,441

Provena Portfolio	—	12,416,968	—	53,950	12,470,918	(69,728)	12,401,190

Illinois	40,460	18,714,545	—	270,815	19,025,820	(391,189)	18,634,631
St. Joseph East Office Park	—	7,768,875	—	42,628	7,811,503	(32,505)	7,778,998
Eagle Creek Medical Plaza	—	2,598,469	—	—	2,598,469	(19,187)	2,579,282

Kentucky	—	10,367,344	—	42,628	10,409,972	(51,692)	10,358,280
Parker Adventist Professional Building	—	—	—	5,187,053	5,187,053	—	5,187,053

Colorado	—	—	—	5,187,053	5,187,053	—	5,187,053
Burns Professional Building	—	1,453,762	3,154	—	1,456,916	(92,063)	1,364,853

Georgia	—	1,453,762	3,154	—	1,456,916	(92,063)	1,364,853
Brentwood Medical Center	—	—	—	2,546,915	2,546,915	—	2,546,915

California	—	—	—	2,546,915	2,546,915	—	2,546,915

	$7,548,358	$105,287,715	$465,987	$8,392,541	$121,694,601	$(4,178,955)	$117,515,646

7.    Concentrations of Credit Risk

  The Lake Granbury Medical Center, and Burns Professional Building properties, and a portion of the Marion property, are subject to master lease agreements with certain hospitals, as lessees, who are owned by Community Health Systems, Inc. ("CHS"). For each property, a separate agreement has also been executed between CHS and the Company, whereby CHS has guaranteed the performance of the lessee under the terms of the leases. CHS is a public company (NYSE: CYH) with total assets of $3.4 billion and total revenues of $2.8 billion as of, and for the year ended, December 31, 2003. Revenue for these three properties attributable to CHS totaled $1,888,471, $1,059,875 and $30,388 for the years ended December 31, 2003, 2002 and 2001, respectively, which represented 10.4%, 9.2% and 0.5% of total revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

  The Medical Offices at Central Mississippi Medical Center, Santa Rosa Medical Office Building and River Oaks Professional Center properties are subject to master lease agreements with certain hospitals, as lessees, that are owned by Health Management Associates, Inc. ("HMA"). For each property, a separate agreement also has been executed between the Company and HMA, whereby HMA has guaranteed the performance of the lessee under the terms of the leases. HMA is a publicly traded company (NYSE: HMA) with total assets of $3.0 billion and total revenues of $2.6 billion as of, and for the year ended, September 30, 2003. Revenue for these three properties totaled $1,812,653, $806,169 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively, which represented 10.0% and 7.0% of total revenues for the years ended December 31, 2003 and 2002, respectively.

8.    Equipment Leasing Arrangement

  Lease receivable represents an equipment leasing arrangement with a tenant, whereby the Company entered into a capital lease with a lender for certain equipment and tenant improvement costs for which the tenant was responsible. The Company immediately entered into a sublease agreement with the tenant on exactly the same terms and conditions. The lease receivable represents the total outstanding payments due under the lease. The combined balance sheets include a corresponding capital lease payable representing the total principal payments under the terms of the lease which totaled $2,375,233 and $2,767,842 at December 31, 2003 and 2002, respectively, and a deferred interest payable representing total interest payments under the terms of the lease which totaled $502,586 and $715,613 at December 31, 2003 and 2002, respectively. Lease payments are reduced by sublease income and have no effect on the accompanying combined statements of operations (see Note 11).

9.    Other Assets

        Other assets consist primarily of deposits, prepaid expenses, and deferred leasing costs.

10.    Mortgages and Notes Payable

        Mortgages and notes payable at December 31, consisted of the following:

	2003	2002
Mortgage note secured by the Physician's East and Physician's West property, interest at LIBOR plus 2.45%. Interest due monthly and principal due December 1, 2003. On December 1, 2003, the note was extended through June 30, 2004 with interest only at LIBOR plus 3.00% due monthly and monthly principal payments of $10,000 beginning on April 1, 2004 through maturity.	$2,800,000	$2,800,000
Mortgage note secured by the Lake Granbury Medical Center property, interest due monthly at LIBOR plus 2.25% from the inception of the note, March 2, 2001, and monthly principal payments of $2,740 beginning on May 2, 2002. All remaining unpaid principal due on March 2, 2004. (In March 2004, the note was extended through September 2, 2004). At December 31, 2003, unfunded principal of $268,672 was available under this note upon attainment of certain criteria.	4,306,668	4,115,212
Mortgage note secured by the Burns Professional Building property, interest due monthly at LIBOR plus 2.25% from the inception of the note, June 15, 2001 and monthly principal payments of $2,250 beginning on December 1, 2002. All remaining unpaid principal due on May 31, 2004. At December 31, 2003, unfunded principal of $173,750 was available under this note upon attainment of certain criteria.	1,847,000	1,801,830

Mortgage note secured by the NASA Parkway Medical Office Building property, interest due monthly at LIBOR plus 2.50% from the inception of the note, July 31, 2002, with all principal due on July 30, 2004. At December 31, 2003, unfunded principal of $1,056,406 was available under this note upon attainment of certain criteria. The Company has the option, if certain conditions are met, to extend the note for two one-year terms. If extended, monthly principal payments of $3,750 will be due through maturity.	5,233,594	823,169
Mortgage note secured by the St. Joseph East Office Park property, interest due monthly at LIBOR plus 2.00% from the inception of the note, September 12, 2002, with all principal due on September 11, 2004. At December 31, 2003, unfunded principal of $2,600,015 was available under this note upon attainment of certain criteria. The Company has the option, if certain conditions are met, to extend the note for two 18-month terms. If extended, monthly principal payments based on a 25-year amortization will be due through maturity.	6,574,985	75,732
Mortgage note secured by the Baytown Plaza I and Plaza II property, interest due monthly at LIBOR plus 2.50% from the inception of the note, April 30, 2002, and monthly principal payments of $2,380 beginning on November 15, 2003. All remaining unpaid principal due on October 30, 2004. At December 31, 2003, unfunded principal of $341,033 was available under this note upon attainment of certain criteria. The Company has the option, if certain conditions are met, to extend the note for one six-month period under the same terms and conditions.	515,717	408,751
Mortgage note secured by the Heartland Regional Medical Office Building property, interest due monthly at LIBOR plus 2.35% from the inception of the note, March 30, 2002, and monthly principal payments of $11,500 beginning on June 30, 2004. All remaining unpaid principal due on May 30, 2005. At December 31, 2003, unfunded principal of $1,962,909 was available under this note upon attainment of certain criteria. $500,000 of this unfunded amount is added to the monthly principal payments at a rate of 0.83% per dollar funded.	6,291,250	2,376,842
Mortgage note secured by the Orlando Portfolio, interest due monthly at LIBOR plus 5.00% (with a floor of 5.00%) along with monthly principal payments based on a 25-year amortization period. All remaining unpaid principal is due on July 31, 2006. At December 31, 2003, unfunded principal of $151,500 was available under this note upon attainment of certain criteria.	13,904,332	13,990,409

Unsecured note relating to the Orlando Portfolio, interest due monthly at a fixed rate of 7.00% through maturity on July 31, 2006 when all principal is due.	3,400,000	3,400,000
Mortgage note secured by the St. Joseph's Medical Plaza property, interest due monthly at LIBOR plus 3.30% (with a floor of 5.60%) from the inception of the note, September 13, 2002, and monthly principal payments of $16,000 from March 1, 2004 through August 31, 2004, $17,000 through August 31, 2005, and $17,500 through September 12, 2006. All remaining unpaid principal due on September 12, 2006. At December 31, 2003, unfunded principal of $1,189,023 was available under this note upon attainment of certain criteria.	6,765,977	6,555,000
Mortgage note secured by the Parker Adventist Professional Building property, interest due monthly at LIBOR plus 2.25% (with a floor of 4.25%), through maturity on October 1, 2006. At December 31, 2003, unfunded principal of $7,203,207 was available under this note upon attainment of certain criteria. The Company has the option, if certain conditions are met, to extend the note for one 36-month term. If extended, monthly principal payments based on a 30-year amortization will be due through maturity.	3,896,793	—
Mortgage note secured by the Birth Place at Southwest General property, interest due monthly at LIBOR plus 4.50% (with a floor of 6.50%) and monthly principal payments based on a 20-year amortization. All remaining unpaid principal is due on December 22, 2006.	9,400,000	6,731,983
Mortgage note secured by the McDowell Mountain Medical property, interest due monthly at a fixed rate of 7.54% and monthly principal payments based on a 30-year amortization. All remaining unpaid principal is due on July 1, 2007.	10,650,160	10,744,838
Mortgage note secured by the Eagle Creek Medical Plaza property, interest due monthly at LIBOR plus 2.25% (with a floor of 4.25%) from the inception of the note, September 25, 2003, and monthly principal payments based on a 30-year amortization beginning on September 1, 2004 through maturity on September 1, 2008 when all remaining unpaid principal is due. At December 31, 2003, unfunded principal of $217,166 was available under this note upon attainment of certain criteria.	2,542,834	—

Mortgage note secured by the Provena portfolio properties, interest due monthly at LIBOR plus 3.65% (with a floor of 5.00%) from the inception of the note, October 3, 2003, and monthly principal payments as detailed in the loan agreement beginning on November 1, 2004 through maturity on October 2, 2008 when all remaining unpaid principal is due. At December 31, 2003, unfunded principal of $1,683,643 is available under this note upon attainment of certain criteria. The Company has the option, if certain conditions are met, to extend the note for 12 months under the same terms and conditions.	11,915,232	—
Mortgage note secured by the Texarkana Professional Building property, interest due monthly at a fixed rate of 8.41%, and monthly principal payments based on a 30-year amortization through maturity on June 1, 2010 when all remaining unpaid principal is due.	7,174,563	7,229,817
Mortgage note secured by the 630 N. Alvernon property, interest due monthly at LIBOR plus 2.20% from the inception of the loan, December 19, 2001, and monthly principal payments based on a 25-year amortization beginning on December 31, 2003 through maturity on December 20, 2010 when all remaining unpaid principal is due. At December 31, 2003, unfunded principal of $449,233 was available under this note upon attainment of certain criteria.	6,050,767	5,958,849
Mortgage note secured by the Medical Offices at Central Mississippi Medical Center property, interest due monthly at LIBOR plus 2.00% from the inception of the loan, May 31, 2001, and monthly principal payments based on a 25-year amortization beginning on May 31, 2003 through maturity on May 31, 2013 when all remaining unpaid principal is due. At December 31, 2003, unfunded principal of $85,193 was available under this note upon attainment of certain criteria.	6,193,867	5,773,851
Mortgage note secured by the Santa Rosa Medical Office Building property, interest due monthly at LIBOR plus 2.00% from the inception of the loan, November 4, 2002, and monthly principal payments based on a 25-year amortization beginning on November 30, 2004 through maturity on November 4, 2014 when all remaining unpaid principal is due. At December 31, 2003, unfunded principal of $1,356,444 was available under this note upon attainment of certain criteria.	4,643,556	805,809

Mortgage note secured by the River Oaks Professional Center property, interest due monthly at LIBOR plus 2.00% from the inception of the note, December 9, 2002, and monthly principal payments based on a 25-year amortization beginning on December 31, 2004 through maturity on December 9, 2014 when all remaining unpaid principal is due. At December 31, 2003, unfunded principal of $1,888,588 was available under this note upon attainment of certain criteria.	4,183,813	676,303

Total	$118,291,108	$74,268,395

        The LIBOR rate was 1.12% and 1.38% at December 31, 2003 and 2002, respectively.

        Some of the Participants have provided full or partial guarantees for certain of the mortgage notes payable.

        The mortgage notes payable may generally be prepaid upon the condition of the payment of a prepayment penalty.

        At December 31, 2003, aggregate annual principal payments for mortgage notes were as follows:

2004	$22,390,845
2005	7,856,310
2006	37,044,542
2007	11,249,328
2008	14,312,642
Thereafter	25,437,441

$118,291,108

        Management plans to repay debt maturing in 2004 with proceeds from the proposed Offering. Management will seek to obtain extensions or refinance debt if necessary for debt maturing prior to the Offering.

        On December 30, 2003, a member contributed $3,693,182 to the Company for the development of the Brentwood Medical Center property. Based on the provisions of the underlying agreement, this contribution has been deemed a Preferred Equity Investment, as defined, and as such, earns a 23% preferred return (the "Preferred Return"). Additionally, the member is entitled to a fee (the "Preferred Equity Fee") of 2% of the Preferred Equity Investment. One half of this fee was paid upon contribution in December 2003, and the remaining 50% of this fee is due upon repayment of the Preferred Equity Investment. The Preferred Equity Investment is required to be repaid no later than two years from the date the contribution was made. In accordance with the provisions of FAS No. 150, this contribution has been reflected as a note payable to affiliate in the accompanying combined balance sheet at December 31, 2003, and the 23% Preferred Return will be reflected as interest expense in the accompanying combined statement of operations when incurred.

        The Company has a revolving credit facility, from an affiliate of a member, bearing interest at a fixed rate of 10.0% through June 30, 2003, and then 15%, payable monthly, through maturity on June 30, 2004. This facility was fully funded and totaled $2,500,000 at both December 31, 2003 and 2002. Interest incurred was $265,179, $320,957 and $359,995 for the years ended December 31, 2003, 2002 and 2001, respectively. Management will obtain an extension or modification, if needed, to ensure that repayment will not be required prior to the Offering, or otherwise prior to January 1, 2005.

        On August 31, 1999, the Company entered into an unsecured loan with a member (the "Original Partner Loan") consisting of a note payable in the amount of $500,000. The note bore interest at an annual rate of 12%, payable quarterly, provided the Company had available cash, and matures on August 31, 2009. In 2000, the original note was restated as two notes payable in the amount of $250,000, each payable to a member, and with the same terms and conditions. The principal balance of these notes as of December 31, 2003 and 2002 totaled $500,000. Interest incurred was $61,990, $71,324 and $73,734 for the years ended December 31, 2003, 2002 and 2001, respectively.

        During 2002, the Company entered into a note payable to a member in the amount of $550,000. Proceeds of the note were used to fund the working capital of a development project. The note bore interest at a fixed rate of 18% per annum with monthly interest payments commencing September 2002. The note had a balance at December 31, 2002 of $501,600 and was paid in full in February 2003. Interest incurred totaled $17,219 and $53,493 for the years ended December 31, 2003 and 2002, respectively.

        During 2002 and 2001, a related party funded the working capital of the Company through various loans totaling $200,000 and $650,000, respectively. As of December 31, 2003 and 2002, the total unpaid balance of these loans was $4,453.

        During the years ended December 31, 2003, 2002 and 2001, interest paid, net of amounts capitalized for all mortgage and notes payable, totaled $4,403,270, $3,759,817 and $2,047,127, respectively.

11.    Capital Lease Obligations

        The Company has obligations outstanding under capital leases for equipment financing arrangements. The obligations are payable in monthly installments expiring at various dates through 2008. Included in furniture, fixtures and equipment in the accompanying combined balance sheets is equipment under capital leases totaling $96,905 and $39,418, net of accumulated depreciation of $28,348 and $10,018 at December 31, 2003 and 2002, respectively.

        At December 31, 2003, aggregate annual payments for capital lease obligations were as follows:

2004	$638,887
2005	636,018
2006	619,946
2007	616,140
2008	461,248

2,972,239
Less amount representing interest	524,958

$2,447,281

12.    Minority Interests

        Certain combined limited partnerships have ownership interests by parties other than the Participants. Because each limited partnership has a finite life (i.e., each partnership can only exist through the earlier of December 31, 2062 or 2099 depending on the partnership, the sale of all or substantially all of the assets of the partnerships, or the mutual agreement of all partners), the minority interests in the partnerships meet the definition of mandatorily redeemable noncontrolling interests as specified in FAS No. 150. The Company estimates that the settlement value of these mandatorily redeemable noncontrolling interests at December 31, 2003 was $4.0 million, based on the sale or disposition of all or substantially all of the assets of the partnerships, and repayments of outstanding liabilities as of that date.

        During 2003, the Company issued to certain lessees in the NASA Parkway Medical Office Building and St. Joseph East Office Park properties limited partnership interests in the entities, which own the buildings, in exchange for the lessees entering into long-term leases and nominal cash considerations. The fair value of these interests at date of grant of $204,000 is included in prepaid expenses and other assets in the accompanying combined balance sheet, and is being amortized as a reduction of rental revenues on a straight-line basis over the terms of the underlying leases.

13.    Commitments and Contingencies

Construction in Progress

        As of December 31, 2003, the Company had total funding commitments relating to properties under development of approximately $20.8 million.

Operating Leases

        The Company makes payments under operating lease agreements relating to various equipment leases and office space, and ground leases related to many of the Company's properties. Aggregate rental expense was $382,520, $270,467 and $218,727 for the years ended December 31, 2003, 2002 and 2001, respectively. Future minimum lease commitments under these leases are as follows:

2004	$393,079
2005	413,415
2006	396,078
2007	398,726
2008	405,247
Thereafter	10,759,407

$12,765,952

        Many of the ground leases effectively limit the Company's control over various aspects of the operation of the applicable building, restrict the Company's ability to transfer the building and allow the lessor to repurchase the property in specified circumstances. All the ground leases provide for the property to revert to the lessor for no consideration upon the expiration or earlier termination of the ground lease.

Litigation

        The Company is not aware of any pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on the Company's financial position or results of operations.

Company 401(k) Savings Plan

        The Company sponsors a 401(k) Plan (the "Plan") to provide retirement and incidental benefits for its employees. Employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. Based on annual results, the Company may elect to match up to 10% per year. All matching contributions vest immediately. Such contributions to the plan are allocated among eligible participants in the proportion of their contribution to the Plan. Company matching contributions to the Plan totaled $13,995 for the year ended December 31, 2002, the only year for which contributions have been made.

14.    Financial Instruments

        The carrying amounts of cash and cash equivalents, receivables and payables approximate their fair value at December 31, 2003 and 2002 due to their short-term nature.

        The fair value of mortgages and notes payable is estimated using cash flow analyses, based on the Company's current interest rates for similar types of borrowing arrangements. At December 31, 2003 and 2002, the fair values of the Company's mortgage and notes payable approximated their carrying values.

15.    Owners' Equity

Distributions

        Net Cash Flow from Operations, as defined in the Company's operating agreement (the "LLC Agreement"), are to be distributed in the following priority:

  •
  First, 50% as a principal payment on the revolving credit facility (unless a larger percentage is agreed to by the Executive Committee, as defined);

  •
  Second, to a member until it has received its Preferred Return on its Preferred Equity Investment;

  •
  Third, to a member until it has received its Preferred Equity Fee, as defined;

  •
  Fourth, to a member until it has received its Preferred Equity Investment;

  •
  Fifth, to the Members in an amount equal to their anticipated tax liabilities with respect to their respective shares of the Company's net income at an assumed effective tax rate of 30%, less previous distributions made from such income, and taking into account any losses allocated to the members in previous years;

  •
  Sixth, to the establishment of an operating reserve to cover six months of operating expenses;

  •
  Seventh, to the payment of Performance Bonuses, as defined;

  •
  Eighth, to the payment of first interest, and then principal on the Original Partner Loan;

  •
  Ninth, to the payment of principal and any accrued interest on any other partner loans; and

  •
  Tenth, to the members in accordance with their Percentage Interests, as defined.

Allocations of Profits and Losses

        In accordance with the terms of the LLC Agreement, except as otherwise specified, profits are to be allocated to the members in the proportion that net losses, as defined, were previously allocated among the members until the aggregate amount of net income allocated pursuant to the LLC Agreement for the current year and all prior years equals the aggregate amount of net losses previously allocated to the members in proportion to their respective Percentage Interests. Losses allocated, however, cannot exceed the maximum amount of losses that can be allocated without causing or increasing an Adjusted Capital Account Deficit, as defined, of a member.

        To the extent an allocation of net loss would cause or increase an Adjusted Capital Account Deficit, as defined, as to any member, such allocation of net loss shall be reallocated to the other members in accordance with their respective membership interests.

Non-member Participation

        Certain of the partnerships and LLCs provide for non-equity participation in the properties to various lessees or affiliates of lessees as follows:

Burns Professional Building and Lake Granbury Medical Center

        The sole lessee in the Burns Professional Building property, and the sole lessee in the Lake Granbury Medical Center property are entitled to receive 50% of the pro rata net cash flow, as defined, of the respective property attributable to any physician subleases during the term of the sole lessees lease agreement. The pro rata share is calculated as the rentable square feet of any physician sublease, divided by the total rentable square feet of the respective property. Such amounts are paid no less frequently than annually, and totaled $45,956, $26,669 and $0 in 2003, 2002 and 2001, respectively, for the Burns Professional Building property, and $45,347, $19,118 and $0 in 2003, 2002 and 2001, respectively, for the Lake Granbury Medical Center property, and are recorded as a reduction of rental revenue.

The Medical Offices at Central Mississippi Medical Center, River Oaks Professional Center and Santa Rosa Medical Office Building

        The sole lessee, or the guarantor of the sole lessee, in each property is entitled to receive 90% (reduced to 80% if certain conditions are met) of any Surplus, as defined, of net proceeds upon sale or refinancing, as defined, of the property, occurring during the term of the master leases.

Brentwood Medical Center

        Certain lessees in the property are entitled to receive 50% of the pro rata net cash flow, as defined, for the term of their lease (calculated as the percentage of each lease to the total leasable square footage). Such amounts are to be paid no less frequently than quarterly. To date, no amounts have been paid as the property is currently under development.

        Certain lessees are also entitled to 50% of their pro rata share of Net Capital Proceeds, as defined, upon the occurrence of a Capital Transaction, as defined (a Capital Transaction includes, but is not limited to, the sale or refinancing of the property). Such pro rata share is calculated as the percentage of each lease to the total leasable square footage.

16.    Discontinued Operations

        Effective January 1, 2002, FAS No. 144 required that the operations and gains and losses associated with sales of "components of an entity", as defined in FAS No. 144, be reclassified and presented as discontinued operations. The Company generally has no plans to actively engage in the disposition of any specific real estate property or group of real estate properties, but does from time to time dispose of properties in the normal course of business.

        In 2003, the Company concluded that the Bellaire and New Bedford properties qualified as discontinued operations under the provisions of Statement 144, due to management's commitment to dispose of the properties, and their subsequent sales in March 2004 (see Note 19). Additionally, one building in the Baytown Plaza I and Plaza II investment that management had committed to sell in

2002, was sold in March 2003 and qualifies for discontinued operations treatment under FAS No. 144. The amounts reclassified to discontinued operations as a result are as follows:

	Year Ended
	2003	2002	2001
Revenues	$1,189,301	$987,043	$230,904
Operating expenses	700,317	653,365	71,426
Interest expense	191,656	186,937	137,049
Depreciation and amortization	208,158	225,474	57,540
Gain on sale of real estate property	(1,867,989)	—	—

Net income (loss)	$1,957,159	$(78,733)	$(35,111)

        Assets classified as held for sale of $3.3 million at December 31, 2003 include real estate with a net book value of $2.8 million and cash and other assets of $0.5 million. Liabilities related to assets classified as held for sale of $4.3 million at December 31, 2003 include mortgage notes payable of $3.9 million and other liabilities of $0.4 million. Assets classified as held for sale of $4.4 million at December 31, 2002 include real estate with a net book value of $3.4 million, cash of $0.6 million and other assets of $0.4 million. Liabilities related to assets classified as held for sale of $5.1 million at December 31, 2002 include mortgage notes payable of $4.6 million and other liabilities of $0.5 million.

        In accordance with EITF Issue No. 87-24, the Company allocated a portion of its interest expense related to one building in the Baytown investment to discontinued operations. This amount allocated reflects the interest expense associated with the estimated amount of debt that will be repaid as a result of the disposal transaction. Amounts reclassified were $9,121, $35,503 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively. Discontinued operations also includes interest expense associated with specific borrowings on the New Bedford and Bellaire properties that were repaid in connection with the sales of the properties in 2004.

        Whenever future disposals of real estate properties occur, the operating results of the properties disposed of will be reclassified to discontinued operations for all periods for which statements of operations are presented. Any future disposal will result in a change to the historical combined statements of operations.

17.    Other Related Party Transactions

        The Company has agreed to retain the principal of a member as a consultant to the Company. Payments under this agreement totaled $240,000, $160,000 and $120,000 in 2003, 2002 and 2001, respectively, and are included in general and administrative expense in the accompanying combined statements of operations.

        In addition, the Company paid $214,000 in 2003 to the principal of a member as compensation for a loan guaranty provided in connection with the financing of the development of the Brentwood Medical Center property. This amount has been capitalized and is included in deferred financing costs in the accompanying 2003 combined balance sheet.

        Certain minority owners are also tenants in the properties in which they have a minority ownership. Total rental revenues related to these minority owners is reflected as "Rental-related party" revenue in the accompanying combined statements of operations.

18.    Environmental Matters

        In 2002, the Company acquired one building with the knowledge that it contained asbestos. As a condition to closing, an escrow account was established to cover the cost of removing the asbestos in the case that any renovations were required to be made to the affected space. As of December 31, 2003 and 2002 the escrow account was $340,347 and is included in Restricted Cash in the accompanying combined balance sheets.

19.    Subsequent Events

Interest Rate Swaps

        On March 22, 2004, the Company entered into an interest rate swap agreements (the "Swaps") in a series of transactions designed to hedge against potential increases in the floating-rate interest in certain mortgage notes with a notional amount of $21.2 million. The Company will apply the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS Nos. 137 and 138, in accounting for the Swaps. SFAS 133 requires that changes in the Swap's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company determined the Swaps to be effective cash flow hedges and therefore, changes in the fair value of Swaps will be recorded in accumulated other comprehensive income, which is a component of owners' equity.

Sale of Properties

        On March 24, 2004, the New Bedford property was sold for $2.5 million in cash, resulting in net proceeds of $1.0 million and a gain of approximately $1.1 million.

        On March 1, 2004, the Bellaire property was sold for $3.3 million in cash, resulting in net proceeds of $0.6 million and a gain of approximately $1.5 million.

Properties Under Agreement

        The Company has entered into agreements to develop five additional medical office buildings, and to acquire one additional office building for an estimated purchase price of $2,700,000.

Report of Independent Certified Public Accountants On Schedule

To the Members of
The DASCO Companies, L.L.C.

        We have audited the combined financial statements of The DASCO Companies, L.L.C. as of December 31, 2003 and for the year ended, and have issued our report thereon dated May 10, 2004 (included elsewhere in this Form S-11). Our audit also included "Schedule III: Combined Real Estate and Accumulated Depreciation" as of December 31, 2003, for The DASCO Companies, L.L.C. included in the Form S-11. This schedule is the responsibility of management. Our responsibility is to express an opinion based on our audit.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therin.

                      /s/ Ernst & Young LLP

West Palm Beach, Florida
May 10, 2004

The DASCO Companies, L.L.C.
Schedule III
Combined Real Estate and Accumulated Depreciation

COL. A	COL. B	COL. C		COL. D		COL. E			COL. F	COL. G	COL. H	COL. I
				Cost Capitalized Subsequent to Acquisition
						Gross Amount at Which Carried at Close of Period
		Initial Cost to Company
					Carrying Costs at Close of Period							Life on Which Depreciation in Latest Income Statements Is Computed
Description	Encumbrances	Land	Buildings and Improvements	Buildings and Improvements		Land	Buildings and Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
DASCO	$—	$—	$196,499	$281,527	$348,457	$—	$478,026	$478,026	$129,569			40 years(1),(2),(3)
Lake Granbury Medical Center	4,306,668	—	2,778,993	983,012	3,477,385	—	3,762,005	3,762,005	284,620	15-Dec-01		40 years(1),(2),(3)
The Medical Offices at Central Mississippi Medical Center	6,193,867	—	3,202,055	1,598,515	4,534,916	—	4,800,570	4,800,570	265,654	10-Jan-02		40 years(1),(2),(3)
Burns Professional Building	1,847,000	—	854,166	602,750	1,364,853	—	1,456,916	1,456,916	92,063	25-Mar-02		40 years(1),(2),(3)
The Birth Place at Southwest General	9,400,000	509,268	2,336,831	5,709,841	7,643,571	509,268	8,046,672	8,555,940	403,101	28-May-02		40 years(1),(2),(3)
Heartland Regional Medical Office Building	6,291,250	40,460	4,055,645	2,458,797	6,192,981	40,460	6,514,442	6,554,902	321,461	15-Nov-02		40 years(1),(2),(3)
NASA Parkway Medical Office Building	5,233,594	—	5,620,353	179,973	5,725,494	—	5,800,326	5,800,326	74,832	27-Aug-03		40 years(1),(2),(3)
St. Joseph East Office Park	6,574,985	—	6,437,956	1,373,547	7,778,998	—	7,811,503	7,811,503	32,505	10-Nov-03		40 years(1),(2),(3)
Santa Rosa Medical Office Building	4,643,556	—	2,706,067	1,253,312	3,904,608	—	3,959,379	3,959,379	54,771	18-Jun-03		40 years(1),(2),(3)
River Oaks Professional Center	4,183,812	—	3,346,256	28,533	3,332,431	—	3,374,789	3,374,789	42,358	26-Jun-03		40 years(1),(2),(3)
Brentwood Medical Center	—	—	—	2,546,915	2,546,915	—	2,546,915	2,546,915	—	(4)		40 years(1),(2),(3)
Parker Adventist Professional Building	3,896,793	—	—	5,187,053	5,187,053	—	5,187,053	5,187,053	—	(4)		40 years(1),(2),(3)
Texarkana Professional Building	7,174,563	1,011,500	2,906,641	590,500	3,199,976	1,011,500	3,497,141	4,508,641	297,165		01-May-00	40 years(1),(2),(3)
Physician's East and Physicians West	2,800,000	—	2,012,768	62,317	1,911,367	—	2,075,085	2,075,085	163,718		30-Nov-00	40 years(1),(2),(3)
McDowell Mountain Medical	10,650,160	2,472,330	9,913,726	539,664	9,686,606	2,472,330	10,453,390	12,925,720	766,784		15-Jun-01	40 years(1),(2),(3)
630 N. Alvernon	6,050,767	646,200	5,798,843	211,922	5,697,857	646,200	6,010,765	6,656,965	312,908		20-Dec-01	40 years(1),(2),(3)
Baytown Plaza I and Plaza II	515,717	14,600	66,100	196,488	232,366	14,600	262,588	277,188	30,222		06-May-02	40 years(1),(2),(3)
The Orlando Portfolio	17,304,333	2,854,000	15,531,000	585,010	15,529,587	2,854,000	16,116,010	18,970,010	586,423		01-Aug-02	40 years(1),(2),(3)
St. Joseph's Medical Plaza	6,765,977	—	6,843,381	79,900	6,691,395	—	6,923,281	6,923,281	231,886		13-Sep-02	40 years(1),(2),(3)
Eagle Creek Medical Plaza	2,542,834	—	2,489,077	109,392	2,579,282	—	2,598,469	2,598,469	19,187		25-Sep-03	40 years(1),(2),(3)
Provena Portfolio	11,915,232	—	12,383,868	87,050	12,401,190	—	12,470,918	12,470,918	69,728		06-Oct-03	40 years(1),(2),(3)

TOTALS	$118,291,108	$7,548,358	$89,480,225	$24,666,018	$109,967,288	$7,548,358	$114,146,243	$121,694,601	$4,178,955

(1)
Estimated useful life for buildings.

(2)
Useful life for tenant improvements is the lesser of the useful life or the remaining lease term.

(3)
Useful lives for furniture, fixtures and equipment range from 3 to 7 years.

(4)
At December 31, 2003 this property was under construction.

Report of Independent Certified Public Accountants

The Members of

The DASCO Companies, L.L.C.

        We have audited the accompanying combined statements of revenues over certain operating expenses of the properties listed in Note 1 (the "Properties") for the nine months ended September 30, 2003 and for year ended December 31, 2002. These statements are the responsibility of Properties' management. Our responsibility is to express an opinion on these statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying combined statements of revenues over certain operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and are not intended to be a complete presentation of the Properties' revenues and expenses.

        In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the combined revenues and certain operating expenses described in Note 2 of the Properties for the nine months ended September 30, 2003 and for year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
West Palm Beach, Florida May 10, 2004

The Provena Properties

Combined Statements of Revenues Over Certain Operating Expenses

For the nine months ended September 30, 2003 and
for the year ended December 31, 2002

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Rental revenue	$1,811,924	$2,251,745
Expenses:
Other operating expenses	185,409	349,189
Real estate taxes	261,891	303,574
Utilities	82,146	113,983

Total expenses	529,446	766,746

Revenues over certain operating expenses	$1,282,478	$1,484,999

See accompanying notes to combined statements of revenues over certain operating expenses.

The Provena Properties

Notes to Combined Statements of Revenues Over Certain Operating Expenses

For the nine months ended September 30, 2003 and year ended December 31, 2002

1.    Description of Real Estate Properties Acquired and to be Acquired

        The DASCO Companies, L.L.C, (the "Company") was organized on August 31, 1999 for the purpose of developing, acquiring, re-developing, owning, managing and leasing medical office buildings throughout the United States. On October 6, 2003, the Company acquired Provena Mercy Professional Office Building, Elgin Medical Office Building I, and Elgin Medical Office Building II from Provena Properties, Inc. Total consideration for the acquisition was $13,113,972. The Company has a proposed transaction to purchase the Carpentersville property from Provena and the proposed transaction is expected to close in the first half of 2004.

        Aurora, Elgin I, Elgin II and Carpentersville are collectively referred to as "the Provena Properties."

2.    Basis of Accounting

        The accompanying combined statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired or real estate properties to be acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Provena Properties after their acquisition by the Company.

3.    Significant Accounting Policies

Rental Revenue

        Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of recognized rental income over amounts due pursuant to lease terms is recorded as straight-line rent receivable.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.    Future Minimum Rental Commitments

        Future minimum rental commitments for the years ended December 31 are as follows:

2004	$1,847,245
2005	1,826,260
2006	1,819,956
2007	776,456
2008	471,298
Thereafter	7,457,146

$14,198,361

                           Shares

DASCO Medical Properties Trust
Common Shares

PROSPECTUS
                         , 2004

LEHMAN BROTHERS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

        The following table itemizes the expenses incurred by the Company in connection with this offering. All amounts are estimated except for the SEC registration fee and the NASD Fee.

SEC registration fee		$20,272
NASD fee		16,500
New York Stock Exchange Listing Fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses (including legal fees)			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

Indemnification Insurance Costs (see Item 34)			*

*
To be completed by amendment.

Item 32. Sales to Special Parties

        None

Item 33. Recent Sales of Unregistered Securities

        Upon our formation, Malcolm S. Sina was issued 100 common shares for total consideration of $100 in cash in order to provide our initial capitalization. We will repurchase these shares at cost upon completion of this offering. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

        In connection with the formation transactions, units of limited partnership in our operating partnership and common shares of the Company will be issued to certain persons transferring interests in DASCO and the property-owning entities to our operating partnership in consideration of the transfer of such interests. All of such persons irrevocably committed to the transfer of such interests prior to the filing of this Registration Statement. The issuance of such units and shares will be effected in reliance upon an exemption from registration provided by Section 4(2) and the Securities Act.

Item 34. Indemnification of Directors and Officers

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

        Our declaration of trust provides that we (a) shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee, and (b) may indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former officer or any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former officer, partner, employee or agent of our company. We have the power, with the approval of our board of trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of our company in any of the capacities described in (a) or (b) above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Item 35. Treatment of Proceeds from Stock Being Registered

        None of the proceeds will be contributed to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

  (a)
  Financial Statements, all of which are included in the Prospectus:

  See Index to Financial Statements.

  (b)
  Exhibits

1.1*	Form of Underwriting Agreement
3.1*	Form of Amended and Restated Declaration of Trust of the Company
3.2*	Form of Amended and Restated Bylaws of the Company
5.1*	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
8.1*	Opinion of Hogan & Hartson L.L.P. regarding tax matters
10.1*	Form of Amended and Restated Agreement of Limited Partnership of DASCO Medical Properties L.P.

10.2*	Contribution Agreement, dated May 13, 2004 by and among DASCO Medical Properties L.P., LB DASCO LLC and certain of the Company's senior managers
10.3*	Form of Registration Rights Agreement, dated May 13, 2004, by and between the Company and LB DASCO LLC
10.4*	Form of Registration Rights Agreement, dated May 13, 2004, by and among the Company and the persons named therein.
10.5*	Form of Employment Agreement between the Company and certain of its senior managers
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 5.8)
24	Power of Attorney (included on signature page of the Registration Statement)

*
To be filed by amendment.

Item 37. Undertakings

        The Registrant hereby undertakes:

(1)
For purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(4)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palm Beach Gardens, State of Florida, on May 13, 2004.

DASCO MEDICAL PROPERTIES TRUST
By:	/s/ MALCOLM S. SINA Malcolm S. Sina Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Malcolm S. Sina and James V. Galgano, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JAMES R. HEISTAND James R. Heistand	Chairman of the Board of Trustees and Trustee	May 13, 2004
/s/ MALCOLM S. SINA Malcolm S. Sina	Chief Executive Officer (Principal Executive Officer) and Trustee	May 13, 2004
/s/ JAMES V. GALGANO James V. Galgano	President and Trustee	May 13, 2004
/s/ GREGORY R. MOXLEY Gregory R. Moxley	Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2004

EXHIBIT INDEX

Exhibit No.
1.1*	Form of Underwriting Agreement
3.1*	Form of Amended and Restated Declaration of Trust of the Company
3.2*	Form of Amended and Restated Bylaws of the Company
5.1*	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
8.1*	Opinion of Hogan & Hartson L.L.P. regarding tax matters
10.1*	Form of Amended and Restated Agreement of Limited Partnership of DASCO Medical Properties L.P.
10.2*	Contribution Agreement, dated May 13, 2004 by and among DASCO Medical Properties L.P., LB DASCO LLC and certain of the Company's senior managers
10.3*	Form of Registration Rights Agreement, dated May 13, 2004, by and between the Company and LB DASCO LLC
10.4*	Form of Registration Rights Agreement, dated May 13, 2004, by and among the Company and the persons named therein.
10.5*	Form of Employment Agreement between the Company and certain of its senior managers
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 5.8)
24	Power of Attorney (included on signature page of the Registration Statement)

*
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
OUR EXPECTED OWNERSHIP STRUCTURE
The Offering
SUMMARY SELECTED FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
DISTRIBUTION POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS AND PROPERTIES
MANAGEMENT
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STRUCTURE AND FORMATION OF OUR COMPANY
OUR EXPECTED OWNERSHIP STRUCTURE
STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SHARES
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
DASCO Medical Properties Trust Pro Forma Condensed Combined Financial Data (unaudited)
DASCO Medical Properties Trust Pro Forma Condensed Combined Balance Sheet December 31, 2003 (Unaudited)
DASCO Medical Properties Trust Notes To Pro Forma Condensed Combined Balance Sheet December 31, 2003 (Unaudited)
DASCO Medical Properties Trust Pro Forma Condensed Combined Statement Of Operations For the Year Ended December 31, 2003 (Unaudited)
DASCO Medical Properties Trust Notes to Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2003 (Unaudited)
Report of Independent Certified Public Accountants
DASCO Medical Properties Trust Balance Sheet As of March 8, 2004 (Inception)
DASCO Medical Properties Trust Notes to Balance Sheet March 8, 2004 (Inception)
Report of Independent Certified Public Accountants
The DASCO Companies, L.L.C. Predecessor to DASCO Medical Properties Trust Combined Balance Sheets As of December 31, 2003 and 2002
The DASCO Companies, L.L.C. Predecessor to DASCO Medical Properties Trust Combined Statements of Operations For the years ended December 31, 2003, 2002 and 2001
The DASCO Companies, L.L.C. Predecessor to DASCO Medical Properties Trust Combined Statements of Owners' Equity (Deficit) Years Ended December 31, 2003, 2002, and 2001
The DASCO Companies, L.L.C. Predecessor to DASCO Medical Properties Trust Combined Statements of Cash Flows Years Ended December 31, 2003, 2002, and 2001
The DASCO Companies, L.L.C. Predecessor to DASCO Medical Properties Trust Notes to Combined Financial Statements
Report of Independent Certified Public Accountants On Schedule
Report of Independent Certified Public Accountants
The Provena Properties Combined Statements of Revenues Over Certain Operating Expenses For the nine months ended September 30, 2003 and for the year ended December 31, 2002
The Provena Properties Notes to Combined Statements of Revenues Over Certain Operating Expenses For the nine months ended September 30, 2003 and year ended December 31, 2002
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX